Exhibit 10.3

$350,000,000

CREDIT AGREEMENT

among

CDRT MERGER SUB, INC.,
and
THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,

THE LENDERS
FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,
as an Issuing Lender, Swingline Lender, Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.
as an Issuing Lender,

BARCLAYS CAPITAL,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.,
RBC CAPITAL MARKETS, and
UBS SECURITIES LLC,
as Documentation Agents,

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS CAPITAL,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
RBC CAPITAL MARKETS, and
UBS SECURITIES LLC,
as Joint Lead Arrangers

and

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS CAPITAL,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
RBC CAPITAL MARKETS,
UBS SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

and

NATIXIS

as Joint Bookmanagers

dated as of May 25, 2011

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES

A	–	Commitments and Addresses
1.1(a)	–	Assumed Indebtedness
1.1(b)	–	Disposition of Certain Assets
1.1(c)	–	Existing Financing Leases
1.1(d)	–	Existing Letters of Credit
1.1(e)	–	Fiscal Periods
1.1(f)	–	Existing Investments
4.16	–	Part 1 - Related Corporation DDAs
4.16	–	Part 2 - Related Corporation Concentration Accounts
4.16	–	Part 3 - Loan Party DDAs
4.16	–	Part 4 - Loan Party Concentration Accounts
4.16	–	Part 5 - Restricted Bank Accounts
4.16	–	Part 6 — Loan Party DDAs not automatically swept at Closing
5.1	–	Financial Condition
5.2	–	Material Adverse Effect Disclosure
5.3	–	Good Standing Disclosure
5.4	–	Consents Required
5.6	–	Litigation
5.8	–	Real Property
5.9	–	Intellectual Property Claims
5.15	–	Subsidiaries
5.17	–	Environmental Matters
5.20	–	Insurance
7.2	–	Website Address for Electronic Financial Reporting
7.12	–	Post-Closing Collateral Requirements
8.11	–	Affiliate Transactions
8.13(d)	–	Closing Date Existing Indebtedness
8.14(b)	–	Existing Liens

EXHIBITS

A-1	–	Form of Revolving Credit Note
A-2	–	Form of Swingline Note
B	–	Form of Guarantee and Collateral Agreement
C	–	Form of Mortgage
D	–	Form of U.S. Tax Compliance Certificate
E	–	Form of Assignment and Acceptance
F	–	Form of Swingline Loan Participation Certificate
G	–	Form of Secretary’s Certificate
H	–	Form of Officer’s Certificate
I	–	Form of Solvency Certificate

v

(continued)

J	–	Form of L/C Request
K	–	Form of Borrowing Base Certificate
L	–	Form of Lender Joinder Agreement
M-1	–	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
M-2	–	Opinions of Richards, Layton & Finger, P.A., Special Delaware Counsel to Certain of the Loan Parties
M-3	–	Opinion of Brownstein Hyatt Farber Schreck, LLP, Special Nevada Counsel to Certain of the Loan Parties
M-4	–	Opinion of Greenberg Traurig LLP, Special Massachusetts, Connecticut and Pennsylvania Counsel to Certain of the Loan Parties
M-5	–	Opinion of Holme Roberts & Owen LLP, Special California and Colorado Counsel to Certain of the Loan Parties
M-6	–	Opinion of Stoel Rives LLP, Special Oregon Counsel to Certain of the Loan Parties
M-7	–	Opinion of Bryan Cave LLP, Special Arizona and Missouri Counsel to Certain of the Loan Parties
N	–	Form of Subsidiary Borrower Joinder
O	–	Form of ABL/Term Loan Intercreditor Agreement
P	–	Form of Junior Lien Intercreditor Agreement
Q	–	Form of Compliance Certificate
R	–	Form of Affiliated Lender Assignment and Assumption

CREDIT AGREEMENT, dated as of May 25, 2011, among CDRT Merger Sub, Inc. (“Merger Sub” and, at any time prior to the consummation of the Merger (as defined below), the “Parent Borrower”), a Delaware corporation that is to be merged with and into Emergency Medical Services Corporation (and as further defined in Subsection 1.1, the “Company” and, upon and at any time after the consummation of the Merger, the “Parent Borrower”), a Delaware corporation, the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as swingline lender (in such capacity, the “Swingline Lender”), as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below) and the Issuing Lenders, BANK OF AMERICA, N.A., as an issuing lender (in such capacity, an “Issuing Lender”), BARCLAYS CAPITAL,  the investment banking division of BARCLAYS BANK PLC, as Syndication Agent, BANK OF AMERICA, N.A., MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, and UBS SECURITIES LLC, as Documentation Agent and DEUTSCHE BANK SECURITIES INC., BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, the marketing name for the investment banking activities of ROYAL BANK OF CANADA, and UBS SECURITIES LLC, as Joint Lead Arrangers, and DEUTSCHE BANK SECURITIES INC.,  BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, the marketing name for the investment banking activities of ROYAL BANK OF CANADA, UBS SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC. and NATIXIS, as Joint Bookmanagers.

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Holdings;

WHEREAS, to fund a portion of the Merger consideration, it is intended that CD&R Fund VIII and certain other Permitted Holders will contribute an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Capital Stock (which cash will be contributed to the Parent Borrower in exchange for Capital Stock of the Parent Borrower) (such contribution, the “Equity Financing”), which when combined with the fair market value of the equity of management and existing shareholders of the Company being rolled over or invested (in an amount not to exceed $100,000,000) in connection with the Transactions (together with the Equity Financing, the “Equity Contribution”), shall be no less than 25.0% of the pro forma total capitalization of Holdings and its Subsidiaries after giving effect to the Transactions (the “Minimum Equity Amount”);

WHEREAS, to consummate the Transactions it is intended that the Parent Borrower will (A) enter into the Term Loan Facility to borrow (unless reduced in accordance with Subsection 6.1(b)) term loans in an aggregate principal amount of $1,440,000,000 and (B) issue senior unsecured notes in sales pursuant to Rule 144A and Regulation S under the Securities Act (the “Senior Notes Offering”), under the Senior Notes Indenture, generating (unless reduced in accordance with Subsection 6.1(b)) aggregate gross proceeds of up to $950,000,000, to finance a portion of the Transactions; and

WHEREAS, in order to (i) effect the Refinancing of Existing Debt and to finance a portion of the other Transactions, including the payments of fees and expenses relating thereto and (ii) finance the working capital, capital expenditures and other general corporate purposes of the Parent Borrower and its Subsidiaries following the consummation of the Merger, the Parent Borrower and the Subsidiary Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein.

Defined terms used in these Recitals and not previously defined are as defined below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“30-Day Excess Availability”:  the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the thirty (30) consecutive day period immediately preceding any Specified Transaction (calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) thirty (30) days.

“ABL Priority Collateral”:  as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL Term Loans”:  Incremental ABL Term Loans, Extended ABL Term Loans and Other ABL Term Loans.

“ABL/Term Loan Intercreditor Agreement”:  the intercreditor agreement, dated as of the date hereof, between the Collateral Agent and the Term Loan Agent (in its capacity as collateral agent under the Term Loan Documents), and acknowledged by certain of the Loan Parties in the form attached hereto as Exhibit O, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR”:  when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”:  Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Acceleration”:  as defined in Subsection 9.1(e).

“Account Debtor”:  each Person who is obligated on an Account, chattel paper or a General Intangible.

“Accounts”:  “accounts” as defined in the UCC (including any “health-care-insurance receivables” as defined in the UCC) and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts receivable created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Consideration”:  the purchase consideration for any acquisition and all other payments by the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of Holdings or any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the Fair Market Value thereof.

“Additional ABL Agent”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Assets”:  (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a business permitted by Subsection 8.9 (including any capital expenditures on any property or assets already so used); (c) the Capital Stock of a Person that is engaged in a business permitted by Subsection 8.9 and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”:  as defined in the ABL/Term Loan Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable.

“Additional Lender”:  as defined in Subsection 2.6(a).

“Additional Obligations”:  subordinated or senior Indebtedness (which Indebtedness may be (x) unsecured, (y) secured by a Lien ranking pari passu to the Lien securing the First Lien Term Obligations or (z) secured by a Lien ranking junior to the Lien securing the First Lien Term Obligations), including customary bridge financings, in each case issued or incurred by the Parent Borrower or a Guarantor in compliance with Subsection 8.13.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Term Loan Documents) issued or executed and delivered with respect to any Additional Obligations by any Loan Party.

“Additional Term Credit Facility”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Adjusted LIBOR Rate”:  with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected Eurodollar Rate”:  as defined in Subsection 4.7.

“Affected Loans”:  as defined in Subsection 4.9.

“Affiliate”:  as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Debt Fund”:  any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from the Sponsor and any Affiliate of the Sponsor that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and the Sponsor and any Affiliate of the Sponsor that is not primarily engaged in the investing activities described above, and (iii) neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

“Affiliated Lender”:  any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”:  as defined in Subsection 11.6(h)(i)(1).

“Agent Advance”:  as defined in Subsection 2.1(c).

“Agent Advance Period”:  as defined in Subsection 2.1(c).

“Agents”:  the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Lender Exposure”:  the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Aggregate Outstanding Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage, if any, of the Swingline Loans then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“AHYDO Payment”: a payment in respect of Indebtedness in an amount sufficient to ensure that such Indebtedness will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Alternate Base Rate”:  for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Amendment”:  as defined in Subsection 8.8(d).

“AMR Accounts Historical Collection Analysis”: the Parent Borrower’s analysis of write-offs and collectability of AMR Service Accounts by payor type consistent with the past practice of the Parent Borrower or otherwise in a form and level of detail reasonably acceptable to the Administrative Agent.

“AMR Business”: the provision of ambulance services to communities, government agencies, healthcare providers and insurers, other Persons and individuals and at sporting events, concerts and other events and of training services, dispatch services, management services and other services, including to communities, joint ventures and public safety agencies and other Persons and individuals, and other businesses of a similar type or reasonably related thereto and any business related thereto.

“AMR Other Accounts”:  all other Accounts relating to the AMR Business that are not AMR Service Accounts, including Accounts for ambulance services at sporting events and concerts, air ambulance services, services for public safety agencies, receivables for government subsidies and capitated contract receivables.

“AMR Self-Pay Accounts Collection Rate”: as of any date of determination, based on the applicable part of the most recent AMR Accounts Historical Collection Analysis (referred to by the Company as the “Closed Accounts Analysis”), a historical collection percentage in respect of Self-Pay Accounts that are Closed Accounts calculated as follows: the amount produced by dividing (i) the amount of total collections made on Closed Accounts that are Self-Pay Accounts during the eighteen (18) consecutive month period ending on the date that is one (1) month prior to the date of determination, in respect of Closed Accounts that are Self-Pay Accounts billed during the twelve (12) consecutive month period ending on the date that is seven (7) months prior to the date of determination by (ii) the aggregate amount billed in respect of Closed Accounts that are Self-Pay Accounts during the twelve (12) consecutive month period ending on the date that is seven (7) months prior to the date of determination, or a collection percentage calculated in another manner reasonably satisfactory to the Administrative Agent.

“AMR Service Accounts”:  all Accounts relating to the provision of 911 emergency and non-emergency ambulance and other services of the kind reported in the Parent Borrower’s accounts receivables financial reporting systems under the categories “AM2000”, “Non-AM2000” and “Unbilled Receivables” (or any successor categories in the current accounts receivables financial reporting systems of the Parent Borrower or any successor accounts receivables financial reporting system).

“AMR Service Eligible Accounts”:  those AMR Service Accounts created by a Loan Party in the ordinary course of business, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  AMR Service Eligible Accounts shall not include the following:

(a)           Excluded Accounts Receivable;

(b)           if applicable, an amount equal to the amount of any reductions made to the gross amount invoiced or to be invoiced to Account Debtors reflecting contractual allowances provided to Account Debtors in respect of Accounts that would otherwise be AMR Service Eligible Accounts;

(c)           Accounts that have not been billed by the date that is 30 days after the earlier of (i) the Service Date or (ii) the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(d)           billed Accounts that Account Debtors have failed to pay within one hundred and eighty (180) days after the original Service Date;

(e)           (i) Accounts that have been written off, (ii) Accounts that the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Borrower Representative or (iii) AMR Service Third Party Payor Accounts (that would otherwise be AMR Service Eligible Accounts) and Self-Pay Accounts (that would otherwise be AMR Service Eligible Accounts) up to an amount equal to the bad debt allowance applicable to such AMR Service Third Party Payor Accounts and such Self-Pay Accounts calculated in a manner consistent with the most recently completed field exam (but excluding from such calculation any AMR Service Third Party Payor Accounts and/or Self-Pay Accounts that Account Debtors have failed to pay within one hundred and eighty (180) days);

(f)            an amount equal to the amount of any unallocated cash or unapplied cash relating to AMR Service Accounts that has not been applied to or posted to any AMR Service Account;

(g)           an amount equal to (i) the aggregate amount of Self-Pay Accounts (that would otherwise be AMR Service Eligible Accounts but ignoring for this purpose clause (e) above and this clause (g)) minus (ii) the product of the amount calculated in clause (i) multiplied by the most recent AMR Self-Pay Accounts Collection Rate, provided that the amount of Self-Pay Accounts that are included as AMR Service Eligible Accounts, when aggregated with the amount of Self-Pay Accounts that are included as EmCare General Adjusted Eligible Accounts, does not at any time exceed ten percent (10%) of the Borrowing Base (calculated for this purpose excluding the amount of any Self-Pay Accounts that would otherwise be included in the calculation thereof);

(h)           Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party, in each case, other than Accounts arising from the provision of medical care, including ambulance services, delivered in the ordinary course of business; provided that Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (h);

(i)            Accounts that are not payable in Dollars;

(j)            Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor;

(k)           Accounts with respect to which the applicable Loan Party’s right to receive payment is deferred or otherwise is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice), provided that any such Accounts shall be included as AMR Service Eligible Accounts once the related services have been rendered or all conditions have been met and such Accounts are otherwise not excluded under clauses (a) to (u) of this definition;

(l)            Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States, (B) maintains its Chief Executive Office in the United States, or (C) is organized under the laws of the United States or any state, territory or subdivision thereof; (ii) the Account Debtor is a Third Party Payor (excluding for this purpose Government Accounts), or (iii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(m)          Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(n)           Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of (i) Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727) and (ii) Government Accounts, to the extent that these would otherwise be AMR Service Eligible Accounts);

(o)           (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party, and such Account Debtor has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) Accounts that comprise service charges or finance charges, or (iv) Accounts with respect to which the applicable Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(p)           Accounts that are not owned by a Loan Party;

(q)           Accounts which have been redated or extended (provided that this shall not apply to any Accounts that have been re-categorized from one payor type to another payor type in the ordinary course of business);

(r)            Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (provided that in no event shall any Excluded Assets be deemed to be AMR Service Eligible Accounts hereunder));

(s)           Accounts that exceed the amount such Loan Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to such Loan Party’s usual charges (to the extent of such excess);

(t)            Accounts with respect to which the services giving rise to such Account have not yet been performed;

(u)           Accounts that were acquired or originated by a Person acquired in a Permitted Acquisition consisting either of (x) receivables of a type substantially different from those in the Borrowing Base at such time, or (y) receivables of a type substantially similar to those in the Borrowing Base at such time, provided that in the case of clause (y) only, such Accounts with an aggregate net book value in an amount not exceeding 10% of the aggregate Borrowing Base at the time of such Permitted Acquisition shall not be excluded, provided, further, that this clause (u) shall cease to exclude any Accounts of the type listed under clause (x) or (y) above at the time the Parent Borrower delivers to the Administrative Agent a field exam in form and substance reasonably satisfactory to the Administrative Agent prepared by a third party field examiner reasonably satisfactory to the Administrative Agent with respect to such acquired Accounts, or such field exam requirement is waived by the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than ten (10) Business Days’ prior notice to the Parent Borrower, change the criteria for AMR Service Eligible Accounts as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, AMR Service Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Accounts of the Loan Parties that are not AMR Service Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“AMR Service Third Party Payor Accounts”: AMR Service Accounts with respect to which the Account Debtor is a Third Party Payor.

“Applicable Commitment Fee Rate”:  with respect to commitment fees payable hereunder, (a) initially a percentage per annum equal to 0.500% and (b) from and after the date that is three (3) months after the Closing Date, a rate per annum equal to the rate set forth below opposite the applicable Average Daily Used Percentage:

Level	Average Daily Used Percentage	Commitment Fee Rate

I	< 50%	0.500%

II	> 50%	0.375%

“Applicable Margin”:  a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability:

	Average Daily	Applicable Margin
Level	Excess Availability	Base Rate	Adjusted LIBOR

I	Less than or equal to 33%	1.75%	2.75%

II	Greater than 33% but less than or equal to 66%	1.50%	2.50%

III	Greater than 66%	1.25%	2.25%

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(f) indicating such change until the date immediately preceding the next date of delivery of such Borrowing Base Certificate indicating another such change.  Notwithstanding the foregoing, Average Daily Excess Availability (i) shall be deemed to be in Level II from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(f) for the Fiscal Period ended at least three (3) months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Parent Borrower has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“A/R Availability Aged < 180 Days”: 85% of the following amount: the sum of (i) the aggregate amount of AMR Service Eligible Accounts, plus (ii) the aggregate EmCare General Adjusted Eligible Accounts, plus (iii) the aggregate amount of Other Eligible Accounts.

“A/R Availability Aged 180—360 Days”: 85% of the following amount: the sum of (i) the aggregate amount of Accounts that would otherwise be AMR Service Eligible Accounts that Account Debtors have failed to pay within one hundred and eighty (180) days after the original Service Date but which are not unpaid more than three hundred and sixty (360) days after the original Service Date, plus (ii) the following amount: (A) (i) an amount equal to the aggregate amount of Accounts that would otherwise be EmCare General Eligible Accounts that Account Debtors have failed to pay within one hundred and eighty (180) days after the original Service Date but which are not unpaid more than three hundred and sixty (360) days after the original Service Date multiplied by (ii) the most recent EmCare Projected Collection Rate for 180-360 Days, minus (B) an amount equal to the sum of (i) any unreconciled differences plus (ii) an amount equal to the product of (x) unapplied cash relating to such EmCare General Accounts that have not been applied to, or posted to, any such EmCare General Accounts multiplied by (y) the Cash Eligible Account Rate applicable to such EmCare General Eligible Accounts.

“Asset Sale”:  any sale, issuance, conveyance, transfer, lease or other disposition, (a “Disposition”), by the Parent Borrower or any other Loan Party in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Borrower or any of its Restricted Subsidiaries, other than:

(a)           the sale or other Disposition of obsolete, worn-out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

(c)           the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d)           as permitted by Subsection 8.2(b) or pursuant to any Exempt Sale and Leaseback Transaction;

(e)           subject to any applicable limitations set forth in Subsection 8.2, Dispositions of any assets or property by the Parent Borrower or any of its Restricted Subsidiaries to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower;

(f)            (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent

Borrower and its Restricted Subsidiaries taken as a whole and (ii) licensing of Intellectual Property in the ordinary course of business;

(g)           any Disposition by the Parent Borrower or any of its Restricted Subsidiaries for aggregate consideration not to exceed $25,000,000;

(h)           any Disposition set forth on Schedule 1.1(b);

(i)            any Minority Business Disposition or Minority Business Offering; provided that at the time of any such Minority Business Disposition or Minority Business Offering (x) the Payment Condition is satisfied and (y) no Specified Default exists or would arise therefrom; and

(j)            any disposition arising from foreclosure or similar action with respect to any property or assets subject to a Municipal Contract Lien.

“Assignee”:  as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Assumed Indebtedness”:  Indebtedness for borrowed money of the Parent Borrower and its Restricted Subsidiaries outstanding on the Closing Date and disclosed on Schedule 1.1(a).

“Auto-Renewal L/C”:  as defined in Subsection 3.1(c).

“Availability”:  the lesser of (x) the total Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages), (a) any Cash Management Reserve, (b) any Designated Hedging Reserve, (c) any Dilution Reserve, and (d) such reserves, subject to Subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (i) the value, or the collectability in the ordinary course of business, of Eligible Accounts (including, without limitation, on account of bad debts, dilution and changes in “historical collection percentages” or “projected collection percentages” applied to Eligible Accounts by payor type, as applicable) or the value (based on cost and quantity) of Eligible Inventory, or (ii) the enforceability or priority of the Lien on the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Excluded Contribution Amount Basket”:  as of any date, the excess, if any, of (a) the Net Proceeds from Excluded Contributions received by the Parent Borrower as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, cash consideration for acquisitions made pursuant to clause (c)(ii)(y) of the definition of “Permitted Acquisitions” a Restricted Payment made pursuant to Subsection 8.3(f) or (g) or any payments, prepayments, repurchases or redemptions of Restricted Indebtedness made pursuant to Subsection 8.6(a).

“Available Incremental Amount”:  at any time, without duplication, an amount equal to the sum produced by calculating the difference between (a) the sum of (x) the Commitments plus (y) the sum of the aggregate principal amount of all Incremental ABL Term Loans made plus all Incremental Revolving Commitments established in each case prior to such date pursuant to Subsection 2.6 and (b) $550,000,000; provided that the sum of (x) plus (y) may not at any time exceed $550,000,000.

“Average Daily Excess Availability”:  for any period, the percentage derived by dividing (a) the sum of the aggregate amount of Excess Availability for each day during such period by (b) the number of days in such period.

“Average Daily Used Percentage”:  for any Fiscal Quarter, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Loans (other than the principal balance of any Swingline Loans) during such Fiscal Quarter plus (y) the average daily undrawn amount of all outstanding Letters of Credit by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Bank Products Affiliate”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Bank Products Agreement”:  any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”:  for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Benefited Lender”:  as defined in Subsection 11.7(a).

“Blocked Account”:  as defined in Subsection 4.16(b)(iv).

“Blocked Account Agreement”:  as defined in Subsection 4.16(b)(iv).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower Representative”: means the Parent Borrower in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.

“Borrowers”:  as defined in the Preamble hereto.

“Borrowing”:  the borrowing of one Type of Loan of a single Tranche by the Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period.

“Borrowing Base”:  as of any date of determination, shall equal the sum of:

(a)           85% of the amount of AMR Service Eligible Accounts; plus

(b)           85% of the amount of EmCare General Adjusted Eligible Accounts; plus

(c)           85% of the amount of Other Eligible Accounts; plus

(d)           the lesser of:

(i)                                     A/R Availability Aged 180-360 Days; and

(ii)                                  5% of A/R Availability Aged < 180 days; plus

(e)           the lesser of:

(i)                                     50% of the Eligible Inventory of the Loan Parties, valued at the lower of (x) cost, calculated on a first-in, first-out basis, and (y) fair market value; and

(ii)                                  5% of A/R Availability Aged < 180 Days; minus

(f)            the amount of all Availability Reserves; minus

(g)           the outstanding principal amount of any ABL Term Loans.

“Borrowing Base Certificate”:  as defined in Subsection 7.2(f).

“Borrowing Date”:  any Business Day specified in a notice pursuant to Subsections 2.2, 2.4, or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Business Development Amount”:  an amount at any time not exceeding $5,000,000 (or a greater amount, as agreed by the Administrative Agent in its reasonable discretion), the application of which shall apply solely for the purpose of developing or retaining business by any Loan Party or Related Corporation with respect to demonstration of financial condition.

“Capital Expenditures”:  with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of (i) expenditures made for Permitted Investments (ii) expenditures made for acquisitions permitted by Subsection 8.4), (iii) interest capitalized during such period to the extent relating to Capital Expenditures or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Restricted Subsidiaries) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Stock”:  as to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof), including EMCA Insurance Company Ltd.

“Cash Analysis”: the Parent Borrower’s analysis of historical unallocated and unapplied cash allocation applicable to (a) EmCare General Eligible Accounts versus EmCare General Accounts and/or (b) Other Eligible Accounts that are EmCare Other Accounts versus EmCare Other Accounts, in each case in a form, substance, level of detail and historical time period reasonably satisfactory to the Administrative Agent.

“Cash Eligible Account Rate”: as of any date of determination the number determined by dividing (a) the historical unallocated and unapplied cash amount that is attributable to an EmCare General Eligible Account or, as the case may be, an Other Eligible Account that is an EmCare Other Account by (b) the historical unallocated and unapplied cash amount that is attributable to the corresponding EmCare General Account or EmCare Other Account, as the case may be, in each case as determined by the Parent Borrower in a Cash

Analysis, provided that if a Cash Analysis has not been agreed with the Administrative Agent, the Cash Eligible Account Rate shall be deemed to be 1.

“Cash Equivalents”:  any of the following: (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors of the Parent Borrower, and (g) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“Cash Management Arrangements”:  any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.

“Cash Management Party”: any Bank Products Affiliate party to a Bank Products Agreement.

“Cash Management Reserves”:  such reserves as the Administrative Agent determines in its Permitted Discretion as being appropriate to reflect the then reasonably anticipated monetary obligations of the Loan Parties under any Designated Cash Management Agreements owing to any Cash Management Party. Such anticipated monetary obligations shall be the amount calculated by the relevant Cash Management Party and provided to the Administrative Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor (a) on or prior to the date on which the applicable Bank Products Agreement is designated as a Designated Cash Management Agreement and (b) thereafter promptly (but in any case not later than three (3) Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Parent Borrower, as applicable.

“CD&R”:  Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Fund VIII”:  Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.

“CD&R Indemnification Agreement”:  the Indemnification Agreement to be dated as of the Closing Date among CDRT Parent, the Company, CD&R Fund VIII, CD&R EMS Co-Investor, L.P., a Cayman Islands exempted limited partnership, CD&R Advisor Fund VIII Co-Investor, L.P., a Cayman Islands exempted limited partnership, CD&R Friends and Family Fund VIII, L.P., a Cayman Islands exempted partnership and CD&R as amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investors”:  collectively, (i) CD&R Fund VIII, (ii) CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iii) CD&R Advisor Fund VIII Co-Investor, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iv) CD&R EMS Co-Investor, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, and (v) any Affiliate of any CD&R Investor identified in clause (i) through (iv) of this definition.

“CDRT Parent”:  CDRT Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“CHAMPVA”: collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. § 1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. § 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account”: an Account payable pursuant to CHAMPVA.

“Change in Law”:  as defined in Subsection 4.11(a).

“Change of Control”:  (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of Holdings and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a

Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of Holdings; or (b) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of Holdings; or (c) Holdings shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any Successor Borrower); or (d) a “Change of Control” as defined in the Term Loan Credit Agreement or the Senior Notes Indenture (or any indenture or agreement governing refinancing Indebtedness in respect of the Senior Notes, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $50,000,000).  Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Claim”:  as defined in Subsection 11.6(h)(iv).

“Closed Accounts”: Accounts in relation to which the relevant Loan Party has fully closed and settled all amounts owing in respect of such Account and the remaining balance owing in respect of such Account is zero, either through payment and/or write-off.

“Closing Date”:  the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Closing Date Existing Indebtedness”:  as defined in Subsection 8.13(d).

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Commercial L/C”:  as defined in Subsection 3.1(b).

“Commitment”:  as to any Lender, the commitment, if any, of such Lender to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.  The original amount of the aggregate Commitments of the Lenders is $350,000,000.

“Commitment Letter”:  the Commitment Letter (including the annexes and exhibits thereto) dated as of February 13, 2011, as amended by the letter agreement dated as of February 25, 2011, as further amended by the letter agreement dated as of March 7, 2011, and as further amended by the letter agreement dated as of March 25, 2011, among Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS Loan Finance LLC, UBS Securities LLC, Citigroup Global Markets Inc., Natixis and Merger Sub.

“Commitment Percentage”:  of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the

Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that for purposes of Subsection 4.15(d) and (e), “Commitment Percentage” shall mean the percentage of the total Commitments (disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment; provided, further, that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Committed Lenders”:  Deutsche Bank AG New York Branch, Barclays Bank PLC, Bank of America, N.A., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS Loan Finance LLC, Citibank, N.A. and Natixis.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Company”:  Emergency Medical Services Corporation, a Delaware corporation, and any successor in interest thereto.

“Company Material Adverse Effect”:  as defined in Subsection 6.1(o).

“Compliance Certificate”:  as defined in Subsection 7.2(b).

“Compliance Period”:  any period commencing upon any determination by the Administrative Agent that Specified Availability on any day is less than the greater of (x) 12.5% of Availability at such time and (y) the Excess Availability Floor; provided that the Administrative Agent has notified the Borrower Representative thereof.  The Compliance Period shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for thirty (30) consecutive days Specified Availability exceeds the greater of (x) 12.5% of Availability at such time and (y) the Excess Availability Floor at such time, in which event a Compliance Period shall no longer be deemed to be continuing.

“Concentration Account”: any Loan Party Concentration Account and/or any Related Corporation Concentration Account, as the context requires.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on

request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Healthcare Information”:  as defined in Subsection 7.6(c).

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum dated April 4, 2011, and furnished to the Lenders.

“Consolidated Fixed Charge Coverage Ratio”:  (a) as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four (4) full Fiscal Quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to clause (h) of Subsection 8.3.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period or portion of a period of four (4) Fiscal Quarters ending on or prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by reference to the actual amount of Consolidated Interest Expense as disclosed in the financial statements delivered pursuant to Subsection 7.1(a) or 7.1(b) and/or compliance certificates delivered pursuant to Subsection 7.2(b) for the period from the Closing Date to the last day of the relevant Fiscal Quarter at the end of the applicable test period divided by the number of days from the Closing Date to the last day of such Fiscal Quarter and multiplied by 365 and, provided, further, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period prior to delivery of financial statements pursuant to Subsection

7.1(b) for the first Fiscal Quarter following the Closing Date, Consolidated Interest Expenses shall be as determined by the Parent Borrower in good faith and certified to the Administrative Agent in a form reasonably acceptable to the Administrative Agent.

“Consolidated Net Income”:  for any period, net income of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”:  as of any date of determination, the total assets of the Parent Borrower and its Restricted Subsidiaries as at the last day of the Most Recent Four Quarter Period, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness, any Investment or any acquisition pursuant to Subsection 8.4, on a Pro Forma Basis, including any property or assets being acquired in connection therewith).

“Continuing Directors”:  the directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Concentration Account”:  as defined in Subsection 4.16(f).

“Credit Agreement Refinancing Indebtedness”:  any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing ABL Term Loans, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a)           such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swingline Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding ABL Term Loans, outstanding Revolving Credit Loans, or reduction of Commitments in respect of the Revolving Credit Facility being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and

(b)           such Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i)            be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the Security Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Parent Borrower in good faith (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Parent Borrower and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

(ii)           be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),

(iii)          not mature or have scheduled amortization or payments of principal sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv)          only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized the Collateral Agent to act as their Agent to take any action with respect to any applicable

Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents,

(v)           rank pari passu in right of payment and of security with the Obligations hereunder (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other ABL Term Loans and Other Revolving Credit Loans (other than in respect of the FILO Tranche) shall be made on a pro rata basis,

(vi)          be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt, and

(vii)         not refinance the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated.

“Cure Amount”:  as defined in Subsection 9.3(a).

“Customary Permitted Liens”:  (a) Liens for taxes, assessments and similar charges that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)           Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)           deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)           encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)           encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)            financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)           Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(h)           Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within thirty (30) days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within thirty (30) days after the expiration of any such stay;

(i)            Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired; and

(j)            Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods.

“DDA”: any Loan Party DDA and/or any Related Corporation DDA, as the context requires.

“Debt Financing”:  the debt financing transactions contemplated under (a) the Loan Documents, (b) the Term Loan Documents and (c) the Senior Notes Debt Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Debt Obligations”: means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Debt Service Charges”:  for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing

Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”:  any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”:  as defined in Subsection 9.1(e).

“Defaulting Lender”:  any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Cash Management Agreements”:  Bank Products Agreements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to (A) the Security Documents (but only to the extent any such Bank Products Agreement secured under a Security Document has also been designated as a Designated Cash Management Agreement in accordance with clause (ii) hereof), or (B) the ABL/Term Loan Intercreditor Agreement or (C) another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and (ii) designated as a “Designated Cash Management Agreement” as contemplated by Subsection 11.22.

“Designated Hedging Agreements”:  Interest Rate Protection Agreements, Hedging Agreements or other Permitted Hedging Arrangements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to (A) the Security Documents, or (B) the ABL/Term Loan Intercreditor Agreement or (C) another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent and (ii) designated as a “Designated Hedging Agreement” to the Administrative Agent as contemplated by Subsection 11.22.

“Designated Hedging Reserves”:  such reserves as the Administrative Agent determines in its Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements as provided by the applicable Hedging Party from time to time in accordance with the succeeding requirements.  Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation.  The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated by such Hedging Party (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements, provided that the Parent Borrower (i) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent a copy of the master netting agreement.  The Hedging Party, in calculating the positive aggregate MTM value to such Hedging Party, shall take into account the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral), provided that the Parent Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent.  For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves.  The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor (i) on or prior to the date on which the applicable Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement is designated as a Designated Hedging Agreement and (ii) thereafter promptly (but in any case not later than three (3) Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Parent Borrower, as applicable, for such MTM value.  Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Parent Borrower may, within three (3) Business Days of such receipt, notify the Administrative Agent that the Parent Borrower does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below.  In the event the Parent Borrower does not provide such notice to the Administrative Agent, the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.  Prior to any Hedging Party providing the MTM value of an Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement, the applicable Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement will not be designated as a Designated Hedging Agreement for the purposes of this Agreement, until such time as an MTM value is provided by such Hedging Party or an alternative value is provided by the Parent Borrower pursuant to a Dealer Polling. The Parent Borrower may commence a Dealer Polling (i) at any time if a Hedging Party fails to provide an MTM value or (ii) within three (3) Business Days of the receipt by the Administrative Agent of an MTM value provided by a Hedging Party.  In the case of the immediately preceding sub-clause (ii), until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party shall be used for purposes of calculating the Designated Hedging Reserves.  If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves provided that the Parent Borrower may disagree with such new MTM value and commence a new Dealer Polling in accordance with these provisions.  A “Dealer Polling” for purposes hereof is a procedure by which the Parent Borrower seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement.  In seeking such quotations, the Parent Borrower shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation.  The Parent Borrower shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent and the relevant Hedging Party.  Upon notification and delivery by the Parent Borrower to the Administrative Agent of (A) the details and results of any such mid-market quotations from such other dealers attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained, and (B) a certificate showing the amount determined by calculating either (i) the arithmetic average of the valuation provided by the relevant Hedging Party and the valuations provided by each of such other dealers in the event the Parent Borrower did not agree with the valuation provided by such Hedging Party or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party has not provided its valuation (in either case, including reasonable details of such calculation), the Administrative Agent shall adjust the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained to equal the amount provided by the Parent Borrower in preceding clause (B).  In the event that (x) the Parent Borrower commenced the Dealer Polling but no third party dealer has provided any quotation within seven (7) Business Days from the date on which the Parent Borrower notified the Administrative Agent of the commencement of the Dealer Polling, or (y) the Parent Borrower has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent based on the previous MTM value provided by the relevant Hedging Party.

“Designated Noncash Consideration”:  the Fair Market Value of noncash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation.

“Designation Date”:  as defined in Subsection 2.8(e).

“Dilution”: as of any date of determination, as to Accounts that are Other Eligible Accounts if applicable, a percentage, based upon the experience of the immediately prior twelve (12) consecutive months, that is the result of dividing the U.S. Dollar amount of (a) bad debt write-downs, discounts, contract allowances, credits, volume or other rebates, returns or chargebacks with respect to such Accounts during such period, by (b) billings with respect to such Other Eligible Accounts in each case without duplication of any exclusion from the definition of “Other Eligible Accounts” during such twelve (12) month period.

“Dilution Reserve”: as of any date of determination, as to Accounts that are Other Eligible Accounts, an amount equal to the product of (a) the amount (if positive), expressed as a percentage, by which Dilution of such Accounts exceeds 5.00% and (b) the aggregate Accounts that are Other Eligible Accounts.

“Disinterested Director”:  as defined in Subsection 8.11.

“Disposition”:  as defined in the definition of the term “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”:  with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale), in whole or in part, in each case on or prior to the Termination Date, provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”:  (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any affiliate of such competitor designated in writing by the Borrower Representative or CD&R to the Administrative Agent from time to time and (ii) any Persons designated in writing by the Borrower Representative or CD&R to the Administrative Agent prior to February 13, 2011.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Dominion Event”:  a period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability, expressed as a percentage, has been less than the greater of (i) 12.5% of Availability at such time and (ii) the Excess Availability Floor, in the case of each of (x) and (y), for a period of five (5) consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability, expressed as a percentage, shall have been not less than the greater of (i) 12.5% of Availability and (ii) the Excess Availability Floor at any time, in each case for twenty-one (21) consecutive calendar days; provided that a Dominion Event may not be cured as contemplated by this sentence more than three (3) times in any four (4) Fiscal Quarter period.

“EBITDA”:  for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:  (A) Consolidated Interest Expense, (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense, (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of Capital Stock of Holdings or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its Restricted Subsidiaries by the entity accounted for by the equity method of accounting), (J) the amount of any non-cash loss or gain attributable to non-controlling interests, (K) the cumulative effect of a change in accounting principles, (L) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (M) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary, and (N) fees paid to CD&R or any of its Affiliates for the rendering of management consulting or financial advisory services for compensation and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of Subsection 8.3 (in each case, unless and to the extent (x) the amount paid with such dividends by Holdings or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 12 months after the Closing Date, or 12 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that such cost savings are reasonably identifiable and factually supportable and in an aggregate amount not to exceed $30,000,000 in any period of four (4) Fiscal Quarters, plus (c) only with respect to determining compliance with Subsection 8.1 hereof, any Specified Equity Contribution.

“Eligible Accounts”:  all AMR Service Eligible Accounts, all EmCare General Eligible Accounts and all Other Eligible Accounts, or each one of them as the context may require.

“Eligible Inventory”:  all Inventory of the Loan Parties relating to the AMR Business, except for any Inventory:

(a)           that is damaged or unfit for use in the AMR Business or unfit for re-sale or return for credit;

(b)           that is not of a type used by any Loan Party in the AMR Business in the ordinary course as is being conducted by each such party;

(c)           that is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d)           that is not owned by any Loan Party;

(e)           that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(f)            that consists of Materials of Environmental Concern that can be transported and used in the rendition of services or sold in connection with the AMR Business only with licenses that are not readily available;

(g)           that is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent; or

(h)           that is located outside the United States of America.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than ten (10) Business Days’ prior notice to the Parent Borrower, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Inventory of the Loan Parties that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“EmCare Business”: (a) the provision of outsourced facility-based physician services to healthcare facilities in the United States in respect of emergency department, anesthesiology, hospitalist/inpatient, radiology and teleradiology staffing and other businesses of a similar type or reasonably related thereto and any business related thereto and (b) the provision of billing and collection, recruiting, risk management and other management services to third parties (other than Related Corporations) in the United States and other businesses of a similar type or reasonably related thereto and any business related thereto.

“EmCare General Accounts”:  all Accounts relating to paragraph (a) of the EmCare Business.

“EmCare General Adjusted Eligible Accounts”: an amount equal to:

(a)           the product of (i) the aggregate amount of EmCare General Eligible Accounts multiplied by (ii) the most recent EmCare Projected Collection Rate for 0-180 Days; minus

(b)           the sum of (i) any unreconciled differences plus (ii) an amount equal to the product of (x) unapplied cash relating to EmCare General Accounts that has not been applied to, or posted to, any EmCare General Account multiplied by (y) the Cash Eligible Account Rate applicable to EmCare General Eligible Accounts, provided that the amount of Self-Pay Accounts that are included as EmCare General Adjusted Eligible Accounts, when aggregated with the amount of Self-Pay Accounts that are included as AMR Service Eligible Accounts, does not at any time exceed ten percent (10%) of the Borrowing Base (calculated for this purpose excluding the amount of any Self-Pay Accounts that would otherwise be included in the calculation thereof).

“EmCare General Eligible Accounts”:  those EmCare General Accounts created by a Loan Party or a Related Corporation in the ordinary course of their business, which Accounts comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  EmCare General Eligible Accounts shall not include the following:

(a)           [Reserved];

(b)           if applicable, an amount equal to the amount of any reductions made to the gross amount invoiced or to be invoiced to Account Debtors reflecting contractual allowances provided to Account Debtors in respect of Accounts that would otherwise be EmCare General Eligible Accounts;

(c)           Accounts that have not been billed by the date that is 30 days after the earlier of (i) the Service Date or (ii) the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(d)           billed Accounts that Account Debtors have failed to pay within one hundred and eighty (180) days after the original Service Date;

(e)           (i) Accounts that have been written off, or (ii) Accounts that the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Borrower Representative;

(f)            Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or Related Corporation or (ii) an employee or agent of any Loan Party or Related Corporation or any Affiliate of such Loan Party or Related Corporation, in each case, other than Accounts arising from the provision of medical care delivered in the ordinary course of business;  provided that Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (f);

(g)           Accounts that are not payable in Dollars;

(h)           Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Related Corporation or a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor;

(i)            Accounts with respect to which the applicable Related Corporation’s or Loan Party’s right to receive payment is deferred or otherwise is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice), provided that any such Accounts shall be included as EmCare General Eligible Accounts once the related services have been rendered or all conditions have been met and such Accounts are otherwise not excluded under clauses (a) to (s) of this definition;

(j)            Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States, (B) maintains its Chief Executive Office in the United States, or (C) is organized under the laws of the United States or any state, territory or subdivision thereof; (ii) the Account Debtor is a Third Party Payor (excluding for this purpose Government Accounts), or (iii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(k)           Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(l)            Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of (i) Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727) and (ii) Government Accounts, to the extent that these would otherwise be EmCare General Eligible Accounts);

(m)          (i) Accounts with respect to which the Account Debtor is a creditor of any Related Corporation or Loan Party, and such Account Debtor has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) Accounts that comprise service charges or finance charges, or (iv) Accounts with respect to which the applicable Related Corporation or a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(n)           Accounts that are not owned by a Related Corporation or a Loan Party;

(o)           Accounts which have been redated or extended (provided that this shall not apply to any Accounts that have been re-categorized from one payor type to another payor type in the ordinary course of business);

(p)           (i) with respect to EmCare General Eligible Accounts that are created by a Related Corporation, Accounts that are subject to any Lien in favor of another Person (provided that (x) in no event shall any Excluded Assets be deemed to be EmCare General Eligible Accounts hereunder and (y) this exclusion shall not apply in respect of Liens permitted, mutatis mutandis, pursuant to Subsections 8.14(a), 8.14(c), 8.14(e) (to the extent that the Liens on such Accounts are at least as subordinated to the Liens thereon securing the Obligations as the Liens securing the Term Loan Facility Obligations under the ABL/Term Loan Intercreditor Agreement), 8.14(h), 8.14(q) or 8.14(s)) and (ii) with respect to EmCare General Eligible Accounts that are created by a Loan Party, Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security

Document (as and to the extent provided therein (provided that in no event shall any Excluded Assets be deemed to be EmCare General Eligible Accounts hereunder));

(q)           Accounts that exceed the amount such Related Corporation or Loan Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to such Loan Party’s usual charges (to the extent of such excess);

(r)            Accounts with respect to which the services giving rise to such Account have not yet been performed; or

(s)           Accounts that were acquired or originated by a Person acquired in a Permitted Acquisition consisting either of (x) receivables of a type substantially different from those in the Borrowing Base at such time, or (y) receivables of a type substantially similar to those in the Borrowing Base at such time, provided that in the case of clause (y) only, such Accounts with an aggregate net book value in an amount not exceeding 10% of the aggregate Borrowing Base at the time of such Permitted Acquisition shall not be excluded, provided, further, that this clause (u) shall cease to exclude any Accounts of the type listed under clause (x) or (y) above at the time the Parent Borrower delivers to the Administrative Agent a field exam in form and substance reasonably satisfactory to the Administrative Agent prepared by a third party field examiner reasonably satisfactory to the Administrative Agent with respect to such acquired Accounts, or such field exam requirement is waived by the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than ten (10) Business Days’ prior notice to the Parent Borrower, change the criteria for EmCare General Eligible Accounts as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, EmCare General Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Accounts of the Loan Parties that are not EmCare General Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“EmCare Hospital Accounts”:  all Accounts that are subsidies payable in respect of EmCare Business services provided to healthcare facilities and reported in the Parent Borrower’s accounts receivables financial reporting systems under the category “Hospital” (or any successor category in the current accounts receivables financial reporting systems of the Parent Borrower or any successor accounts receivables financial reporting system).

“EmCare Other Accounts”:  all Accounts relating to paragraph (b) of the definition of EmCare Business.

“EmCare Projected Collection Analysis”: the Parent Borrower’s analysis of write-offs and projected collectability of EmCare General Accounts by payor type consistent with the past practice of the Parent Borrower or otherwise in a form and level of detail reasonably acceptable to the Administrative Agent.

“EmCare Projected Collection Rate for 0-180 Days”: as of any date of determination, based on the most recent EmCare Projected Collection Analysis, a projected collection percentage calculated as follows: the percentage produced by dividing (A) the following amount: (i) the amount produced by multiplying (x) the projected “cash per visit” amount which the Parent Borrower expects to collect for each EmCare General Account billed during the six (6) consecutive month period ending on the date that is one (1) month prior to the date of determination by (y) the number of visits represented by the total number of billed EmCare General Accounts during such period, minus (ii) the aggregate amount of any payments actually received for EmCare General Accounts billed during such period, by (B) the total amount of billed EmCare General Eligible Accounts that are unpaid on the date of determination and have been outstanding for less than 180 days from the original Service Date, or a projected collection percentage calculated in another manner reasonably satisfactory to the Administrative Agent.

“EmCare Projected Collection Rate for 180-360 Days”: as of any date of determination, based on the most recent EmCare Projected Collection Analysis, a projected collection percentage calculated as follows: the percentage produced by dividing (A) the following amount: (i) the amount produced by multiplying (x) the projected “cash per visit” amount which the Parent Borrower expects to collect for each EmCare General Account billed during the six (6) consecutive month period ending on the date that is seven (7) months prior to the date of determination by (y) the number of visits represented by the total number of billed EmCare General Accounts during such period, minus (ii) the aggregate amount of any payments actually received for EmCare General Accounts billed during such period, by (B) the total amount of billed EmCare General Eligible Accounts that are unpaid on the date of determination and have been outstanding for more than 180 days and less than 360 days from the original Service Date, or a projected collection percentage calculated in another manner reasonably satisfactory to the Administrative Agent.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental

Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”:  as defined in the Recitals hereto.

“Equity Financing”:  as defined in the Recitals hereto.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”:  any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”:  as of any date of determination, the excess, if any, of (a) Availability over (b) Aggregate Lender Exposure at such time.  For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction.

“Excess Availability Floor”:  at any time, (a) an amount equal to $40,000,000 or (b) if any Significant Asset Sale shall have then occurred, an amount equal to (i) the amount set forth in paragraph (a) minus (ii) an amount equal to the gross sale proceeds received in respect of such Significant Asset Sale, provided that such amount may not be reduced to an amount less than $35,000,000.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts Receivable”:  all Accounts for which the Parent Borrower is unable to provide supporting information and data necessary, as determined by the Administrative Agent in its reasonable discretion, to determine eligibility.

“Excluded Assets”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Bank Accounts”:  (a) bank accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties or any Related Corporation and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties or any Related Corporation, and (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes bank accounts and payroll bank accounts.

“Excluded Contribution”:  (a) Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower of capital contributions to the Parent Borrower after the Closing Date or (b) Net Proceeds from the public or private issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock) by, or a capital contribution to, the Parent Borrower, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; provided, however, that Net Proceeds received by the Parent Borrower in connection with any contributions of non-cash property or assets shall only be included so long as such non-cash property or assets were acquired by the Parent Entity of the Parent Borrower in an arms-length transaction within six (6) months prior to such contribution.

“Excluded Subsidiary”:  at any date of determination, any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that:

(a)           is an Immaterial Subsidiary;

(b)           is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing,  or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)           with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)           with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to the Parent Borrower or one of its Subsidiaries (as reasonably determined by the Parent Borrower and notified in writing to the Administrative Agent);

(e)           is a Subsidiary of a Foreign Subsidiary;

(f)            joint ventures or any non Wholly Owned Subsidiaries, but only to the extent that the Organizational Documents or other agreements with equity or debt holders of such joint ventures or non Wholly Owned Subsidiaries do not permit such entity to guarantee or grant Liens to secure the Obligations;

(g)           is an Unrestricted Subsidiary;

(h)           is a Captive Insurance Subsidiary;

(i)            is a special purpose entity; or

(j)            EMS Executive Investco LLC, a Delaware limited liability company;

provided, however, that no Subsidiary of the Parent Borrower shall be an “Excluded Subsidiary” if such Subsidiary is not an “Excluded Subsidiary” (or comparable term) for purposes of the Term Loan Facility.  Subject to the proviso in the preceding sentence, any Subsidiary so designated as an Excluded Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period.

“Excluded Taxes”:  (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Tax imposed by FATCA.

“Exempt Sale and Leaseback Transaction”:  any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Parent Borrower or any of its Restricted Subsidiaries or (b) that involves property with a book value of $20,000,000 or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Financing Leases”:  Financing Leases of the Parent Borrower and its Restricted Subsidiaries existing on the Closing Date or permitted to be incurred under the Merger Agreement and disclosed on Schedule 1.1(c).

“Existing Letters of Credit”:  Letters of Credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1(d).

“Extended ABL Term Loans”:  as defined in Subsection 2.8(a).

“Extended Revolving Commitment”:  as defined in Subsection 2.8(a).

“Extending ABL Term Lenders”:  as defined in Subsection 2.8(a).

“Extending Lenders”:  as defined in Subsection 2.8(a).

“Extending Revolving Credit Lender”:  as defined in Subsection 2.8(a).

“Extension”:  as defined in Subsection 2.8(a).

“Extension of Credit”:  as to any Lender, the making of a Loan, or, in the case of Subsection 2.4(d), participation in a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Offer”:  as defined in Subsection 2.8(a).

“Facility”:  each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination shall be conclusive.

“FATCA”:  Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), and any regulations or other administrative authority promulgated thereunder.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the fee letter agreement, dated as of February 13, 2011 as amended by the letter agreement dated as of February 25, 2011, and as further amended by the letter agreement dated as of March 7, 2011, among Barclays Bank PLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS Loan Finance LLC, UBS Securities LLC, Citigroup Global Markets Inc., Natixis and Merger Sub, as amended, restated, modified or supplemented.

“FILO Tranche”:  as defined in Subsection 2.6(b)(iii).

“Financial Covenant Debt”:  with respect to any Person, without duplication, Indebtedness of the type specified in clauses (a) through (f) of the definition of “Indebtedness” plus, without duplication, any Guarantee Obligations in respect thereof; provided, however, that Indebtedness of the type specified in clause (d) of the definition thereof shall only be included on the date Indebtedness of such Person is being determined to the extent such Indebtedness identified in such clause constitutes a non-contingent reimbursement obligation owing at such time and clause (e) of the definition thereof shall not include payments required upon any early termination on the date Indebtedness of such Person is being determined if no such early termination has occurred.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.  The Stated Maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.

“Financing Lease Obligations”:  obligations under any Financing Lease.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Term Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, the Permitted Debt Exchange Notes and refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes and refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority interest in the Term Loan Priority Collateral and a second priority interest in the ABL Priority Collateral, collectively.

“first priority”:  with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens, Retained Rights and Liens permitted under Subsection 8.14(h)).

“Fiscal Period”:  each fiscal month of the Parent Borrower and its Restricted Subsidiaries as described on Schedule 1.1(e).

“Fiscal Quarter”:  for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year”:  any period of twelve (12) consecutive months ending on December 31 of any calendar year.

“Fixed GAAP Date”:  the Closing Date, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenants contained in Subsections 8.1 and 8.13 and the defined terms “Capital Expenditures”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Assets”, “Debt Service Charges”, “EBITDA”, “Financial Covenant Debt”, “Pro Forma Basis”, “Pro Forma Compliance” or “Total Leverage Ratio”, (b) in each case all defined terms in this Agreement related thereto to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. Any subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Restricted Subsidiary of the Parent Borrower, so long as such Restricted Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries; provided that no Subsidiary of the Parent Borrower shall be a “Foreign Subsidiary Holdco” if such Subsidiary is not a “Foreign Subsidiary Holdco” (or comparable term) for purposes of the Term Loan Facility.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence.  If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.  All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“General Intangibles”:  “general intangibles” (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Government Accounts”: Restricted Government Accounts and Unrestricted Government Accounts.

“Government Accounts Receivable”:  any right to payment for goods sold or services rendered for Restricted Government Accounts.

“Government Accounts Receivable Bank”:  any bank at which a Government Receivables Deposit Account is maintained.

“Government Receivables Deposit Account”:  any Deposit Accounts containing or receiving Government Accounts Receivable deposited or transferred by Governmental Authorities.

“Governmental Authority”:  the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”:  the collective reference to Holdings and each Subsidiary Guarantor; individually, a “Guarantor”.

“Hedging Affiliate”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Hedging Agreement”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Hedging Arrangement”:  as defined in Subsection 8.10.

“Hedging Party”:  any Hedging Affiliate party to an Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement.

“HIPAA”:  has the meaning provided in Subsection 7.6(c).

“Holdings”:  CDRT Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 2.50% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 2.50% or less of Consolidated Total Assets for the Most Recent Four Quarter Period; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.00% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets for the Most Recent Four Quarter Period; provided, however, that no Subsidiary of the Parent Borrower shall be an “Immaterial Subsidiary” if such Subsidiary is not an “Immaterial Subsidiary” (or comparable term) for purposes of the Term Loan Facility.  Subject to the proviso in the preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such Most Recent Four Quarter Period.

“Incremental ABL Term Loans”:  as defined in Subsection 2.6(a).

“Incremental Facility” and “Incremental Facilities”:  as defined in Subsection 2.6(a).

“Incremental Facility Increase”:  as defined in Subsection 2.6(a).

“Incremental Indebtedness”:  Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Revolving Commitment Effective Date”:  as defined in Subsection 2.6(d).

“Incremental Revolving Commitments”:  as defined in Subsection 2.6(a).

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (f).

“Indebtedness to be Refinanced”:  the Indebtedness under that certain Credit Agreement, dated as of April 18, 2010, by and among AMR Holdco, Inc., EmCare Holdco, Inc., the Company, various lenders and Bank of America, N.A., as administrative agent (as amended, restated or otherwise modified through and including the Closing Date).

“Individual Lender Exposure”:  of any Revolving Credit Lender, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender and then outstanding, (b) the sum of such Lender’s Commitment Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letters of Credit and any Unpaid Drawings relating thereto and (c) such Lender’s Commitment Percentage of the Swingline Loans then outstanding.

“Initial Agreement”:  as defined in Subsection 8.8(d).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”:  as defined in Subsection 10.8(a).

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (6) months (or, if required pursuant to Subsection 2.1(a), or agreed to by each affected Lender, nine (9) months, twelve (12) months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (6) months (or if required pursuant to Subsection 2.1(a) or agreed to by each affected Lender, nine (9) months, twelve (12) months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“Inventory”:  means inventory (as defined in Article 9 of the UCC).

“Investment”:  in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.12 only (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Property”:  “investment property” (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“ISP”:  the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”:  as the context may require, (a) Deutsche Bank AG New York Branch in its capacity as issuer of Letters of Credit issued by it; (b) Bank of America, N.A. in its capacity as issuer of the Existing Letters of Credit; (c) any other Lender that may become an Issuing Lender pursuant to Subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; or (d) collectively, all of the foregoing.

“Junior Lien Intercreditor Agreement”:  the intercreditor agreement substantially in the form of Exhibit P to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified, from time to time.

“L/C Disbursement”:  as defined in Subsection 3.5.

“L/C Exposure”:  at any time the aggregate principal amount at such time of the L/C Obligations.  The L/C Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day each of March, June, September and December to occur after the date of issuance thereof, to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”:  the fees and commissions specified in Subsection 3.3.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a).

“L/C Request”:  a letter of credit request in the form of Exhibit J attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Lead Arrangers”:  Deutsche Bank Securities Inc., Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers.

“Lender Default”:  (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within ten (10) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender Joinder Agreement”:  as defined in Subsection 2.6(c)(i).

“Lender-Related Distress Event”:  with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative to make any Revolving Credit Loans, Swingline Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”:  letters of credit (including Existing Letters of Credit) issued by any Issuing Lender to, or for the account of the Borrowers, pursuant to Section 3.

“LIBOR Rate”:  with respect each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:

(a)           the arithmetic average (rounded upwards to the nearest 1/100th of 1.00% per annum) of the London Interbank Offered Rates for United States Dollar deposits for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) at or about 11:00 A.M. (London time) two (2) London Business Days before the first day of such Interest Period; or

(b)           if no such page is available, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period.

“Lien”:  any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan”:  a Revolving Credit Loan or a Swingline Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the ABL/Term Loan Intercreditor Agreement, the Guarantee and Collateral Agreement, the Junior Lien Intercreditor Agreement (on and after the execution thereof), each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holdings, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.

“Loan Party Concentration Account”: any concentration account maintained by any Loan Party (other than any such concentration account if such concentration account is (i) an Excluded Bank Account or (ii) all of the funds and other assets owned by a Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any Loan Party DDA and/or any funds in any Related Corporation DDA or Related Corporation Concentration Account are transferred on a periodic basis as provided for in Subsection 4.16(b), as set forth on Part 4 of Schedule 4.16 as updated from time to time in accordance with the provisions of this Agreement. All funds in any Loan Party Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Loan Party Concentration Account, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable intercreditor agreement.

“Loan Party DDA”:  any checking or other demand deposit bank account maintained by any Loan Party (other than any such checking or other demand deposit account if such checking or other demand deposit account is (i) an Excluded Bank Account or (ii) all of the funds and other assets owned by a Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited, as set forth on Part 3 of Schedule 4.16 as updated from time to time in accordance with the provisions of this Agreement. All funds in any Loan Party DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Loan

Party DDA, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable intercreditor agreement.

“Management Advances”:  (1) loans or advances made to directors, officers, employees or consultants of any Parent Entity, any Borrower or any Restricted Subsidiary or to Related Physicians (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5,000,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.13.

“Management Guarantees”:  guarantees (x) of up to an aggregate principal amount outstanding at any time of $20,000,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent Entity, the Parent Borrower or any Restricted Subsidiary or to any Related Physicians (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $5,000,000 in the aggregate outstanding at any time.

“Management Investors”:  the officers, directors, employees and other members of the management of any Parent Entity, the Parent Borrower or any of their respective Subsidiaries, or any Related Physicians, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent Entity.

“Management Stock”: Capital Stock of the Parent Borrower, Holdings or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holdings or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings or any Parent Entity, or options, warrants, units or other rights in respect of common stock of Holdings or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”:  as defined in Subsection 2.4(c).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base taken as a whole.

“Material Subsidiaries”:  Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Incremental Facilities Amount”:  at any date of determination, the sum of (i) $250,000,000 minus the aggregate principal amount of all Indebtedness incurred in reliance on clause (i) of this definition of “Maximum Incremental Facilities Amount” pursuant to Subsection 8.1(b)(i)(C) of the Term Loan Credit Agreement prior to such date plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount, the Consolidated First-Lien Net Leverage Ratio (as defined in the Term Loan Credit Agreement) shall not exceed 4.00 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio).

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all law, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Account”: an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a Loan Party or a Related Corporation under which such Loan Party or Related Corporation agrees to provide services for Medicaid patients.

“Medicare”: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Account”: an Account payable pursuant to an agreement entered into between any entity administering Medicare in any state and a Loan Party or a Related Corporation under which such Loan Party or Related Corporation agrees to provide services for Medicare patients.

“Merger”:  as defined in the Recitals hereto.

“Merger Agreement”:  that certain Agreement and Plan of Merger (together with the Company Disclosure Schedule (as defined in the Merger Agreement) and Parent Disclosure Schedule (as defined in the Merger Agreement) delivered in connection therewith), dated as of February 13, 2011, among Holdings, Merger Sub and the Company, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof and in accordance with the terms of this Agreement.

“Merger Documents”:  collectively, (i) the Merger Agreement and (ii) the Unitholders Agreement, dated as of February 13, 2011, among Holdings, Merger Sub, the Company, EMSLP, Onex Corporation, a corporation existing under the laws of Canada, and the limited partners of EMSLP party thereto.

“Merger Sub”:  as defined in the Preamble hereto.

“Minimum Equity Amount”:  as defined in the Recitals hereto.

“Minimum Extension Condition”:  as defined in Subsection 2.8(b).

“Minority Business”:  means any business unit of the Company that represents less than 50% of the EBITDA of the Company and its Restricted Subsidiaries as of the last day of the Most Recent Four Quarter Period.

“Minority Business Assets”:  the assets of the Company and its Subsidiaries, including Capital Stock of Subsidiaries that relate to or form part of a Minority Business.

“Minority Business Disposition”:  (i) any sale or other disposition of Capital Stock of any Minority Business Subsidiary (whether by issuance or sale of Capital Stock, merger, or otherwise) to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer a Restricted Subsidiary of the Company (excluding any Minority Business Offering) or (ii) any sale or other disposition of any assets of any Minority Business Subsidiary, including all or substantially all of the assets of any Minority Business Subsidiary, to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions; provided that at the time of any such Minority Business Disposition (x) the Payment Condition is satisfied and (y) no Specified Default exists or would arise therefrom.

“Minority Business Offering”:  a public offering of Capital Stock of any Minority Business Subsidiary for cash pursuant to a registration statement filed with the SEC; provided that at the time of any such Minority Business Offering (x) the Payment Condition is satisfied and (y) no Specified Default exists or would arise therefrom.

“Minority Business Subsidiary”:  any of the Company’s Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this Subsection 1.1.

“Mortgaged Fee Properties”:  the collective reference to each real property owned in fee by the Loan Parties required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”:  each of the mortgages and deeds of trust or similar security instruments executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”:  the four (4) Fiscal Quarter period of the Parent Borrower ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“MTM”:  as defined in the definition of “Designated Hedging Reserves”.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Municipal Contract Lien”:  any Lien incurred in connection with any of the Parent Borrower’s or its Subsidiaries’ contracts with Governmental Authorities, including municipalities, providing for emergency 911 ambulance services.

“Negotiable Collateral”:  letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Proceeds”:  with respect to any new public or private issuance or sale of any securities, any capital contribution (whether of property or assets, including cash) or any incurrence of Indebtedness, an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or reasonably estimated to be payable as a result thereof.

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  all Taxes other than Excluded Taxes.

“Non-Extending Lender”:  any Lender that does not accept an Extension Offer.

“Non-Loan Party”:  each Subsidiary of the Parent Borrower that is not a Loan Party.

“Notes”:  the collective reference to the Revolving Credit Notes and the Swingline Note.

“Obligations”:  obligations of the Parent Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Parent Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Restricted Subsidiaries (other than any Restricted Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Optional Payments”: as defined in Subsection 8.6(e).

“Organizational Documents”:  with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person and (c) any document (other than policy or procedural manuals or other similar documents) setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other ABL Term Commitments”:  one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other ABL Term Loans”:  one or more Tranches of term loans hereunder that result from a Refinancing Amendment.

“Other Eligible Accounts”:  (i) those AMR Other Accounts created by a Loan Party in the ordinary course of business, (ii) those EmCare Hospital Accounts created by a Related Corporation or a Loan Party in the ordinary course of their business, and (iii) those EmCare Other Accounts created by a Loan Party in the ordinary course of business, which Accounts in each case comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  Other Eligible Accounts shall not include the following:

(a)           Excluded Accounts Receivable;

(b)           if applicable, an amount equal to the amount of any reductions made to the gross amount invoiced or to be invoiced to Account Debtors reflecting contractual allowances provided to Account Debtors in respect of Accounts that would otherwise be Other Eligible Accounts;

(c)           (i) Accounts (excluding any Accounts subject to clause (c)(ii) below) that have not been billed by the date that is 30 days after the earlier of (x) the Service Date or (y) the dates as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral or (ii) if the Accounts are subject to a contractually agreed billing date, Accounts that are not billed on the contractually agreed billing date (provided that in any event Accounts that are billed on a date later than 90 days after the date on which the Service Period, to which such Accounts relate, commenced shall be excluded under this clause (c)(ii));

(d)           billed Accounts (i) that are unpaid more than ninety (90) days after the original billing date or, in respect of Accounts relating to the provision of air ambulance services only, the Service Date, for such Accounts or (ii) that are unpaid more than sixty (60) days after the original due date for such Accounts;

(e)           the amount of any credit balances which are outstanding (i) more than ninety (90) days after the original billing date or, in respect of Accounts relating to the provision of air ambulance services only, the Service Date, of the Accounts to which such credit balances relate or (ii) more than 60 days after the original due date of the Accounts to which such credit balances relate;

(f)            Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (d) above;

(g)           (i) Accounts that have been written off, or (ii) Accounts that the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Borrower Representative;

(h)           (i) an amount equal to the amount of any unreconciled differences relating to Other Eligible Accounts that has not been applied to or posted to any AMR Other Account or EmCare Hospital Account plus (ii) an amount equal to the product of (x) unapplied cash relating to EmCare Other Accounts multiplied by (y) the Cash Eligible Account Rate applicable to Other Eligible Accounts that are EmCare Other Accounts;

(i)            Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or an Affiliate of a Related Corporation or (ii) an employee or agent of any Loan Party or a Related Corporation or any Affiliate of such Loan Party or such Related Corporation, in each case, other than Accounts arising from the provision of medical care, including ambulance services, delivered in the ordinary course of business; provided that Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (i);

(j)            Accounts that are not payable in Dollars;

(k)           Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party or a Related Corporation has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor;

(l)            Accounts with respect to which the applicable Loan Party’s or Related Corporation’s right to receive payment is deferred or otherwise is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice), provided that any such Accounts shall be included as Other Eligible Accounts once the related services have been rendered or all conditions have been met and such Accounts are otherwise not excluded under clauses (a) to (v) of this definition;

(m)          Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States, (B) maintains its Chief Executive Office in the United States, or (C) is organized under the laws of the United States or any state, territory or subdivision thereof; (ii) the Account Debtor is a Third Party Payor (excluding for this purpose Government Accounts), or (iii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(n)           Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(o)           Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of (i) Accounts with respect to which the applicable Loan Party or Related Corporation has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727) and (ii) Government Accounts, to the extent that these would otherwise be Other Eligible Accounts);

(p)           (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Related Corporation, and such Account Debtor has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) Accounts that comprise service charges or finance charges, or (iv) Accounts with respect to which the applicable Loan Party or Related Corporation is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(q)           Accounts that are not owned by (i) a Loan Party or (ii) a Related Corporation (excluding for this purpose AMR Other Accounts);

(r)            Accounts which have been redated or extended (provided that this shall not apply to any Accounts that have been re-categorized from one payor type to another payor type in the ordinary course of business);

(s)           (i) with respect to Other Eligible Accounts that are created by a Loan Party, Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (provided that in no event shall any Excluded Assets be deemed to be Other Eligible Accounts hereunder)) and (ii) with respect to Other Eligible Accounts that are created by a Related Corporation, Accounts that are subject to any Lien in favor of another Person (provided that (x) in no event shall any Excluded Assets be deemed to be Other Eligible Accounts hereunder and (y) this exclusion shall not apply in respect of Liens permitted, mutatis mutandis, pursuant to Subsections 8.14(a), 8.14(c), 8.14(e) (to the extent that the Liens on such Accounts are at least as subordinated to the Liens thereon securing the Obligations as the Liens securing the Term Loan Facility Obligations under the ABL/Term Loan Intercreditor Agreement), 8.14(h), 8.14(q) or 8.14(s));

(t)            Accounts that exceed the amount such Loan Party or Related Corporation is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to such Loan Party’s or such Related Corporation’s usual charges (to the extent of such excess);

(u)           Accounts with respect to which the services giving rise to such Account have not yet been performed; or

(v)           Accounts that were acquired or originated by a Person acquired in a Permitted Acquisition consisting either of (x) receivables of a type substantially different from those in the Borrowing Base at such time, or (y) receivables of a type substantially similar to those in the Borrowing Base at such time, provided that in the case of clause (y) only, such Accounts with an aggregate net book value in an amount not exceeding 10% of the aggregate Borrowing Base at the time of such Permitted Acquisition shall not be excluded, provided, further, that this clause (u) shall cease to exclude any Accounts of the type listed under clause (x) or (y) above at the time the Parent Borrower delivers to the Administrative Agent a field exam in form and substance reasonably satisfactory to the Administrative Agent prepared by a third party field examiner reasonably satisfactory to the Administrative Agent with respect to such acquired Accounts, or such field exam requirement is waived by the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than ten (10) Business Days’ prior notice to the Parent Borrower, change the criteria for Other Eligible Accounts as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Other Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Accounts of the Loan Parties that are not Other Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Other Intercreditor Agreement”:  an intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Collateral Agent.

“Other Representatives”:  each of Deutsche Bank Securities Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, and UBS Securities LLC, in their collective capacity as Joint Lead Arrangers, and Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, UBS Securities LLC, Citigroup Global Markets Inc. and Natixis in their collective capacity as Joint Bookmanagers.

“Other Revolving Credit Commitments”:  one or more Tranches of revolving credit commitments hereunder or extended Commitments in respect of the Revolving Credit Facility that result from a Refinancing Amendment.

“Other Revolving Credit Loans”:  the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Parent Borrower”:  as defined in the Preamble hereto.

“Parent Entity”:  any of CDRT Parent, Holdings, any Other Parent, and any other Person that is a Subsidiary of Holdings or any Other Parent and of which the Parent Borrower is a Subsidiary.  As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent Entity of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Entity Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”:  as defined in Subsection 11.6(c)(i).

“Participant Register”:  as defined in Subsection 11.6(b)(v).

“Patient Receivables”:  with respect to any Restricted Subsidiary, the patient accounts receivable of such Restricted Subsidiary existing or hereafter created, any and all rights to receive payments due on such accounts receivable from any Governmental Authority payor under or in respect of such accounts receivable (including, without limitation, Medicare, Medicaid, CHAMPVA and TRICARE), and all proceeds of or in any way derived, whether directly or indirectly, from any of the foregoing (including, without limitation, all interest, finance charges and other amounts payable by any Governmental Authority obligor, directly or indirectly, in respect thereof).

“Payment Condition”:  at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied:  (x) (1) 30-Day Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied (to the extent applicable), the Parent Borrower shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00.  “Availability Percentage”: (a) in respect of any dividend payment pursuant to Subsection 8.3(i), 17.5%; (b) in respect of (A) any investment or acquisition permitted pursuant to clause (u) or (w) of the definition of “Permitted Investments”, (B) clause (c) of the definition of “Permitted Acquisition,” or (C) Subsection 8.13(f)(ii), 12.5%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 15%; (d) in respect of a Minority Business Disposition or Minority Business Offering, 20%; and (e) in respect of (A) any merger, consolidation or amalgamation pursuant to Subsection 8.2(a) or 8.2(b) or (B) any Asset Sale that would otherwise have to comply with Subsection 8.5, 12.5%.  “Fixed Charge Condition” shall mean 30-Day Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds:  (a) in respect of (A) any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition”, (B) clause (w) of the definition of “Permitted Investments” or (C) Subsection 8.13(f)(ii), 17.5%; (b) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, 20%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 17.5%; and (d) in respect of (A) any merger, consolidation or amalgamation pursuant to Subsection 8.2(a) or (b) or (B) any Asset Sale that would otherwise have to comply with Subsection 8.5, 20%.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions”:  any acquisition in a transaction that satisfies each of the following requirements:

(a)           the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the line of business of the Parent Borrower and its Restricted Subsidiaries on the Closing Date, or the assets so acquired shall be used or useful in or otherwise relate to, any such business;

(b)           the acquired company and its Subsidiaries will become (i) Guarantors and pledge their Collateral to the Administrative Agent to the extent required by Subsection 7.9(b)

and Subsection 7.9(c) or (ii) Related Corporations on a basis consistent with past practices on or prior to the Closing Date or made in the ordinary course of business, including the entry into applicable Related Corporation Contracts in connection therewith; and

(c)           either:

(i)            the Payment Condition in respect of Permitted Acquisitions is satisfied, or

(ii)           to the extent such Payment Condition is not satisfied, the Acquisition Consideration consists solely of any combination of (x) Capital Stock of any Parent Entity or Holdings; and/or (y) amounts not to exceed the Available Excluded Contribution Amount Basket; and/or (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)(ii)) and Indebtedness (whether incurred or assumed), provided that the aggregate amount of such cash consideration paid pursuant to this clause (c)(ii)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii)(z) is less than or equal to $20,000,000 (during the first Fiscal Year) and $10,000,000 (during each subsequent Fiscal Year), provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Permitted Acquisitions in succeeding Fiscal Years, and provided, further, that the Acquisition Consideration paid or payable pursuant to this clause (c)(ii)(z) during any one Fiscal Year shall not exceed $30,000,000 in the aggregate.

“Permitted Affiliated Assignee”:  CD&R, any investment fund managed or controlled by CD&R and any special purpose vehicle established by CD&R or by one or more of such investment funds.

“Permitted Cure Securities”:  common equity securities of Holdings or any Parent Entity or other equity securities of Holdings or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Debt Exchange”:  as defined in Subsection 2.7(a) of the Term Loan Credit Agreement.

“Permitted Debt Exchange Notes”:  as defined in Subsection 2.7(a) of the Term Loan Credit Agreement.

“Permitted Discretion”:  the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines:  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory or Eligible Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or Eligible Accounts or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts, as well as any of the following:  (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory or Eligible Accounts.

“Permitted Hedging Arrangements”:  as defined in Subsection 8.10.

“Permitted Holders”:  any of the following: (i) any of the CD&R Investors; (ii) any of the Management Investors, CD&R and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clauses (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Parent Borrower.  In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Parent Borrower makes all payments of Loans and other amounts required by Subsection 8.6(b), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Indebtedness”:  as defined in Subsection 8.13.

“Permitted Investments”:  (a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Parent Borrower and its Restricted Subsidiaries;

(b)           Investments in cash, Cash Equivalents and Temporary Cash Investments;

(c)           Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(f);

(d)           (i) Investments by any Loan Party in any other Loan Party (other than Holdings) or in any Captive Insurance Subsidiary; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien and (ii) Investments in Holdings in amounts and for purposes for which dividends are permitted under Subsection 8.3;

(e)           Investments received in settlement amounts due to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower effected in the ordinary course of business;

(f)            Investments by any Non-Loan Parties in any other Non-Loan Party;

(g)           Investments by Loan Parties in any Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) in any Fiscal Year shall not exceed $20,000,000 during such Fiscal Year; provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Investments in succeeding Fiscal Years in an amount not to exceed $30,000,000 in the aggregate in any one Fiscal Year and (ii) in lieu of the Investments permitted by this clause (g), any Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);

(h)           Investments by any Non-Loan Party in any Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(i)            Investments by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three (3) Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party;

(j)            any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among Holdings, the Parent Borrower and their respective Subsidiaries for the purpose of consummating a Permitted Acquisition;

(k)           Investments made in connection with the Transactions;

(l)            loans and advances (and guarantees of loans and advances by third parties) made to officers, directors or employees of any Parent Entity or Holdings, the Parent Borrower or any of its Restricted Subsidiaries, or Related Physicians and Guarantee Obligations of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations of officers, directors or employees of any Parent Entity, Holdings, the Parent Borrower or any of its Restricted Subsidiaries, or Related Physicians, in each case (i) in the ordinary course of business (other than in connection with the Management Subscription Agreement or the Stock Transfer and Option Agreements), (ii) existing on the Closing Date and described on Schedule 1.1(f), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate principal amount not to exceed $5,000,000 at any time or (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, in each case other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the United States Sarbanes-Oxley Act of 2002; provided, however, that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent Borrower and its Restricted Subsidiaries;

(m)          loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holdings or any Parent Entity (so long as Holdings or such Parent Entity, as applicable, applies an amount equal to the Net Proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Holdings or Parent Entity Expenses) of up to $20,000,000 outstanding at any one time and promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors;

(n)           (i) Investments of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements, Hedging Agreements or other Permitted Hedging Arrangements and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary;

(o)           Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Customary Permitted Liens” or made in connection with Liens permitted under Subsection 8.14;

(p)           Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(q)           Investments by the Parent Borrower or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (q) do not exceed $30,000,000 at any time and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of Subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(r)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(s)           Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Restricted Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(t)            any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;

(u)           other Investments; provided that at the time such Investments are made the Payment Condition is satisfied;

(v)           Investments by the Parent Borrower and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $20,000,000;

(w)          loans and advances to and other Investments in Related Corporations (a) made on a basis consistent with past practices on or prior to the Closing Date or made in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts, including obtaining letters of credit on behalf of Related Corporations or (b) in connection with the acquisition of, or Investment in, any Person that becomes a Related Corporation (promptly following such acquisition or Investment), in any such case by the Related Corporation in which such loans, advances or other Investments were made in or to on a basis consistent with past practices on or prior to the Closing Date or made in the ordinary course of business, including the entry into applicable Related Corporation Contracts in connection therewith, in the case of this clause (b) subject to (A) meeting the Payment Condition and (B) that no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom; and

(x)            any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), or Capital Stock of any Parent Entity, as consideration.

For purposes of determining compliance with Subsection 8.12, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (x) above, the Parent Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clause (g), (l), (m), (q), (v) and (w) shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Permitted Liens”:  as defined in Subsection 8.14.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, Syndtrak Online or any other similar electronic distribution systems.

“Preferred Stock”:  as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pro Forma Basis” or “Pro Forma Compliance”:  with respect to any determination for any period, that such determination shall be made giving pro forma effect to any event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” or “Pro Forma Compliance” (and, if relevant, to each Material Acquisition and each Material Disposition of any Person, business or asset), together with all transactions relating thereto, in each case consummated during such period or thereafter and on or prior to the date of determination (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition), other event and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP, and taking into account adjustments consistent with the definition of EBITDA, including the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is twelve (12) months after the closing date of such transaction and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that such costs savings are reasonably identifiable and factually supportable and in an aggregate amount not to exceed $30,000,000 in any period of four (4) Fiscal Quarters.  For purposes of the foregoing, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000.

“Projections”:  those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facility and provided to the Lenders on or about April, 2011, covering the Fiscal Years ending in 2011 through 2015, inclusive.

“Purchase Money Obligations”:  any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Restricted Subsidiaries.

“Reference Banks”:  Deutsche Bank AG New York Branch, Barclays Bank PLC, Citibank, N.A., and Bank of America, N.A., or such additional or other banks as may be appointed by the Administrative Agent and reasonably acceptable to the Parent Borrower, provided that at any time the maximum number of Reference Banks does not exceed six (6).

“refinance”:  refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinanced Debt”:  as defined in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Agreement”:  as defined in Subsection 8.8(d).

“Refinancing Amendment”:  an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the institutions providing such Credit Agreement Refinancing Indebtedness executed by each of (a) the Parent Borrower, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Refinancing of Existing Debt”:  the repayment, repurchase, prepayment or defeasance in full of Indebtedness to be Refinanced of the Company or any of its Subsidiaries, together with the payment of all fees and other amounts owing thereon, the permanent cancellation of all commitments thereunder and the rolling, termination, back-stopping, cash-collateralization of or other provision for, in a manner reasonably acceptable to the Administrative Agent, all reimbursement obligations in respect of letters of credit issued pursuant thereto.

“Register”:  as defined in Subsection 11.6(b)(iv).

“Regulation S-X”:  Regulation S-X promulgated by the United States Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Billing Entity”:  any Person whose only substantial activity is invoicing and collecting payments for professional medical services on behalf of a Related Professional Corporation or a Subsidiary of the Parent Borrower.

“Related Corporation”:  (i) a Related Professional Corporation or (ii) a Related Billing Entity.

“Related Corporation Concentration Account”:  any concentration account (other than any Excluded Bank Account) maintained by any Related Corporation into which the proceeds of EmCare General Accounts, EmCare Hospital Accounts or EmCare Other Accounts are transferred after initial collection in a Related Corporation DDA, which Related Corporation Concentration Accounts as of the Closing Date are set forth in all material respects on Part 2 of Schedule 4.16.

“Related Corporation Contracts”:  management, practice support, consulting and similar agreements, entered into on a basis consistent with past practices on or prior to the Closing Date or entered into in the ordinary course of business, with Related Corporations.

“Related Corporation DDAs”: any checking or other demand deposit bank account (other than any Excluded Bank Account) maintained by any Related Corporation into which the proceeds of EmCare General Accounts, EmCare Hospital Accounts or EmCare Other Accounts are deposited or are expected to be deposited, which Related Corporation DDAs as of the Closing Date are set forth in all material respects on Part 1 of Schedule 4.16.

“Related Parties”:  with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Physicians”:  physicians or independent contractors that own, are employed by, or are under contract with, a Related Professional Corporation or a Subsidiary of the Parent Borrower.

“Related Professional Corporation”:  any Person that is owned by one or more physicians and/or independent contractor physicians, in each case to whom a Subsidiary of the Parent Borrower or another Related Professional Corporation provides management services pursuant to a management services, practice support or similar agreement.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent Entity or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement relating to the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president -human resources (or substantial equivalent) of such Person.

“Restricted Bank Account”: any Loan Party DDA, Related Corporation DDA, Related Corporation Concentration Account or Loan Party Concentration Account set forth on Part 5 of Schedule 4.16 as of the Closing Date, as updated from time to time in accordance with the provisions of this Agreement.

“Restricted Government Accounts”: collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts and (d) CHAMPVA Accounts, in each case, pursuant to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority as amended or re-enacted from time to time and (e) Accounts arising from services provided under agreements with the U.S. Department of Health and Human Services but only to the extent such Accounts are subject to Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority as amended or re-enacted from time to time.

“Restricted Indebtedness”:  as defined in Subsection 8.6(a).

“Restricted Payment”:  any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Borrower or (y) options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retained Rights”: with respect to any Patient Receivable owing from any Governmental Authority, the rights of any payee granted by applicable law and regulation over such Patient Receivable, which in the absence of a court order in the manner expressly contemplated by applicable state and federal law are subject to restrictions on assignment, pledging or are otherwise encumbered by applicable law or regulation, including, without limitation, and as applicable, restrictions on the collection thereof and discretion over the transfer thereof, to any party and restrictions on any such party’s ability to enforce the claim giving rise to such Patient Receivable against such Governmental Authority.

“Revolving Credit Facility”:  the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”:  any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”:  a Loan made pursuant to Subsection 2.1(a).

“Revolving Credit Note”:  as defined in Subsection 2.1(d).

“Revolving Exposure”:  at any time the aggregate principal amount at such time of all outstanding Revolving Credit Loans.  The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this Subsection 1.1.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Restricted Subsidiary.

“SEC”:  the Securities and Exchange Commission.

“Secured Parties”:  the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Self-Pay Account”: any Account owed directly from a natural person for services provided or rendered to such natural person.

“Senior Notes”:  8.125% Senior Notes due 2019 of the Parent Borrower issued on the date hereof, as the same may be exchanged for substantially similar senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Debt Documents”:  the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Notes Indenture”:  the Indenture dated as of the date hereof, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Offering”:  as defined in the Recitals hereto.

“Service Date”: with respect to services rendered to any patient, the date on which such services are rendered.

“Service Period”: with respect to any EmCare Other Business services rendered, each monthly or quarterly service period in respect of such services.

“Set”:  the collective reference to Eurodollar Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Settlement Service”:  as defined in Subsection 11.6(b).

“Significant Asset Sale”:  with respect to the Borrowers and the Restricted Subsidiaries, any Disposition (including a Minority Business Disposition of a Minority Business Offering), outside of the ordinary course of business in one transaction or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) with a Fair Market Value in excess of $5,000,000.

“Single Employer Plan”:  any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to the Parent Borrower and its Restricted Subsidiaries on the Closing Date on a consolidated basis means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition other than “Parent Borrower” and “Restricted Subsidiary” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“Specified Availability”:  as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution) as at such date.

“Specified Default”:  (a) the occurrence and continuance of an Event of Default under Subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in Subsection 5.21 or Subsection 5.22, (b) the occurrence and continuance of an Event of Default under Subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f) or (c) the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).

“Specified Equity Contribution”:  any cash equity contribution made to Holdings or any Parent Entity in exchange for Permitted Cure Securities; provided that (a)(i) such cash equity contribution to Holdings or any Parent Entity and (ii) the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Borrower occur (x) after the Closing Date and (y) (A) on or prior to the date that is ten (10) Business Days after the date on which financial statements are required to be delivered for a Fiscal Quarter (or Fiscal Year) pursuant to Subsection 7.1(a) or 7.1(b) or (B) on the date on which a Borrowing Base Certificate is delivered (provided that the right to make a cash equity contribution for Permitted Cure Securities under this clause (a)(i)(y)(B) shall be limited to no more than once in each Fiscal Period) in accordance with Subsection 7.2(f); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; (c) in each four (4) Fiscal Quarter period, there shall exist a period of at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than four (4) Specified Equity Contributions may be made during the term of this Agreement; and (e) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.1 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to EBITDA solely when calculating EBITDA for purposes of determining compliance with Subsection 8.1.

“Specified Representations”:  the representations set forth in the last sentence of Subsection 5.2 and Subsections 5.3(a), 5.4 (other than the second sentence thereof), 5.5(c), 5.11, 5.13, 5.14 and 5.23.

“Specified Transaction”:  (a) any dividend payment pursuant to Subsection 8.3(i), (b) any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition”, (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investment” and (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a) and (e) any Minority Business Disposition or any Minority Business Offering.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Parent Borrower and the Loan Parties that (in the case of cash) is deposited in (i) Loan Party DDAs, (ii) Loan Party Concentration Accounts, or (iii) other deposit accounts in the United States, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America, provided that if, as of such date, the Excess Availability is less than the lesser of (x) 10% of the lesser of (1) the Commitments hereunder and (2) the Borrowing Base and (y) $35,000,000, the amount of Specified Unrestricted Cash shall equal zero and provided, further, that for purposes of calculating Specified Unrestricted Cash, (i) the term “Cash Equivalents” shall be deemed not to include any money, and (ii) the term “Unrestricted Cash” shall be deemed not to include any Temporary Cash Investments.

“Sponsor”:  CD&R.

“Sponsor Management Agreement”:  the letter agreement, dated as of the date hereof, among CDRT Parent, Holdings, the Company and CD&R, for CD&R to provide management, consulting and advisory services, as the same may be amended, supplemented, waived or otherwise modified from time to time so long as such amendment, supplement, waiver or modification is not, when taken as a whole, materially disadvantageous to the Lenders compared to the Sponsor Management Agreement in effect on the date hereof, as determined by the Parent Borrower in good faith.

“Standby Letter of Credit”:  as defined in Subsection 3.1(b).

“Stated Amount”:  at any time, as to any Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”:  for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Stock Transfer and Option Agreement”: each Stock Transfer and Option Agreement entered into by EmCare Inc. with a Related Professional Corporation.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. The term “Subsidiary” shall not include any Related Corporation, provided that, for the avoidance of doubt, nothing in this sentence shall limit or otherwise affect the treatment of Related Corporations (including with respect to consolidation) for financial reporting purposes under and in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower Joinder”:  a joinder in substantially the form of Exhibit N hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrowers”:  each Domestic Subsidiary that is a Wholly Owned Subsidiary and a Restricted Subsidiary that becomes a Borrower after five (5) days’ written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns.

“Subsidiary Guarantor”:  each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Borrower or Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”:  the guaranty of the Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Borrower”:  as defined in Subsection 8.2(a).

“Supermajority Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 2/3% of the sum of the aggregate amount of the total Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swingline Commitment”:  the Swingline Lender’s obligation to make Swingline Loans pursuant to Subsection 2.4.

“Swingline Exposure”:  at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”:  as defined in the Preamble hereto.

“Swingline Loan Participation Certificate”:  a certificate in substantially the form of Exhibit F hereto.

“Swingline Loans”:  as defined in Subsection 2.4(a).

“Swingline Note”:  as defined in Subsection 2.4(b).

“Target Amount”:  an amount, when aggregated with all other amounts remaining on deposit in all DDAs and Related Corporation Concentration Accounts (excluding any Loan Party DDAs that are Blocked Accounts, Restricted Bank Accounts and Business Development Amounts) at any time, not exceeding $4,000,000.

“Tax Sharing Agreement”:  the Tax Sharing Agreement among CDRT Parent and the Parent Borrower to be entered into on or prior to the Closing Date, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”:  any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”:  any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan Agent”:  Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent or collateral agent under the Term Loan Documents.

“Term Loan Credit Agreement”:  the Credit Agreement, dated as of the date hereof, among the Parent Borrower, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder).  Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents”:  the “Loan Documents” as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Loan Document).

“Term Loan Facility”:  the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures (including the Senior Notes Indenture) or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Facility).  Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Facility Obligations”:  obligations of the Parent Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Term Loan Documents.

“Term Loan Priority Collateral”:  as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“Term Loans”:  the loans borrowed under the Term Loan Facility.

“Termination Date”:  the date which is the five (5) year anniversary of the Closing Date.

“Third Party Payor”: any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity or any other Person (other than a natural person) that is obligated to make payments on any Account.

“Total Leverage Ratio”:  as of any date of determination, the ratio (calculated on a Pro Forma Basis) of (a) Financial Covenant Debt of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP minus the amount of cash, Cash Equivalents, and Temporary Cash Investments held by the Parent Borrower and its Restricted Subsidiaries (whether or not such cash is held in a deposit account over which the Administrative Agent has “control”) as at such date to (b) EBITDA of the Parent Borrower and its Restricted Subsidiaries for the four (4) Fiscal Quarters ended on or most recently prior to such date for which financial statements have been delivered pursuant to Subsection 7.1.

“Tranche”:  each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swingline Loans.

“Transaction Documents”:  collectively, (i) the Merger Documents, (ii) the CD&R Indemnification Agreement, (iii) the Sponsor Management Agreement, (iv) the Registration Rights Agreement, to be dated as of the Closing Date, among CDRT Parent, each of the stockholders of CDRT Parent whose name appears on the signature pages thereof and any person who becomes a party thereto pursuant to Subsection 9(d) thereof, and (v) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Transactions”:  collectively, any or all of the following:  (i) the consummation of the Equity Contribution, (ii) the exchange of LP exchangeable units of Emergency Medical Services L.P., a Delaware limited partnership, for Capital Stock of Emergency Medical Services Corporation, a Delaware corporation, (iii) the entry into the Merger Documents and the consummation of the Merger, (iv) the conversion of Emergency Medical Services L.P. into a Delaware corporation, (v) the consummation of the Refinancing of Existing Debt, (vi) the entry into the Term Loan Facility, and the execution, delivery and performance by each Loan Party of the Term Loan Documents to which it is a party, the incurrence of Term Loans on the Closing Date and the use of proceeds thereof, (vii) the entry into the Senior Notes Indenture, and the execution, delivery and performance by each party thereto of the Senior Notes Debt Documents to which it is a party, the consummation of the Senior Notes Offering and issuance of the Senior Notes on the Closing Date and the use of proceeds thereof, (viii) the entry into this Agreement and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and incurrence of Indebtedness hereunder by one or more of Holdings, the Parent Borrower and its Restricted Subsidiaries and (ix) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“TRICARE”: collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly know as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Account”: an Account payable pursuant to TRICARE.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurodollar Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“United States Person”:  any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unpaid Drawing”:  drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”:  as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries prepared in accordance with GAAP as at such date to the extent such cash is not classified as “restricted” for financial statement purposes.

“Unrestricted Government Accounts”: collectively, any and all Accounts (other than Restricted Government Accounts) which (a) represent any government subsidies payable by a Governmental Authority, (b) are Accounts arising from services provided under agreements with the U.S. Department of Health and Human Services, including any pilot program, or (c) any other Account payable by a Governmental Authority approved by the Administrative Agent in its reasonable discretion.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Parent Borrower designated at any time by the Board of Directors of the Parent Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors of the Parent Borrower shall only be permitted to designate a subsidiary as an Unrestricted Subsidiary so long as:

(a)           immediately before and after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing;

(b)           (i)            such designation was made at or prior to the Closing Date; or

(ii)           the Subsidiary to be so designated has Consolidated Total Assets of $1,000 or less at the time of designation; or

(iii)          if such Subsidiary has Consolidated Total Assets greater than $1,000 at the time of designation, then immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect, as demonstrated to the reasonable satisfaction of the Administrative Agent;

(c)           no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, any Borrower or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; and

(d)           no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Documents, the Senior Notes Debt Documents or any other Indebtedness of the Parent Borrower or its Restricted Subsidiaries.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein (and must comply as such with the limitations on

Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent Borrower’s Investment therein.

The Parent Borrower shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as:

(a)           immediately before and after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and

(b)           immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect, as demonstrated to the reasonable satisfaction of the Administrative Agent.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Subsection 7.9 and Section 8.

“Unsecured Ratio Indebtedness”: unsecured Indebtedness of any Loan Party evidenced by any notes, other debt securities or other indebtedness; provided that immediately before and after giving effect to each issuance of such Unsecured Ratio Indebtedness, the Total Leverage Ratio is less than or equal to 6.75 to 1:00.

“Unutilized Commitment”:  with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S. Tax Compliance Certificate”:  as defined in Subsection 4.11(b)(ii)(2).

“Vehicles”:  as defined in the Guarantee and Collateral Agreement.

“Voting Stock”:  as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors to the Board of Directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2           Other Definitional Provisions.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a)         As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)        The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c)         Financial ratios and other financial calculations pursuant to this Agreement, including calculations pursuant to Subsection 8.1 shall, following any transaction described in the definition of “Pro Forma Basis,” be calculated on a Pro Forma Basis until the completion of four (4) full Fiscal Quarters following such transaction (and shall also be subject to clause (d) below to the extent applicable).

(d)        For purposes of determining any financial ratio or making any financial calculation for any Fiscal Quarter (or portion thereof) ending prior to the Closing Date (other than the calculation of Consolidated Interest Expense, as and to the extent set forth in the definition thereof), the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Merger as if it had occurred at the beginning of such four quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transaction shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four quarter period.

(e)         For purposes of this Agreement for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of the Company (with Subsidiaries of the Company being deemed Subsidiaries of the Parent Borrower), as the context may require.

(f)         Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)        Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i)          The Borrowing Base shall be calculated without duplication, including without duplication of any reserves, items that are otherwise addressed or excluded through eligibility criteria or items that are factored into the calculation of collection rates or collection percentages.

SECTION 2

Amount and Terms of Commitments

2.1           Commitments.  (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the Borrowers (on a joint and several basis as between the Borrowers), which Revolving Credit Loans:

(i)            shall be denominated in Dollars;

(ii)           shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent either otherwise agrees in its reasonable discretion, prior to the 15th Business Day following the Closing Date (at which time this clause (B) shall no longer be applicable), Revolving Credit Loans may only be incurred and maintained as, and/or converted into, ABR Loans; provided that Revolving Credit Loans incurred on the Closing Date may be incurred as Eurodollar Loans having an Interest Period of two weeks;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time;

(v)           shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure to exceed the lesser of (A) the total Commitments as then in effect and (B) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered); and

(vi)          made on the Closing Date, shall not exceed an aggregate principal amount of $10,000,000.

(b)        Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral; provided that (x) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment and (y) (i) the imposition of any Designated Hedging Reserve or Cash Management Reserve shall be immediately effective upon the Administrative Agent notifying the Borrower Representative in writing of the imposition of any such Designated Hedging Reserve or Cash Management Reserve in accordance with Subsection 11.22 and (ii) any adjustment in any Designated Hedging Reserve or Cash Management Reserve contemplated by the respective definitions thereof shall be immediately effective upon the notification to the Administrative Agent of the details and results of (x), in the case of any Designated Hedging Reserve, the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserve” and (y) in the case of any Cash Management Reserve, the new applicable anticipated monetary obligations as provided in the final sentence of the definition of “Cash Management Reserve”; and provided, further, that the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date.  The amount of any Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued.

Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Accounts” or “Eligible Inventory” and vice versa, (ii) reserves or criteria deducted in computing the value of Eligible Inventory (based on cost and quantity) and vice versa, or (iii) collection rate or collection percentages contained in the definition of “AMR Accounts Historical Collection Analysis”, “EmCare Projected Collection Analysis”, “EmCare Projected Collection Rate for 0-180 Days”, “EmCare Projected Collection Rate for 180-360 Days”, “AMR Self-Pay Accounts Collection Rate” and vice versa (it being understood that, notwithstanding paragraph (iii), the Administrative Agent shall not be restricted in its ability to establish a reserve in its Permitted Discretion related to collection rates or collection percentages used in determining eligibility).

(c)         In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in Subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 5.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the total Commitments at such time.  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)        Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such

Revolving Credit Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

2.2           Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) 10:00 A.M., New York City time, on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $1,000,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000, or a whole multiple of $500,000 in excess thereof.  Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in Subsection 6.2 (or in the case of the initial Extension of Credit on the Closing Date, Subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to 12:00 P.M. (or 9:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent.

2.3           Termination or Reduction of Commitments.  The Parent Borrower (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swingline Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided, further, that any such notice of termination delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4           Swingline Commitments.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that at no time may the sum of the then outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations exceed the lesser of (1) the Commitments then in effect and (2) the Borrowing Base then in effect (based on the most recent Borrowing Base Certificate).  Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.  Amounts borrowed by any Borrower under this Subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swingline Loans made to any Borrower shall be made in Dollars as ABR Loans, and shall not be entitled to be converted into Eurodollar Loans.  The Borrower Representative (on behalf of itself or any other Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 12:00 P.M., New York City time, on the requested Borrowing Date) specifying (1) the identity of a Borrower, (2) the amount of the requested Swingline Loan and (3) that the Borrowing is to be of ABR Loans.  The proceeds of the Swingline Loans will be made available by the Swingline Lender to the Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)        Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence the Swingline Loans such Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such Borrower, with interest thereon as prescribed in Subsection 4.1.  The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

(c)         The Swingline Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swingline Loan outstanding for more than seven (7) Business Days, the Swingline Lender shall, on behalf of the Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Lender, including the Swingline Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.4 shall not affect the obligations of any Borrower to prepay Swingline Loans in accordance with the provisions of Subsection 4.4(c).  Unless the Commitments shall have expired or terminated (in which event the procedures of clause (d) of this Subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Credit Loan (including any Eurodollar Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time.  The proceeds of such Revolving Credit Loans (including without limitation, any Eurodollar Loan) shall be immediately applied to repay the Refunded Swingline Loans.

(d)        If the Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swingline Loans; provided that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Credit Loans made as ABR Loans.  Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in Dollars in funds immediately available on the Business Day next succeeding the date on which the

Commitments expire or terminate.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Commitments.  In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each Lender shall immediately transfer to the Swingline Lender, in Dollars in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)         Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f)         Each Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with Subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5           Repayment of Loans.  (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of:  (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9).  Each Borrower hereby further agrees to pay interest (which payments shall be in Dollars) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)        Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)         The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans or Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(d)        The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Incremental Facility.  (a) So long as no Specified Default exists or would arise therefrom, the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request (i) an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments”) or (ii) one or more term loans (the “Incremental ABL Term Loans” and together with the Incremental Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”).  Notwithstanding anything to contrary herein, the principal amount of any Incremental ABL Term Loans or Incremental Revolving Commitments shall not exceed the Available Incremental Amount at such time.  The Parent Borrower may seek to obtain Incremental Revolving Commitments or Incremental ABL Term Loans from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Revolving Commitments or Incremental ABL Term Loans, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrowers, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent, the Swingline Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld).  Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof.  Any Incremental Facility Increase may be denominated in Dollars.

(b)        (i) Any Incremental ABL Term Loans (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Parent Borrower, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing

Incremental ABL Term Loans, (B) shall be part of, and count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Termination Date, (D) shall not amortize at a rate greater than 1.0% per annum, (E) for purposes of prepayments, shall be treated no more favorably than the Loans, (F) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (G) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

(ii)           Any Incremental Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Margin relating to the Commitments in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.

(iii)          The Incremental Facilities may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Parent Borrower, junior) in right of priority with respect to the Collateral; (2) if the FILO Tranche availability exceeds $0, any Extension of Credit under the Revolving Credit Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) and the Designated Hedging Agreements and Designated Cash Management Agreements and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative

Agent and any Additional ABL Agent) and such Designated Hedging Agreements and Designated Cash Management Agreements and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) are outstanding; (5) the Required Lenders (calculated as including Lenders under the Incremental Facilities and the FILO Tranche) shall, subject to the terms of the ABL/Term Loan Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) or the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional ABL Agent) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.

(c)         No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)            The Borrowers, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit L hereto;

(ii)           The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the applicable Borrowers, the Administrative Agent and such Additional Lenders shall agree;

(iii)          The applicable Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the applicable Borrowers reasonably satisfactory to the Administrative Agent and dated such date;

(iv)          A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v)           The Parent Borrower shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Incremental Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Specified Default has occurred and is continuing; and

(vi)          The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d)        (i) In the case of any Incremental Facility Increase constituting Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.

(ii)           In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Revolving Commitments and the Incremental ABL Term Loans, the pricing of the Incremental Revolving Commitments and the Incremental ABL Term Loans, the maturity date of the Incremental Revolving Commitments and the Incremental ABL Term Loans and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e)         In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i).  Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7           Refinancing Amendments.  (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (w) Other ABL Term Loans, (x) Incremental ABL Term Loans, (y) Other Revolving Credit Loans and (z) Loans provided against the Incremental Revolving Commitments, but will exclude the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated) in the form of (i) one or more Other ABL Term Loans or Other ABL Term Commitments, (ii) one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, or (iii) in the case of the FILO Tranche, a new “first-in, last-out” tranche, as the case may be, in each case pursuant to a Refinancing Amendment.  Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be in an aggregate principal amount that is (x) not less than $15,000,000 in the case of Other ABL Term Loans or Other Revolving Credit Loans and (y) an integral multiple of $5,000,000 in excess thereof.

(b)        The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsection 6.2(a) and 6.2(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swingline Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Commitments.

(c)         The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other ABL Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other ABL Term Commitments).  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7.  In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Termination Date shall be reallocated from Lenders holding Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

2.8           Extension of Commitments.  (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Revolving Credit Lenders of Commitments, with a like maturity date, or all lenders with ABL Term Loans, with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments or

ABL Term Loans, as applicable) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments or ABL Term Loans, as applicable, and otherwise modify the terms of such Revolving Commitments or ABL Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments (and related outstandings) or ABL Term Loans) (each, an “Extension”, and each group of Commitments or ABL Term Loans, as applicable, as so extended, as well as the original Commitments or ABL Term Loans (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and any Extended ABL Term Loans shall constitute a separate tranche of ABL Term Loans from the tranche of ABL Term Loans from which they were converted), so long as the following terms are satisfied:  (i) no Specified Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), (x) the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) and (y) the ABL Term Loans of any Lender that agrees to an extension with respect to such ABL Term Loans (an “Extending ABL Term Lender” and together with any Extending Revolving Credit Lender, if any, collectively, “Extending Lenders”) pursuant to an Extension (“Extended ABL Term Loans”) shall have the same terms as the original ABL Term Loans; provided that (x) subject to the provisions of Section 3 and Subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrowers (including agreements as to additional administrative fees to be paid by the Borrowers), and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b)        With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and which may be waived by the Borrowers) of Commitments or ABL Term Loans, as applicable, of any or all applicable tranches be extended.

The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or Extended ABL Term Loans, as applicable, on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c)         No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments or ABL Term Loans (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld or delayed.  All Extended Revolving Commitments and Extended ABL Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments or ABL Term Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith, in each case on terms consistent with this Subsection 2.8.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)        In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

(e)         Following any Extension, with the consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its existing Commitments or ABL Term Loans deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three (3) Designation Dates may occur in any one-year period without the written consent of the Administrative Agent.  Following a Designation Date, the existing Commitments or ABL Term Loans, as applicable, held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable, and any existing Commitments or ABL Term Loans, as applicable, held by such Lender not elected to be extended, if any, shall continue to be existing Commitments or ABL Term Loans, as applicable.

SECTION 3

Letters of Credit

3.1           L/C Commitment.  (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Subsection 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary or any Related Corporation on any Business Day during the Commitment Period but in no event later than the fifth (5th) day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Borrowers would exceed the applicable limitations set forth in Subsection 2.1, (ii) the L/C Obligations in respect of Letters of Credit would exceed $150,000,000 or (iii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.

(b)        Each Letter of Credit shall be denominated in Dollars and shall be either (i) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, or any Related Corporation, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower, its Restricted Subsidiaries or any Related Corporation, and for general corporate purposes, of the Parent Borrower, any of its Restricted Subsidiaries or any Related Corporation (a “Standby Letter of Credit”), or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower, any of its Restricted Subsidiaries or any Related Corporation (a “Commercial L/C”), and unless otherwise agreed by the applicable Issuing Lender and, in the case of clause (B) below, the Administrative Agent, expire no later than the earlier of (A) one year after its date of issuance and (B) the fifth (5th) Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to Subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date.

(c)         Notwithstanding anything to the contrary in Subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal.  Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the fifth (5th) Business Day prior to the Termination Date; provided that such Issuing Lender shall not permit any such renewal if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1.

(d)        Each Letter of Credit issued by an Issuing Lender shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following Subsection 3.4) by the Lenders in accordance with their respective Commitment Percentages.  All Letters of Credit issued hereunder shall be denominated in Dollars and shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary or any Related Corporation.

(e)         Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit.  The ISP shall not in any event apply to this Agreement.  All Letters of Credit shall be issued on a sight basis only.

3.2           Procedure for Issuance of Letters of Credit.  (a) The Borrower Representative may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form of Exhibit J hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five (5) Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower Representative.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof.  No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the Borrower Representative.  Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Subsection 3.4.  If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(b)        The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 3.1.  Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower, Subsidiary or Related Corporation in accordance with such Issuing Lender’s usual and customary practices.

(c)         No Issuing Lender shall be under any obligation to issue any Letter of Credit if

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally; or

(ii)           the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

3.3           Fees, Commissions and Other Charges.  (a) Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans calculated based upon the actual number of days elapsed over a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein.  Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages.  Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 1/8 of 1.0% per annum of the aggregate amount available to be drawn under such Letter of Credit or such other amounts as may be agreed by such Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate calculated based upon the actual number of days elapsed over a 360-day year.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars.

(b)        In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within ten (10) days after demand therefor.

(c)         The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 3.3.

3.4           L/C Participations.  (a) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby irrevocably grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)        If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in Subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Commitment Percentage thereof.  Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 P.M., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 P.M., New York City time, on any day, not later than 11:00 A.M., New York City time, on the next succeeding Business Day), an amount equal to such Lender’s Commitment Percentage of the unreimbursed L/C Disbursement in the same manner as provided in Subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders.  The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c)         If any Lender shall not have made its Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of such Lender and each Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of Borrower, the rate per annum set forth in Subsection 3.5(b) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

3.5           Reimbursement Obligation of the Borrowers.  (a) Each Issuing Lender shall promptly notify the Borrower Representative of any presentation of a draft under any Letter of Credit. Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (an “L/C Disbursement”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in Dollars in immediately available funds, no later than 3:00 P.M., New York City time, on the date which is one (1) Business Day (or, if the Facility is fully drawn on such date and the applicable Borrower does not have sufficient cash on hand to make such payment, two (2) Business Days) after the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City Time, on a Business Day and otherwise, no later than 3:00 P.M., New York City time, on the next succeeding Business Day; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that such payment be financed with ABR Loans or Swingline Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans.

(b)        Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6           Obligations Absolute.  The Reimbursement Obligations of Borrowers as provided in Subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries.  None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7           L/C Disbursements.  The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Lender and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5).

3.8           L/C Request.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by any Borrower, any Subsidiary or any Related Corporation to, or entered into by any Borrower, any Subsidiary or any Related Corporation with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9           Cash Collateralization.  If the maturity of the Loans has been accelerated, the Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon.  Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Borrowers under this Agreement.

3.10         Additional Issuing Lenders.  The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing lender pursuant to this Subsection 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.  The Administrative Agent shall notify the Lenders of any such additional Issuing Lender.  If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

3.11         Resignation or Removal of the Issuing Lender.  Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least thirty (30) days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative.  Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender.  At the time any such resignation of an Issuing Lender shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Subsection 3.3.  From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4

General Provisions Applicable to Loans and Letters of Credit

4.1           Interest Rates and Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)        Each ABR Loan denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)         If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).

(d)        Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e)         It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2           Conversion and Continuation Options.  (a) Subject to its obligations pursuant to Subsection 4.12(c), the applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from Eurodollar Loans to ABR Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time two Business Days prior to such election.  The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurodollar Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time at least two (2) Business Days’ prior to such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)        Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts; Maximum Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4           Optional and Mandatory Prepayments.  (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 1:00 P.M., New York City time at least three (3) Business Days prior to the date of prepayment (in the case of Eurodollar Loans), prior to 12:00 P.M., New York City time at least one Business Day prior to the date of prepayment (in the case of ABR Loans other than Swingline Loans) or same-day notice by the Borrower Representative to the Administrative Agent (in the case of (x) Swingline Loans and (y) Reimbursement Obligations outstanding in Dollars).  Such notice shall be irrevocable except as provided in Subsection 4.4(g).  Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swingline Loans, or a combination thereof, and (ii) of Eurodollar Loans or ABR Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement

Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(g)) be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12, the Revolving Credit Loans and the Reimbursement Obligations pursuant to this Section shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent.  Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $1,000,000, as applicable, provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)        On any day (other than during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered) or the total Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(c)         The Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(d)        Prepayments pursuant to Subsection 4.4(b) shall be applied, first, to prepay Swingline Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize all L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(e)         For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Subsections 4.4(b).

(f)         Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no

Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce Excess Availability to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans; provided that, in the case of either clause (i) or (ii) above, such unpaid Eurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

(g)        If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Subsection 2.3.

(h)        Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

4.5           Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b)        Each Borrower agrees to pay to the Administrative Agent the fees set forth in the fourth paragraph under the heading “Senior Secured Facilities Fees” of the Fee Letter (without duplication of fees paid to the Term Loan Agent pursuant to such section of the Fee Letter).

4.6           Computation of Interest and Fees.  (a) Interest (other than interest based on the Base Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Base Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of an Adjusted LIBOR Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)        Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate.

4.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurodollar Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

4.8           Pro Rata Treatment and Payments.  (a) Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans (other than Swingline Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentage of the Lenders.  Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c), 8.6(b)(ii) (to the extent declined by a Lender or the Administrative Agent) or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Revolving Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in Subsection 2.6(b)(i)(E) or 2.6(b)(ii)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars, and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

(b)        Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Subsection 2.1.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swingline Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law.  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10         Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)            shall subject such Lender or such Issuing Lender to any Tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request or any Eurodollar Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)          shall impose on such Lender or such Issuing Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)        If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)           Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11         Taxes.  (a) Except as provided below in this Subsection 4.11 or as required by law, all payments made by each of the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any Borrower to any Agent or any Lender hereunder or under any Notes, the amounts so payable by such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clauses (b), (c) or (d) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”).  Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)        Each Agent and each Lender that is not a United States Person shall:

(i)            (1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrowers and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)           deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrowers;

(3)           obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any Borrower or the Administrative Agent; and

(4)           deliver, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to the Parent Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (4) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)           in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)           represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of

Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2)           deliver to the Borrowers on or before the date of any payment by any of the Borrowers with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrowers and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3)           deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to the Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(iii)          in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)           on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrowers and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)          with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrowers and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)           with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also delivers to Borrowers and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)           deliver to the Borrowers and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3)           deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to the Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Parent Borrower and the Administrative Agent.

(c)         Each Lender and each Agent, in each case that is a United States Person, shall on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to such Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)        Notwithstanding the foregoing, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i)            deliver to the Borrowers (A) two duly completed copies of Internal Revenue Service Form W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two duly completed copies of Internal Revenue Service Form W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any of the Borrowers under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii)           deliver to the Borrowers two further copies of any such form or certification provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrowers; and

(iii)          obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any Borrower or the Administrative Agent.

(e)         If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrowers, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrowers, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrowers as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12         Indemnity.  Each Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  The Parent Borrower shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.  (a) Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)        If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)         If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender shall promptly notify the Parent Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)        If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender.  In the case of the substitution of a Lender, then, the Parent Borrower, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Parent Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)         If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)         The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments.  (a) In addition to the provisions set forth in Subsection 4.4(b), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a).

(b)        The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the Lenders (in each case, including the Swingline Lender) from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15         Defaulting Lenders.  Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)           no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b)           in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)           the Parent Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)                                 if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)                               if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)                              if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)                                 if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.15(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e)                                  so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein); and

(f)                                    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(g)                                 In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.  The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16                           Cash Management.  (a) Annexed hereto as Schedule 4.16, Parts 1 to 6 respectively, as the same may be modified from time to time by notice to the Administrative Agent or in accordance with Subsection 4.16(i), is a schedule of all Related Corporation DDAs, Related Corporation Concentration Accounts, Loan Party DDAs, Loan Party Concentration Accounts and Restricted Bank Accounts that are maintained by the Related Corporations and the Loan Parties, as applicable, which schedule includes (except for the schedules relating to Related Corporation DDAs and Related Corporation Concentration Accounts), with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s)) maintained with such depository; and (iii) a contact person at such depository.

(b)                                 Except as otherwise agreed by the Administrative Agent, and subject to clauses (c) and (d) below, after the Closing Date the Parent Borrower shall, and shall cause each Loan Party to, as applicable:

(i)                                     at all times on and after the Closing Date, (x) instruct each depository institution for each Loan Party DDA (other than with respect to Loan Party DDAs subject to clause (y) below) to sweep the entire available balance at the end of each Business Day in such Loan Party DDA to one of the Loan Party Concentration Accounts no less frequently than on a daily basis, or (y) transfer the entire available balance at the end of each Business Day in all Loan Party DDAs not subject to instructions given in accordance with clause (x) above to one of the Loan Party Concentration Accounts no less frequently than on a daily basis, provided that all balances subject to transfers pursuant to this clause (y) shall count towards the Target Amount, provided, further, that for a period of 30 days following the Closing Date any available balances manually transferred in accordance with this clause (y) from the Loan Party DDAs listed in Part 6 of Schedule 4.16 to Loan Party Concentration Accounts shall not count towards the Target Amount (it being understood that after such time period such Loan Party DDAs shall either comply with clause (x) above or their available balances shall count towards the Target Amount in accordance with this clause (y)),

(ii)                                  procure, with respect to each Related Corporation DDA maintained from time to time by any Related Corporation with an available balance at the end of each Business Day, (x) on and after the Closing Date, in respect of Related Corporation DDAs with an available balance that prior to the Closing Date has customarily been transferred or swept on a daily basis and (y) within 30 days of the Closing Date, in respect of Related Corporation DDAs with an available balance that prior to the Closing Date has not customarily been transferred or swept on a daily basis, the transfer or sweep of such available balance to one of the Related Corporation Concentration Accounts or one of the Loan Party Concentration Accounts no less frequently than on a daily basis,

(iii)                               procure, with respect to each Related Corporation Concentration Account maintained from time to time by any Related Corporation with an available balance at the beginning of each Business Day (or, at the Parent Borrower’s election, at the end of each Business Day), (x) on and after the

Closing Date, in respect of Related Corporation Concentration Accounts with an available balance that prior to the Closing Date has customarily been transferred on a daily basis and (y) within 30 days of the Closing Date, in respect of Related Corporation Concentration Accounts with an available balance that prior to the Closing Date has customarily not been transferred on a daily basis, the transfer of such available balance to one of the Loan Party Concentration Accounts no less frequently than on a daily basis (provided that the Parent Borrower shall use commercially reasonable efforts to implement sweep arrangements with the applicable depositary institution for each Related Corporation Concentration Account),

(iv)                              within ninety (90) days of the Closing Date (or such later day as the Administrative Agent may, in its sole discretion, agree to), enter, or cause the applicable Loan Party to enter, into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any depositary with which such Loan Party maintains a Loan Party Concentration Account (and, at the option of the Parent Borrower, a Loan Party DDA) (each such account, a “Blocked Account”), covering each such Loan Party Concentration Account (and, at the option of the Parent Borrower, one or more Loan Party DDAs) maintained with such depositary,

(v)                                 (A) instruct all Account Debtors of such Loan Party that remit payments of Accounts regularly by check pursuant to arrangements with such Loan Party to remit all such payments (other than (i) any Accounts (or any payment thereof) that are to be deposited in Excluded Bank Accounts or (ii) any Accounts (or any payment thereof) excluded from the Collateral pursuant to any Security Document, including Excluded Assets), to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable Loan Party DDA or, except in the case of checks which relate to any Restricted Government Accounts, any applicable Loan Party Concentration Account, which remittances shall be collected by the applicable depositary and deposited in the applicable Loan Party DDA or the applicable Loan Party Concentration Account or (B) cause any checks relating to any such Accounts to be deposited in the applicable Loan Party DDA or applicable Loan Party Concentration Account within two (2) Business Days after such check is received by such Loan Party, and

(vi)                              (A) procure that all Account Debtors of Related Corporations that remit payments of Accounts regularly by check pursuant to arrangements with such Related Corporation are instructed to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable Related Corporation DDA, which remittances shall be collected by the applicable depositary and deposited in the applicable Related Corporation DDA or (B) procure that the checks relating to any such Accounts be deposited in the applicable Related Corporation DDA within two (2) Business Days after such check is received by such Related Corporation or Loan Party, as the case may be.

(c)                                  Notwithstanding the provisions of clause (b) above, in relation to the DDAs and Related Corporation Concentration Accounts, it will not be a breach of the covenants contained in clause (b) above with respect to any DDA or Related Corporation Concentration Account if the amount that is not transferred from such DDA or Related Corporation Concentration Account to any Loan Party Concentration Account, when aggregated with the amounts not transferred from all other DDAs and Related Corporation Concentration Accounts to any Loan Party Concentration Account and all amounts counting towards the Target Amount pursuant to Subsection 4.16(b)(i)(y) above (but excluding for this purpose any amounts permitted to remain in any Restricted Bank Account and any amounts in any Loan Party DDAs that are Blocked Accounts), does not at any time exceed the sum of the Target Amount plus the Business Development Amount.

(d)                                 Notwithstanding the provisions of clause (b) above, with respect to any DDA or Concentration Account that has been designated as a Restricted Bank Account in accordance with Subsection 4.16(k), the provisions of clause (b) shall not apply to such Restricted Bank Account to the extent of any legal restriction or requirement (including under applicable law, statute, ordinance, code, decree, treaty, rule or regulation, pursuant to the determination or order of any court, tribunal, administrative agency or other Governmental Authority or to the extent otherwise requested or required by any Governmental Authority, each, for purposes of this Subsection 4.16 a “legal requirement”), or any contractual requirement applicable to such Person or its assets or to which such person or its assets are bound or subject, which either prohibits the transfer of any funds in such Restricted Bank Account or requires a minimum credit balance to be maintained in such Restricted Bank Account, for so long as such legal requirement or contractual requirement remains in effect, provided that the amount in such Restricted Bank Account which may not be transferred, or the minimum credit balance that must be maintained, in each case unless otherwise further notified, shall not exceed the applicable affected amount notified by the Parent Borrower to the Administrative Agent at the time of designation of such bank account as a Restricted Bank Account.

(e)                                  (i) The Parent Borrower shall not, and shall cause each Loan Party to not, cause any proceeds of any Accounts (other than Restricted Government Accounts) that are to be deposited into any Loan Party DDA or transferred to any Loan Party Concentration Account in accordance with clause (b) above to be otherwise redirected. (ii) The Parent Borrower shall not, and shall procure that each Related Corporation shall not, cause any proceeds of any Accounts (other than Restricted Government Accounts) that are to be deposited into any Related Corporation DDA or transferred to any Related Corporation Concentration Account in accordance with clause (b) above to be otherwise redirected.

(f)                                    Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Blocked Account net of such minimum balance (not to exceed $1,000,000 per account or $3,000,000 in the aggregate), if any, required by the bank at which such Blocked

Account is maintained to a bank account maintained by the Administrative Agent at Deutsche Bank AG New York Branch (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Parent Borrower) (the “Core Concentration Account”).  The Parent Borrower shall not, and shall cause each Loan Party to not, cause the proceeds of any Blocked Account to be otherwise redirected.

(g)                                 All collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document or any applicable intercreditor agreement):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the Loan Documents.  This Subsection 4.16(g) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).

(h)                                 If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Bank Account or a Restricted Bank Account in accordance with this Subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Asset Sales Proceeds Account (as defined in the

ABL/Term Loan Intercreditor Agreement, if any) are deposited to any bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a Loan Party DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Loan Party to close such bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such bank account to be made to a Blocked Account.

(i)                                     (a) The Loan Parties and Related Corporations respectively may close DDAs or Concentration Accounts and/or open new DDAs or new Concentration Accounts, subject to, in the case of any new Loan Party Concentration Account, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Subsection 4.16 with respect to each such new Loan Party Concentration Account or (ii) other arrangements reasonably satisfactory to the Administrative Agent and (b) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in Subsections 7.1(a) and 7.1(b) the Parent Borrower will provide a list to the Administrative Agent of any new opened or acquired Loan Party DDAs or Loan Party Concentration Accounts during the preceding Fiscal Quarter.

(j)                                     In the event that a Loan Party or a Related Corporation acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Parent Borrower will procure that such Loan Party shall within ninety (90) days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts so acquired to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new Loan Party Concentration Account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Loan Party Concentration Account or Loan Party DDA that, in either case, is to become a Blocked Account.

(k)                                  In order for any DDA or Concentration Account to be designated as a Restricted Bank Account, the Parent Borrower shall notify the Administrative Agent in writing of the account number(s) (and account name(s)) of the applicable DDA or Concentration Account and any minimum credit balance that must be maintained or any restriction on the amount of funds that may be transferred out of the applicable DDA or Concentration Account, in each case pursuant to any contractual requirement with a customer or because of a legal requirement, including the reason for such minimum credit balance or restriction (it being understood that any such minimum credit balance required to be maintained or any restriction on the amount of funds that may be transferred out of the applicable Restricted Bank Account may be increased or updated from time to time by further notice to the Administrative Agent), and such DDA or Concentration Account (and such related information) shall be deemed added to Part 5 of Schedule 4.16, and such DDA or Concentration Account shall thereafter continue to be designated as a Restricted Bank Account, for so long as the relevant legal requirement or contractual requirement affecting such Restricted Bank Account remains in effect.

(l)                                     The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent.  The Parent Borrower, on behalf of each

Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement or any applicable intercreditor agreement (x) such Loan Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and the ABL/Term Loan Intercreditor Agreement (and any other applicable intercreditor agreement).  In the event that, notwithstanding the provisions of this Subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to Subsection 4.16(f), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any bank account of such Loan Party (other than any bank account by which such Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(m)                               So long as no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(n)                                 Any amounts held or received in the Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the applicable intercreditor agreement), be remitted to the operating bank account of the applicable Borrower.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1                                 Financial Condition.  (a) (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, December 31, 2009 and December 31, 2008 and the related consolidated statements of income, parent company equity and cash flows for the Fiscal Years ended December 31, 2010, December 31, 2009 and December 31, 2008, reported on by and accompanied by unqualified reports from Ernst & Young LLP, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, parent company equity and cash flows for the Fiscal Quarter ended March 31, 2011 present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective Fiscal Years then ended, of the Company and its Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).  Except as disclosed on Schedule 5.1, during the period from December 31, 2010 to and including the Closing Date, except as provided in or permitted under the Merger Agreement or in connection with the Transactions, there has been no sale, transfer or other disposition by the Company and its Subsidiaries of any material part of its business or property and no purchase or other acquisition by the Company and its Subsidiaries of any business or property (including any Capital Stock of any other Person) which in either case is material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)                         As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(c)                          The pro forma balance sheet and statements of operations of the Company and its Subsidiaries, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Company and its Subsidiaries as of March 31, 2011, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on April 1, 2010, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

(d)                         The Projections have been prepared by management of the Parent Borrower in good faith based upon assumptions believed by management to be reasonable at the time of preparation thereof (it being understood that such Projections, and the assumptions on which they were based, may or may not prove to be correct).

5.2                                 No Change; Solvent.  Since the Closing Date, except as and to the extent disclosed on Schedule 5.2, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby).  Since December 31, 2010, except (x) as contemplated or permitted by the Merger Agreement on or prior to the Closing Date, (y) in connection with the Transactions or (z) as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Restricted Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) of the second preceding sentence, the Parent Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

5.3                                 Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) except as set forth on Schedule 5.3, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4                                 Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) establishment of assignment of Restricted Government Accounts by or pursuant to the order of a court of competent jurisdiction and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Parent Borrower and each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                                 No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries.

5.6                                 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7                                 No Default.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8                                 Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except those for which the failure to have such good title or have such leasehold interest in would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Permitted Liens.  Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date.

5.9                                 Intellectual Property.  The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10                           Taxes.  To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority (other than in respect of any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes.

5.11                           Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12                           ERISA.  (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (vii) the Reorganization or Insolvency of any Multiemployer Plan; or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)                         With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent

Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13                           Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages (if any) will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (and with respect to Restricted Government Accounts, only after assignment thereof has been established by or pursuant to the order of a court of competent jurisdiction).  When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent and (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the security interests and liens granted pursuant thereto shall constitute (to the extent described therein, and with respect to the Mortgages, only as relates to the real property security interests and liens granted pursuant thereto), a perfected security interest in and lien on (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14                           Investment Company Act; Other Regulations.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15                           Subsidiaries.  Schedule 5.15 sets forth all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of Holdings therein.

5.16                           Purpose of Loans.  The proceeds of Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (i) to effect, in part, the Refinancing of Existing Debt and the other Transactions, and to pay certain fees and expenses relating thereto and (ii) to finance the working capital, capital expenditures, business requirements and other general corporate purposes of the Parent Borrower and its Restricted Subsidiaries.

5.17                           Environmental Matters.  Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                          The Parent Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b)                         Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)                          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)                         Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)                          Neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18                           No Material Misstatements.  The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19                           Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20                           Insurance.  Schedule 5.20 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.21                           Eligible Accounts.  As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” hereunder.

5.22                           Eligible Inventory.  As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Inventory” hereunder.

5.23                           Anti-Terrorism.  As of the Closing Date, the Parent Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6

Conditions Precedent

6.1                                 Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)                                  Loan Documents.  The Administrative Agent shall have received (or, in the case of Holdings, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)                                     this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)                                  the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, each of the Borrowers and each wholly-owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii)                               the ABL/Term Loan Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party;

provided that, clause (ii) above notwithstanding, but without limiting the requirements set forth in Subsection 6.1(h), to the extent any collateral is not provided on the Closing Date and to the extent Holdings and its Subsidiaries have used commercially reasonable efforts to provide such collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such collateral in accordance with the provisions set forth in Subsection 7.12, if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement or possession of Capital Stock of Domestic Subsidiaries.

(b)                                 Merger Agreement.  The Merger shall be consummated substantially concurrently with or prior to any funding pursuant to the Debt Financing pursuant to the provisions of the Merger Agreement, without giving effect to any amendment, waiver or other modification thereof or consent granted thereunder that (in any such case) is materially adverse to the interests of the Lenders that is not approved by the Lead

Arrangers acting reasonably (it being agreed that any reduction in the purchase price payable in respect of the Merger as contemplated under the Merger Agreement shall not be deemed to be materially adverse to the Lenders so long as 75.0% of such reduction is applied to reduce the principal amount of Senior Notes (and, thereafter, the Term Loan Facility) and 25.0% of such reduction is applied to reduce the Equity Financing). It is expressly acknowledged that the Merger Agreement and the disclosure schedules and exhibits thereto in each case in the form submitted to the Lead Arrangers on February 13, 2011 are satisfactory.

(c)                                  Debt Financings.  (i) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, the Administrative Agent shall receive evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have received (unless reduced in accordance with Subsection 6.1(b)) (x) gross cash proceeds of not less than $1,440,000,000 (calculated before applicable fees and original issue discount) from the proceeds of Term Loans and (y) gross cash proceeds of not less than $950,000,000 (calculated before applicable fees and original issue discount) from the issuance of Senior Notes and (ii) on the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, complete and correct copies of (x) the Term Loan Credit Agreement and (y) the Senior Notes Indenture, certified as such by an appropriate officer of the Parent Borrower.

(d)                                 Outstanding Indebtedness and Preferred Equity.  After giving effect to the consummation of the Merger, Holdings and its Subsidiaries shall have no outstanding preferred equity or Indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred pursuant to the Debt Financing, any Assumed Indebtedness and any Existing Financing Leases.  Any Indebtedness to be Refinanced shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Subsection 6.1 and the Administrative Agent shall have received payoff letters with respect to any Indebtedness to be Refinanced that is to be repaid, defeased or otherwise discharged on the Closing Date.

(e)                                  Financial Information. The Committed Lenders shall have received (i) audited financial statements of the Company and its Subsidiaries for the three Fiscal Years ended December 31, 2010, December 31, 2009 and December 31, 2008, in each case, certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited consolidated financial statements for the Company and its Subsidiaries for each subsequent Fiscal Quarter after December 31, 2010 ended at least forty-five (45) days prior to the Closing Date and (iii) a pro forma consolidated balance sheet and related consolidated statements of income of the Company as of and for the 12-month period ending on the last day of the most recently completed four quarter fiscal period ended at least 45 days prior to the Closing Date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as shall be agreed between the Parent Borrower and the Lead Arrangers; provided that the filing of the required financial statements on Form 10-K and Form 10-Q by the Company on or prior to the Closing Date will satisfy the requirements set forth in clauses (i) and (ii) above.

(f)                                    Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     executed legal opinion of Debevoise & Plimpton LLP, counsel to each of the Borrowers and the other Loan Parties, substantially in the form of Exhibit M-1;

(ii)                                  executed legal opinions of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties, substantially in the form of Exhibit M-2;

(iii)                               executed legal opinion of Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel to certain of the Loan Parties, substantially in the form of Exhibit M-3;

(iv)                              executed legal opinions of Greenberg Traurig LLP, special Connecticut, Massachusetts and Pennsylvania counsel to certain of the Loan Parties, substantially in the form of Exhibit M-4;

(v)                                 executed legal opinions of Holme Roberts & Owen LLP, special California and Colorado counsel to certain of the Loan Parties, substantially in the form of Exhibit M-5;

(vi)                              executed legal opinion of Stoel Rives LLP, special Oregon counsel to certain of the Loan Parties, substantially in the form of Exhibit M-6; and

(vii)                           executed legal opinion of Bryan Cave LLP, special Arizona and Missouri counsel to certain of the Loan Parties, substantially in the form of Exhibit M-7.

(g)                                 Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H hereto, with appropriate insertions and attachments.

(h)                                 Perfected Liens.  The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of Capital Stock, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Subsections 7.12 and 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of Vehicles and related documentation, no later than the 365th day after the Closing Date with respect to Vehicles registered in the States of Hawaii or Connecticut and no later than the 181st day after the Closing Date for all other Vehicles, unless otherwise agreed by the Term Loan Agent in its sole discretion).

(i)                                     Pledged Stock; Stock Powers.  The Term Loan Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)                                     Fees and Expenses. (i)  The Committed Lenders, the Agents and the Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facility); and

(ii)                                  The Parent Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender as of the Closing Date, an initial yield payment equal to 0.50% of the aggregate principal amount of the Commitments held by such Lender as of the Closing Date, with such payment to be earned by, and payable to, each such Lender on the Closing Date.

(k)                                  Secretary’s Certificate.  The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit G hereto, with appropriate insertions and attachments reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of the Parent Borrower.

(l)                                     Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, any Assistant Secretary or other authorized representative of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit G hereto and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), superseded or revoked in any respect and are in full force and effect as of the Closing Date.

(m)                               Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document with respect to such Loan Party on the Closing Date.

(n)                                 Governing Documents.  The Administrative Agent shall have received copies of the Organizational Documents of each Loan Party, in each case certified as of the Closing Date as true, correct and complete copies (as amended through the Closing Date) by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party and a certificate of good standing of each Loan Party in the state of incorporation of such Loan Party, in so-called “long-form” if available.

(o)                                 No Material Adverse Effect.  Since (1) September 30, 2010 through February 13, 2011 except (I) as disclosed in the SEC Documents (as defined in the Merger Agreement) filed with, or furnished to, the Securities and Exchange Commission by the Company on or after January 1, 2010 and prior to the date hereof, or incorporated by reference into such document, and publicly available prior to the date hereof, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (II) as set forth on the Company Disclosure Schedule (as defined in the Merger Agreement) (it being understood and agreed that the items in Section 4.08 of the Company Disclosure Schedule apply, and any other item in any other section of the Company Disclosure Schedule apply, if such item’s relevance to whether or not a Company Material Adverse Effect has occurred or would reasonably be expected to occur is reasonably apparent on its face), there shall not have been any change, effect, event, state of facts, development or occurrence that would, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect and (2) February 13, 2011 through the date hereof, there shall not have occurred any change, event, state of facts, development or occurrence that constitutes a Company Material Adverse Effect, and Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.  “Company Material Adverse Effect” means any change, effect, event, state of facts, development or occurrence that, individually or in the aggregate with all other changes, effects, state of facts, developments or occurrences is, or would be reasonably expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operation of the Company and its Subsidiaries (as defined in the Merger Agreement) taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect:  any change, effect, event, state of facts, development or occurrence that arises out of or results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (each as defined in the Merger Agreement) (or authoritative interpretation or enforcement thereof), (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date hereof (provided that the underlying factors contributing to such failure shall not be excluded), (vii) any change in the market price or trading volume of the Company’s Class A Common Stock (as defined in the Merger Agreement) or the credit rating of the Company (provided that the underlying factors contributing to such changes shall not be excluded), (viii) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, (ix) any action taken by the Company or its Subsidiaries required by the Merger Agreement or the Commitment Letter, or (x) the identity of, or any facts or circumstances relating to Holdings, Merger Sub or its Affiliates (as defined in the Merger Agreement), except in the case of clauses (i), (ii), (iii), (iv) or (v) above, to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

(p)                                 Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower certifying the Solvency, after giving effect to the Transactions, of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in substantially the form of Exhibit I hereto.

(q)                                 Excess Availability.  The Administrative Agent shall have received a Borrowing Base Certificate in the form contemplated by Subsection 7.2(f), or such other form as may be reasonably acceptable to the Administrative Agent, prepared as of the last day of the last month ended at least twenty-five (25) business days prior to the Closing Date, setting forth, after giving effect to the Borrowings hereunder on the Closing Date, Excess Availability. After giving effect to any borrowing on the Closing Date, the amount of Excess Availability, immediately after giving effect to the Transactions, shall equal or exceed $100,000,000.

(r)                                    Field Exam.  The Administrative Agent shall have received the results of a completed field examination with respect to the ABL Priority Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of the Parent Borrower and its Restricted Subsidiaries, completed by a third party examiner (reasonably acceptable to the Administrative Agent), in scope reasonably satisfactory to the Administrative Agent.

(s)                                  Equity Financing.  The Parent Borrower shall have received, or substantially concurrently with the funding pursuant to the Debt Financing shall receive, the Equity Contribution in an amount of not less than the Minimum Equity Amount.

(t)                                    PATRIOT Act.  The Administrative Agent and the Committed Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information about the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act that has been requested in writing at least ten (10) days prior to the Closing Date.

(u)                                 Merger Agreement Conditions; Specified Representations.  (i) The condition in Subsection 7.2(a) of the Merger Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) shall have been satisfied, as certified by a Responsible Officer in an officer’s certificate substantially in the form of Exhibit H hereto and (ii) the Specified Representations shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(v)                                 Borrowing Notice or L/C Request.  With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable).  With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

The making of the initial Extensions of Credit (including the rolling over of the Existing Letters of Credit) by the Lenders hereunder shall (except as explicitly set forth in the proviso to Subsection 6.1(a) and as set forth in Subsections 6.1(h) and 6.1(u)), conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2                                 Conditions to Each Extension of Credit After the Closing Date.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Borrowing Notice or L/C Request.  With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable).  With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Restricted Subsidiaries to:

7.1                                 Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  as soon as available, but in any event not later than the fifth (5th) Business Day after the ninetieth (90th) day following the end of each Fiscal Year of the Parent Borrower ending on or after the Closing Date, a copy of the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of Holdings’ or the Parent Borrower’s annual report on

Form 10-K for such year, as filed with the United States Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this Subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b)                                 as soon as available, but in any event not later than the fifth (5th) Business Day after the forty-fifth (45th) day following the end of each of the first three quarterly periods of each Fiscal Year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form, the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Holdings’ or the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the United States Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter);

(c)                                  all such financial statements delivered pursuant to Subsection 7.1(a) or (b) (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower to) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes); and

(d)                                 to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Parent Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

7.2                                 Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  during the continuance of any Compliance Period, concurrently with the delivery of the financial statements referred to in Subsection 7.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any

Default or Event of Default under Subsection 8.1 insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines or internal policy of the independent certified public accountant);

(b)                                 concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, Holdings and the Parent Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) commencing with the Compliance Certificate delivered for the Fiscal Quarter ended on June 30, 2011, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period (whether or not a Compliance Period is in effect) and, if applicable, demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and (b));

(c)                                  as soon as available, but in any event not later than the fifth (5th) Business Day following the one hundred and twentieth (120th) day after the beginning of Fiscal Year 2012 of the Parent Borrower, and the ninetieth (90th) day after the beginning of each Fiscal Year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Restricted Subsidiaries for each Fiscal Quarter of such Fiscal Year prepared in reasonable detail), each such business plan to be accompanied by a certificate signed by a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)                                 within five (5) Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Parent Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)                                  within five (5) Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Parent Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority; and

(f)                                    not later than 5:00 P.M., New York City time, on or before the fifteenth (15th) Business Day of each Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (i) more frequently as the Parent Borrower may elect, so long as the same frequency of delivery is maintained by the Parent Borrower for the immediately following ninety (90) day period or (ii) upon the occurrence and continuance of a Dominion Event, not later than Wednesday of each week), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (x) such other applicable date to be agreed by the Parent Borrower and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered within five (5) Business Days after (1) the consummation of a sale of ABL Priority Collateral not in the ordinary course of business with an aggregate value in excess of $10,000,000 or (2) any merger, consolidation or disposition pursuant to clause (3) or (4) of the last proviso of each of Subsection 8.2(a)(y) or 8.2(b), as applicable, giving pro forma effect to such sale or such merger, consolidation or disposition.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(g)                                 promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request;

(h)                                 promptly upon reasonable request from the Administrative Agent (i) calculations of EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent upon receipt of a written notice from the Parent Borrower electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations and (ii) copies of certificates of title for Vehicles provided to or required to be provided to the Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement);

(i)                                     not later than 5:00 P.M., New York City time, on or before the fifteenth (15th) Business Day after the end of the second Fiscal Period in each Fiscal Quarter (or on such other date as the Parent Borrower and the Administrative Agent shall agree) and in any event not less frequently than once every three months, (i) an updated AMR Accounts Historical Collection Analysis showing, separately historical percentage collection data for Self-Pay Accounts and Third Party Payor Accounts, (ii) an updated EmCare Projected Collection Analysis for 0-180 Days and an EmCare Projected Collection Analysis for 180-360 Days showing projected collection data for EmCare General Accounts and (iii) an updated Cash Analysis, in form, substance and detail previously agreed with the Administrative Agent, in each case as of such date; and

(j)                                     during a Dominion Event, if requested by the Administrative Agent, no less frequently than once per month, a consolidating balance sheet (including net accounts receivable for the AMR Business and the EmCare Business) for the Parent Borrower and its Subsidiaries prepared as of the end of the relevant Fiscal Period, as soon as available and in any event not later than the fifteenth (15th) day after the end of such Fiscal Period or promptly following the commencement of such Dominion Event and request for such consolidating balance sheet if the Dominion Event commences on or after the fifteenth (15th) day of such Fiscal Period, commencing with the Fiscal Period most recently ended prior to the date on which such Dominion Event commenced for which such consolidating balance sheet is then available and for each subsequent Fiscal Period ending during such Dominion Event.

Documents required to be delivered pursuant to Subsection 7.1(a), 7.1(b), 7.1(d), 7.2(d) or 7.2(e) may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except in each case to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4                                 Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law.  Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2 or 8.4, provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5                                 Maintenance of Property; Insurance.  (a) (i) Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative

Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least thirty (30) days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten (10) days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least thirty (30) days prior written notice thereof, and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Term Loan Intercreditor Agreement, at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by the Parent Borrower and its Restricted Subsidiaries, (B) the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Parent Borrower.

(b)                         With respect to each property of the Loan Parties subject to a Mortgage:

(i)                                     If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by, and in compliance with, applicable law.

(ii)                                  The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The applicable Loan Party shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Subsection 7.5.

(iii)                               If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon ten (10) days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay to the

Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)                              If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent.  All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in the proviso to Subsection 7.5(a).

7.6                                 Inspection of Property; Books and Records; Discussions.  (a) (i) In the case of the Parent Borrower, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Parent Borrower may be present during any such visits, discussions and inspections.  Each Borrower shall keep records of its Inventory that are accurate and complete in all material respects and shall furnish the Administrative Agent on an annual basis with a summary showing inventory balance per site (and costing of inventory) or, if a Dominion Event has occurred and is continuing, more frequently as reasonably requested by the Administrative Agent, in form and substance substantially consistent with the Parent Borrower’s past practice or in such other form and substance as the Administrative Agent may otherwise consent (such consent not to be unreasonably withheld) together with such supporting information (including count sheets) as the Administrative Agent shall reasonably request.  Each Borrower shall, at the Borrower’s expense, conduct a physical inventory and costing of its Inventory on an annual basis substantially consistent with past practice or in such other manner as the Administrative Agent may otherwise consent (such consent not to be unreasonably withheld).  The summary referred to in the second preceding sentence shall be based on such physical inventory and costing.

(b)                         At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent  Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem reasonably necessary or appropriate, including evaluation of the Parent Borrower’s practices in the computation of the

Borrowing Base.  Unless an Event of Default exists, or if previously approved by the Parent Borrower, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater.  The Administrative Agent may conduct one (1) field examination and one (1) Inventory appraisal in each calendar year in each case for all of the Loan Parties each at the Loan Parties’ expense; provided that, the Administrative Agent may conduct (A) up to two (2) field examinations and two (2) Inventory appraisals in a calendar year if Excess Availability falls below 40% of Availability for ten (10) consecutive Business Days at any time in such calendar year and (B) up to three (3) field examinations and three (3) Inventory appraisals in a calendar year if Excess Availability falls below 12.5% of Availability for five (5) consecutive Business Days at any time in such calendar year, each at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default, the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken for each of the Loan Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Loan Parties).  All amounts chargeable to the applicable Borrowers under this Subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder. Notwithstanding the foregoing, the Parent Borrower may at any time, in its sole discretion, instruct the Administrative Agent in writing to suspend the inclusion of any Eligible Inventory in the Borrowing Base and from and after any such suspension the Administrative Agent may not conduct any Inventory appraisals.  Following any such suspension, at any time the Parent Borrower may instruct the Administrative Agent in writing to terminate such suspension period and include Eligible Inventory in the Borrowing Base on the conditions and terms set forth herein, provided that the Administrative Agent has the right to conduct an Inventory appraisal prior to including any Eligible Inventory in the Borrowing Base.

(c)                          During the course of the above-described visits, inspections, examinations and discussions, representatives of the Administrative Agent and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “HIPAA”), or other confidential information relating to healthcare patients whether protected under HIPAA or otherwise (collectively, the “Confidential Healthcare Information”). The Parent Borrower or any Restricted Subsidiary shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure of Confidential Healthcare Information to representatives of the Administrative Agent or the Lenders for their “healthcare operations” purposes only to the extent permissible under applicable laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA and its “minimum necessary” provision. Unless otherwise required by law, the Administrative Agent, the Lenders and their respective representatives shall not require or perform any act that would cause the Parent Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.

7.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any default or event of default under any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which, if not cured, would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of (i) any default or event of default under the Term Loan Credit Agreement or the Senior Notes Indenture (or any agreement or indenture governing refinancing Indebtedness in respect of the Senior Notes, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $50,000,000) or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $50,000,000;

(d)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation, investigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)                                  the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)                                    as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(g)                                 any loss, damage, or destruction to a significant portion of the ABL Priority Collateral, whether or not covered by insurance; and

(h)                                 as soon as possible after a Responsible Officer of the Parent Borrower knows of any notice thereof from a depositary or other financial institution, details of any cancellation or suspension of any sweep or transfer from a Related Corporation DDA or a Related Corporation Concentration Account that is instructed by a physician bank account signatory and a reasonably detailed explanation of the steps being taken as a result thereof.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8                                 Environmental Laws.  (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)                         Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which:  (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

7.9                                 After-Acquired Real Property and Fixtures; Subsidiaries.  (a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $5,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise (such Lien to be of the priority required pursuant to the ABL/Term Loan Intercreditor Agreement and the other Loan Documents), upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under Regulation H of the Board); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing.  In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Parent Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings and any surveys, appraisals (including any required appraisals of such property under FIRREA or in connection with flood determinations under Regulation H of the Board), title insurance policies, environmental reports, legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys, appraisals, title insurance policies, environmental reports, legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys, appraisals, title insurance policies, environmental reports, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                         With respect to (i) any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than (x) an Excluded Subsidiary and (y) a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Closing Date or in the ordinary course of business) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) any Unrestricted Subsidiary being designated as a Restricted Subsidiary, (iii) any Immaterial Subsidiary or any other Excluded Subsidiary ceasing to be such as provided in the applicable definition thereof after the expiry of the applicable period referred to in such definition, and (iv) any entity becoming a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest in accordance with the terms of the ABL/Term Loan Intercreditor Agreement (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)                          With respect to any Foreign Subsidiary or Domestic Subsidiary that is not a Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary and other than a Subsidiary that will be (and, unless the Administrative Agent shall otherwise agree in its sole discretion, within 90 days following its creation or acquisition, is) converted into a Related Professional Corporation in a manner consistent with past practices on or prior to the Closing Date or in the ordinary course of business), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the

Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest in accordance with the terms of the ABL/Term Loan Intercreditor Agreement (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by any Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any new Foreign Subsidiary be required to be so pledged and, provided, further, that in either case no such pledge or security shall be required with respect to any Subsidiary that is not a Wholly Owned Subsidiary and a Restricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Restricted Subsidiaries was made therein).

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e)                                  Notwithstanding anything to the contrary in this Agreement, (A) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the Guarantee and Collateral Agreement); (B) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (C) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10                           Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Subsection 5.16 and request the issuance of Letters of Credit only for the purposes set forth in Subsection 3.1(b).

7.11                           Accounting Changes.  The Parent Borrower will, for financial reporting purposes, cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on December 31st of each calendar year; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.12                           Post-Closing Security Perfection.  The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the proviso to Subsection 6.1(a) and Subsection 6.1(h) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.12, as such time periods may be extended by the Administrative Agent, in its sole discretion.

7.13                           Post-Closing Matters.  (a) Not later than the thirtieth (30th) day after the Closing Date (as such period may be extended in the sole discretion of Administrative Agent), the Loan Parties shall have filed (or caused to be filed) any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement.

(b)                         Not later than the ninetieth (90th) day after the Closing Date (as such period may be extended in the sole discretion of Administrative Agent), the Loan Parties shall have entered into the Blocked Account Agreements.

(c)                          Not later than the thirtieth (30th) day after the Closing Date (as such period may be extended in the sole discretion of Administrative Agent), the Loan Parties shall have delivered to the Administrative Agent endorsements to casualty insurance policies as required by Subsection 7.5.

(d)                         Not later than one hundred eighty days after the Closing Date (as such period may be extended in the sole discretion of Administrative Agent), the Parent Borrower shall use commercially reasonable efforts to take all steps necessary to obtain and deliver a good standing certificate with respect to payment of taxes, without qualification, with respect to each of the entities set forth on Schedule 5.3.

SECTION 8

Negative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

8.1                                 Financial Condition Covenant.  During each Compliance Period, permit, for the Most Recent Four Quarter Period, the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four (4) consecutive Fiscal Quarters to be less than 1.00 to 1.00.

8.2                                 Limitation on Fundamental Changes.  Enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)                                  (x) any Borrower may be merged or consolidated with or into another Person if a Borrower is the surviving Person or the Person (the “Successor Borrower”) formed by or surviving such merger or consolidation (i) is organized or existing under the laws of the United States, or any state, district or territory thereof and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that (i) immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Borrower as a result of such transaction as having been incurred by the Successor Borrower at the time of such transaction), no Default will have occurred and be continuing, (ii) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction), (iii) each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above, and (iv) each mortgagor of a Mortgaged Fee Property (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (ii); and (y) any Restricted Subsidiary of the Parent Borrower other than any Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Restricted Subsidiaries of the Parent Borrower shall be the continuing or surviving entity); provided that (x) in any case where the Subsidiary that is the non-surviving entity is a Loan Party and such Subsidiary’s assets include real property owned by such Loan Party or Voting Stock of any other Loan Party, or (y) if such merger or consolidation constitutes (alone or together with any related merger or consolidation by any Loan Party) a transfer of all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, then in the case of either (x) or (y), (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger or consolidation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the Fair Market Value of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $15,000,000 in any Fiscal Year or (4) at the time of such merger or consolidation, (A) the Payment Condition in respect of merger or consolidation is satisfied and (B) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom;

(b)                                 any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that (x) if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes real property owned by such Loan Party or Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the Fair Market Value of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $15,000,000 in any Fiscal Year or (4) at the time of such sale, lease, transfer or other disposition, (A) the Payment Condition in respect of asset sales is satisfied and (B) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom;

(c)                                  to the extent such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transaction constitutes an “Asset Sale,” such Asset Sale is made in compliance with Subsection 8.5;

(d)                                 the Parent Borrower or any Restricted Subsidiary may be merged or consolidated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4; or

(e)                                  any Restricted Subsidiary acquired after the Closing Date (whether by merger, consolidation, amalgamation, asset purchase or otherwise) may be converted into a Related Corporation.

For purposes of this Subsection 8.2, so long as at the time of any Minority Business Disposition or any Minority Business Offering, (x) the Payment Condition is satisfied and (y) no Specified Default or Event of Default known to the Borrowers exists or would arise therefrom, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be prevented or otherwise restricted by the terms of this Subsection 8.2.

8.3                                 Limitation on Restricted Payments.  Declare or pay any Restricted Payment, except that:

(a)                                  the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity or Holdings to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or Subsidiaries of Holdings, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in Holdings or another Parent Entity and such other related assets;

(b)                                 the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or Holdings in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Term Loan Documents, the Senior Notes Debt Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity (including under the CD&R Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Holdings and such other assets;

(c)                                  the Parent Borrower may pay, without duplication, cash dividends, payments and distributions (A) pursuant to the Tax Sharing Agreement or a similar agreement with Holdings or any Parent Entity; and (B) to pay or permit Holdings or any Parent Entity to pay any Related Taxes;

(d)                                 The Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow Holdings and any Parent Entity to perform its obligations under the Merger Documents and to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

(e)                                  the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow Holdings or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Borrower, Holdings or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of any withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed in any calendar year $30,000,000; provided that such amount shall be increased by (A) an amount equal to the proceeds to Holdings (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, Holdings or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holdings’ or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity or Holdings in accordance with this clause (A) shall have been further contributed to the Parent Borrower or applied (i) to pay expenses, taxes or other amounts (in respect of which the Parent Borrower is permitted to make dividends, payments or distributions pursuant to Subsection 8.3) incurred or payable by Holdings or (ii) in payment of Parent Entity Expenses; and (B) the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Subsidiaries (or by Holdings or any Parent Entity and contributed to the Parent Borrower);

(f)                                    the Parent Borrower may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution to the extent such dividend, payment or distribution is made (regardless of whether any Default or Event of Default has occurred and is continuing) within one hundred and eighty (180) days of the date when such Excluded Contribution was received by the Parent Borrower; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g)                                 the Parent Borrower may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Parent Borrower shall have occurred and be continuing or would result therefrom;

(h)                                 the Parent Borrower may pay cash dividends, payments and distributions, (i) (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrowers shall have occurred and be continuing or would if paid on the date of such declaration result therefrom (provided in each case that such dividend, payment or distribution is paid within thirty (30) days of such declaration) and (ii) the aggregate amount of such dividends, payments and distributions pursuant to this clause (h), when aggregated with all optional prepayments made pursuant to Subsection 8.6(e)(i), do not exceed $30,000,000 in the aggregate; and

(i)            in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrowers shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case the Payment Condition shall be satisfied and provided further, that in each case such dividend, payment or distribution is paid within thirty (30) days of such declaration.

8.4           Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)           such acquisition is expressly permitted by Subsection 8.2 (other than clause (d)); or

(b)           such acquisition is a Permitted Acquisition;

provided that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Event of Default or another Event of Default known to any Borrower, shall occur as a result of such acquisition and; provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Parent Borrower at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4 (and for the avoidance of doubt not as Investments subject to Subsection 8.12).

8.5           Limitation on Dispositions of Collateral.  Unless the Payment Condition shall have been satisfied, engage in any Asset Sale with respect to any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to engage in any Asset Sale, and to attempt, offer and contract to do so, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for Fair Market Value, and if the consideration received is greater than $15,000,000, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash.  For the purposes of the foregoing, the following are deemed to be cash:  (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Capital Stock of the Parent Borrower) or any Restricted Subsidiary and the release in writing of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Borrower and each other Restricted Subsidiary are released in writing from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $90,000,000 and 2.5% of Consolidated Total Assets at the time of designation (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

In connection with any Asset Sale permitted under this Subsection 8.5 or a Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.6           Limitation on Optional Payments and Modifications of Restricted Indebtedness and Other Documents.  (a) Make any optional payment or prepayment on or optional repurchase or redemption of (i) the Senior Notes (other than any exchange for registered notes as provided in the definition thereof), (ii) the Term Loan Facility or (iii) any Indebtedness that, in each case refinances, refunds, replaces, renews, repays, restructures or extends the Indebtedness set forth in preceding clauses (i) and (ii) or any refinancing thereof (in each case whether incurred under Subsection 8.13(i)(ii) or with the proceeds of any Indebtedness incurred under any other provision of Subsection 8.13) (including any Additional Obligations, any Permitted Debt Exchange Notes or any Indebtedness that is by its terms subordinated to the payment in cash of the Obligations, in each case that refinances, refunds, replaces, renews, repays, restructures or extends the Indebtedness set forth in preceding clauses (i) and (ii) or any refinancing thereof) (collectively or individually, “Restricted Indebtedness”), including any payments on account of clauses (i) through (iii), or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (it being understood that (x) payments of regularly scheduled interest and (y) AHYDO Payments shall be permitted, provided that in the case of this clause (y) in respect of Indebtedness other than the Senior Notes (or any Indebtedness the proceeds of which are applied to refinance all or any part of the Senior Notes or any refinancing thereof) after giving effect to such AHYDO Payments, the Total Leverage Ratio would not be greater than 5.00:1.00), unless (i) the Payment Condition shall have been satisfied or such payment or prepayment on or optional repurchase or redemption of Restricted Indebtedness is financed with an amount not exceeding the Available Excluded Contribution Amount Basket and (ii) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom; provided that the Parent Borrower or any of its Restricted Subsidiaries may consummate any redemption of Restricted Indebtedness within sixty (60) days after the date of giving an irrevocable notice of redemption if at such date of giving of such notice, such redemption would have complied with this Subsection 8.6(a).

(b)        In the event of the occurrence of a Change of Control, repurchase or repay any Restricted Indebtedness then outstanding or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other Obligations then due and owing hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any other Obligations then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations on terms reasonably satisfactory to the Administrative Agent in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.  Upon the Borrowers having made all payments of Loans and other Obligations then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(c)         Amend, supplement, waive or otherwise modify any of the provisions of any Restricted Indebtedness (excluding for this purpose any Restricted Indebtedness the proceeds of which were used to refinance, refund, replace, renew, repay, restructure or extend the Senior Notes or the Term Loan Facility or any refinancing thereof, that was incurred under any provision of Subsection 8.13 other than Subsection 8.13(i)(ii)) in a manner that (A) shortens the maturity date of the Indebtedness incurred thereunder to a date prior to the date that is 91 days after the Termination Date, (B) provides for a shorter weighted average life to maturity with respect to such Indebtedness (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness, in each case based on market conditions at the time of the applicable amendment, supplement, waiver or other modification), or (C) only with respect to Indebtedness under the Senior Notes Debt Documents or any indenture, instrument or agreement governing any other Indebtedness that refinances such Indebtedness pursuant to Subsection 8.13(i)(ii), increases the rate or shortens the time for payment of interest or premium payable, whether at maturity, at a date fixed for prepayment or by acceleration or otherwise thereunder. Nothwithstanding the foregoing, the provisions of this Subsection 8.6(c) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) with the proceeds of any Indebtedness otherwise permitted to be incurred pursuant to Subsection 8.13.

(d)        (i) Amend or modify all or any part of, or any provision of, its Organizational Documents, or (ii) amend, modify, terminate or release all or any part of, or any provision of, the Stock Transfer and Option Agreements, except, in each case, for changes, amendments and modifications, and, as applicable, terminations or releases, either individually or in the aggregate, that are not materially adverse to the interests of the Administrative Agent, the Lenders and the Issuing Lenders under the Loan Documents or in the Collateral; provided that the applicable Loan Parties comply with all requirements under the Security Documents to the extent required in connection therewith.

(e)         Notwithstanding the foregoing the Parent Borrower shall be permitted to make the following optional payments, repurchases and redemptions (“Optional Payments”) in respect of Restricted Indebtedness:

(i)            Optional Payments pursuant to this clause (e)(i) in an aggregate amount that, when aggregated with all cash dividends paid pursuant to Subsection 8.3(h), does not exceed $30,000,000;

(ii)           Optional Payments by exchange for, or out of the proceeds of, the issuance, sale or other incurrence of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries permitted under Subsection 8.13;

(iii)          Optional Payments by conversion or exchange of Restricted Indebtedness to Capital Stock (other than Disqualified Capital Stock) or Indebtedness of any Parent Entity; and

(iv)          Optional Payments in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of making such Optional Payment.

8.7           [Reserved].

8.8           Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(a)         any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents, the Term Loan Documents, the Senior Notes Debt Documents and, on and after the execution and delivery thereof, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b)        any agreement governing or relating to Indebtedness and/or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);

(c)         any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which

Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(d)        any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsections 8.8(a) or 8.8(c) or this Subsection 8.8(d) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Parent Borrower);

(e)         (i) any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vii) customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (viii) restrictions that arise or are agreed to in the ordinary course of business and does not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) obligations under Interest Rate Protection Agreements, Hedging Agreements or other Permitted Hedging Arrangements or under Bank Products Agreements, or (x) Related Corporation Contracts;

(f)         any agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Parent Borrower), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Parent Borrower) and either (1) the Parent Borrower determines in good faith that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the ABL Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Term Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (ii) relating to any sale of receivables by a Foreign Subsidiary;

(g)        any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;

(h)        any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition; and

(i)          restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

8.9           Limitation on Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Parent Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto.

8.10         Limitations on Currency, Commodity and Other Hedging Transactions.  Enter into any Hedging Agreement, or purchase or otherwise acquire, or enter into agreements or arrangements relating to, any currency or commodity (each a “Hedging Arrangement”) except, to the extent and only to the extent, that such Hedging Agreements or other agreements or arrangements are entered into with, or such currency or commodity is purchased or otherwise acquired through, reputable financial institutions or vendors other than for purposes of speculation (any such Hedging Agreement, agreement or arrangement, or purchase or acquisition permitted by this Subsection, a “Permitted Hedging Arrangement”).

8.11         Limitations on Transactions with Affiliates.  Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

(a)           (1) the Parent Borrower or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a director, officer, employee, consultant or former officer, director, employee or consultant of or to the Parent Borrower or such Restricted Subsidiary or any Parent Entity in the ordinary course of business, including vacation, health insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent Entity (as (i) approved by the Board of Directors of the Parent Borrower or any Parent Entity (including the compensation committee thereof), (ii) in an amount not in excess of $2,000,000 for such director, or (iii) in the ordinary course of business), or (4) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(b)           the payment of all amounts in connection with this Agreement or any of the Transactions;

(c)           the Parent Borrower or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Merger Documents and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of Holdings, the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Holdings or any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity, or other assets relating to the ownership interest by such Parent Entity in Holdings or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion based on the benefit therefrom to the Parent Borrower and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Holdings or another Parent Entity and such other related assets) or the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the CD&R Investors of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity;

(d)           any issuance or sale of Capital Stock of Holdings or any Parent Entity or capital contribution to the Parent Borrower or any Restricted Subsidiary;

(e)           (1) the execution, delivery and performance of the Tax Sharing Agreement and any Transaction Document, and (2) payments to CD&R or any of its Affiliates (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities pursuant to the Sponsor Management Agreement (or as may be approved by a majority of the Disinterested Directors), (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Transaction Documents or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities;

(f)            the execution, delivery and performance of agreements or instruments (i) under which the Parent Borrower or its Restricted Subsidiaries do not make payments or provide consideration in excess of $5,000,000 per Fiscal Year or (ii) set forth on Schedule 8.11;

(g)           (i) any transaction among any of the Parent Borrower, one or more Restricted Subsidiaries, and/or one or more Related Corporations (in the case of Related Corporations only, pursuant to or in connection with a Related Corporation Contract), (ii) any transaction permitted by clause (c), (d), (f), (g), (h), (i), (j), (l), (m), (n)(ii) or (w) of the definition of “Permitted Investments” (provided that any transaction pursuant to clause (l) or (m) shall be limited to guarantees of loans and advances by third parties), (iii) any transaction permitted by Subsection 8.2 or 8.3 or specifically excluded from the definition of Restricted Payment and (iv) any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii), 8.13(f)(viii), or 8.13(j);

(h)           the Transactions and all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of CD&R and its Affiliates;

(i)            any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent Borrower, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity; and

(j)            any investment by any CD&R Investor in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all CD&R Investors constitutes less than 5.00% of the proposed or outstanding issue amount of such class of securities.

For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Borrower, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Parent Borrower, such transaction shall be approved by a nationally recognized expert reasonably satisfactory to the Administrative Agent with expertise in appraising the terms and conditions of the type of transaction for which approval is required and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12         Limitations on Investments.  Make or maintain, directly or indirectly, any Investment except for Permitted Investments.

8.13         Limitations on Indebtedness.  Directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)           Indebtedness (i) incurred by any Loan Party pursuant to the Term Loan Facility and Indebtedness incurred by any Loan Party otherwise than pursuant to the Term Loan Facility (including pursuant to any Additional Obligations Documents or any Permitted Debt Exchange but not pursuant to the Loan Documents) in an aggregate principal amount not to exceed (A) $1,440,000,000 plus (B) the Maximum Incremental Facilities Amount and (ii) incurred pursuant to the Senior Notes Debt Documents in an aggregate principal amount not to exceed $950,000,000;

(b)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including, without limitation, any Incremental Facility, Extension or any Credit Agreement Refinancing Indebtedness);

(c)           Unsecured Ratio Indebtedness (including, subject to meeting the Total Leverage Ratio requirement set forth in the definition of “Unsecured Ratio Indebtedness”, Additional Obligations that are unsecured);

(d)           Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, and disclosed on Schedule 8.13(d) (“Closing Date Existing Indebtedness”), together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;

(e)           Indebtedness of (i) the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary, or (ii) of the Parent Borrower or any Restricted Subsidiary to any Related Corporation, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts;

(f)            Guarantee Obligations incurred by:

(i)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (m) shall be permitted only to the extent that such Guarantee Obligations are incurred by Guarantors (other than, in the case of clause (m), Guarantee Obligations incurred by any Foreign Subsidiary that is not a Guarantor);

(ii)           a Loan Party (other than Holdings) in respect of Indebtedness of (x) a Non-Loan Party or (y) a Related Corporation, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts, provided that in the event any such Guarantee Obligation guarantees any Indebtedness of a Related Corporation incurred to finance an acquisition by such Related Corporation, at the time of incurrence of such Guarantee Obligation the Payment Condition is satisfied;

(iii)          a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv)          the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person (other than the Parent Borrower or any of its Restricted Subsidiaries or any Related Corporation), provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (w) of this Subsection 8.13, shall not exceed (when incurred) the greater of (x) $150,000,000 and (y) the amount equal to 4.0% of Consolidated Total Assets at the time of such Guarantee Obligations being incurred;

(v)           the Parent Borrower or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi)          the Parent Borrower or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)         the Parent Borrower or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clauses (c), (j), (l), (m), (v) or (w) of the definition of “Permitted Investments”;

(viii)        the Parent Borrower or any of its Restricted Subsidiaries in respect of (x) Management Guarantees and (y) third-party loans and advances to officers or employees of any Parent Entity, Holdings, the Parent Borrower or any of its Restricted Subsidiaries or Related Physicians permitted pursuant to clauses (l) or (m) of the definition of “Permitted Investments”;

(ix)           the Parent Borrower or any of its Restricted Subsidiaries in respect of Reimbursement Obligations in respect of Letters of Credit or with respect to reimbursement obligations in respect of any other letters or credit permitted under this Agreement;

(x)            the Parent Borrower or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business; and

(xi)           the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person (other than Holdings, the Parent Borrower or any of its Restricted Subsidiaries) in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of such Indebtedness, together with the aggregate amount of Investments permitted pursuant to clause (q) of the definition of “Permitted Investments”, does not exceed $30,000,000;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;

(g)           Financing Lease Obligations and Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that (i) the aggregate principal amount at any time outstanding of Financing Lease Obligations and Indebtedness incurred pursuant to this clause (g), when aggregated with the principal amount of all other Financing Lease Obligations and Indebtedness incurred and outstanding at such time pursuant to this clause (g) (together with any renewal, extension, refinancing or refunding pursuant to clause (i) below) shall not exceed an amount equal to the greater of (x) $90,000,000 and (y) the amount equal to 2.50% of Consolidated Total Assets at the time of incurrence of such Indebtedness, and (ii) such Financing Lease Obligations and Indebtedness shall be incurred prior to or within 180 days of such acquisition or leasing or completion of construction or improvement of such assets;

(h)           Indebtedness of Foreign Subsidiaries of the Parent Borrower that are Restricted Subsidiaries in support of working capital needs up to an aggregate outstanding principal amount, which shall not exceed $30,000,000 at any time (provided that an additional $10,000,000 of such Indebtedness shall be permitted to be outstanding at any time in connection with overdraft and similar facilities);

(i)            renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i)            clause (d) or (g) above or this clause (i)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees and expenses) and (B) such Indebtedness has a weighted average maturity no shorter than the weighted average maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii)           clause (a), (c) or (m) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness incurred under Subsections 8.13(a), 8.13(c) or 8.13(m), such Indebtedness has (x) a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) (only with respect to Restricted Indebtedness (excluding for this purpose any Restricted Indebtedness the proceeds of which were used to refinance, refund, replace, renew, repay, restructure or extend the Senior Notes or the Term Loan Facility or any refinancing thereof, that was incurred under any provision of Subsection 8.13 other than this Subsection 8.13(i)(ii)), a weighted average life to maturity, at the time of issuance or incurrence, of not less than the remaining weighted average life to maturity of the Indebtedness that is renewed, extended, refinanced or refunded (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness being refinanced, in each case based on market conditions at the time of any such refinancing), (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement, (D) to the extent that the Indebtedness to be renewed, extended, refinanced or refunded is unsecured and, at the time of such renewal, extension, refinancing or refunding, such Indebtedness could not be incurred under Subsection 8.13(a)(i)(B) by meeting the Consolidated First-Lien Net

Leverage Ratio (as defined in the Term Loan Credit Agreement), then such renewed, extended, refinanced or refunded Indebtedness may not be secured by any Collateral and (E) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;

(j)            Indebtedness of the Parent Borrower or any Restricted Subsidiary to Holdings, the Parent Borrower or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by Subsection 8.12;

(k)           Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries (including any Cash Management Arrangements);

(l)            Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Merger Agreement;

(m)          Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as:  (i) with respect to any newly incurred Indebtedness, such Indebtedness is unsecured, (ii) the Parent Borrower would be in compliance, on a Pro Forma Basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) before and after giving effect thereto, no Specified Default or Event of Default known to the Borrowers has occurred and is continuing, and (iv) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder) and does not provide for redemption or repayment requirements from asset sales, casualty or condemnation events or excess cash flow on terms more favorable than those under the Term Loan Credit Agreement (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other indebtedness permitted hereunder which meets the requirements of this Subsection 8.13(m)); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(m) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Parent Borrower determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(m);

(n)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(o)           Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds and which is extinguished within five (5) Business Days of its incurrence; or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(p)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(q)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;

(r)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(s)           accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(t)            Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements, Hedging Agreements and other Permitted Hedging Arrangements;

(u)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(v)           Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as provided for in Subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(w)          other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (w), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (w) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(f)(iv), shall not exceed (when incurred) the greater of (i) $150,000,000 and (ii) the amount equal to 4.0% of the Consolidated Total Assets at the time of incurrence of such Indebtedness; and

(x)            Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued (i) to government entities in connection with self-insurance under applicable workers’ compensation statutes or (ii) on behalf of any Related Corporation, incurred consistent with past practices on or prior to the Closing Date or in the ordinary course of business, pursuant to or in connection with Related Corporation Contracts.

For purposes of determining compliance with this Subsection 8.13, in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in clauses (a) through (x) above or any related subclauses, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses or subclauses (including in part under one such clause or subclauses and in part under another such clause or subclauses).  Furthermore, for purposes of this definition, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount or, if issued with original issued discount, the aggregated accreted value (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

8.14         Limitations on Liens.  Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired,

or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)           Liens (i) created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b), (ii) created pursuant to the Term Loan Documents, or (iii) created pursuant to any Additional Obligations Documents or any documents entered into in connection with any Permitted Debt Exchange or otherwise securing, directly or indirectly, Additional Obligations, Permitted Debt Exchange Notes or other Indebtedness permitted by Subsection 8.13(a)(i), in the case of clauses (ii) and (iii) above, (x) in respect of any such Indebtedness permitted to be secured, including, in the case of Indebtedness incurred under Subsection 8.13(a)(i)(B), to the extent such Indebtedness is permitted to be secured pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount and (y) provided that any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Term Loan Facility (or any refinancing Indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral;

(b)           Liens existing on the Closing Date and disclosed on Schedule 8.14(b);

(c)           Customary Permitted Liens;

(d)           Liens (including Purchase Money Obligations Liens) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Financing Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Financing Lease;

(e)           any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l) or (q) below, or this clause (e); provided that (i) (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (a)(ii) above any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Term Loan Facility (or any refinancing indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the ABL Priority Collateral and Term Loan Priority Collateral or equivalent thereof being no less favorable to the Lenders than the priority set forth in the ABL/Term Loan Intercreditor Agreement); and (ii) such Liens are in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) and that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);

(f)            Liens on assets of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Foreign Subsidiary permitted under Subsection 8.13(h);

(g)           Liens in favor of lessors securing operating leases permitted hereunder;

(h)           statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(i)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j)            Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(p);

(k)           (i) Liens on the property or assets described in Subsection 8.13(q) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(q), (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of Indebtedness permitted by Subsection 8.13(x), or (iii) Liens securing Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(l)            Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(m) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m)          any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n)           Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(o)           Liens in respect of Guarantee Obligations permitted under Subsection 8.13(f) relating to Indebtedness otherwise permitted under Subsection 8.13, to the extent Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

(p)           Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (p), shall not exceed the greater of (i) $60,000,000 and (ii) the amount equal to 1.75% of Consolidated Total Assets at the time such obligations are incurred; provided further that any Lien securing Indebtedness created pursuant to this clause (p) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the ABL/Term Loan Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(q)           Liens securing Indebtedness permitted by Subsections 8.13(k) and 8.13(t), provided that to the extent that the Parent Borrower determines to secure such Indebtedness with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.14 than Interest Rate Protection Agreements, Hedging Agreements, other Permitted Hedging Arrangements or Cash Management Arrangements otherwise secured under the Security Documents, (x) only in respect of (i) any Bank Product Agreements constituting such Indebtedness permitted by Subsection 8.13(k) that are designated as Designated Cash Management Agreements and (ii) any Interest Rate Protection Agreements, Hedging Agreements or other Permitted Hedging Arrangements constituting such Indebtedness permitted by Subsection 8.13(t) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22 and (y) provided that either (1) the other party to such Bank Product Agreement, Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, that is so designated, or an agent, trustee or other representative therefor, shall enter into a joinder to the ABL/Term Loan Intercreditor Agreement as contemplated thereby, or another intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent or (2) the Parent Borrower shall designate the other party to such Bank Product Agreement, Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, as a Bank Products Affiliate or a Hedging Affiliate for the purposes of the Guarantee and Collateral Agreement in accordance with the terms of Subsection 11.22;

(r)            Liens securing Indebtedness permitted by Subsection 8.13(u) or (v);

(s)           Retained Rights;

(t)            Municipal Contract Liens; and

(u)           any other Lien on property or assets of Parent Borrower or any of its Subsidiaries (other than ABL Priority Collateral) permitted under the Term Loan Facility or any Additional Term Credit Facility.

It is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness.

SECTION 9

Events of Default

9.1           Events of Default.  Any of the following from and after the Closing Date shall constitute an event of default:

(a)           Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that the failure of any representation or warranty (other than the representations and warranties referenced in Subsection 6.1(u)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to Subsection 6.1(g) with respect to the satisfaction of the condition set forth in Subsection 6.1(u)(i)) to be true and correct on the Closing Date will not constitute an Event of Default for the purposes of exercising any remedy under Subsection 9.2 of this Agreement or for the purpose of determining any right to exercise enforcement rights under any Loan Document; or

(c)           Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) Subsection 4.16 (provided that, if any such failure with respect to Subsection 4.16 (other than Subsections 4.16(b)(ii) and 4.16(b)(iii)) is (x) of a type that can be cured within five (5) Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for a five (5) Business Day period after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure and provided, further, that if any such failure with respect to Subsections 4.16(b)(ii) and 4.16(b)(iii) is (x) of a type that can be cured within three (3) Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for a three (3) Business Day period after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), (ii) Subsection 7.2(f) (after a grace period of five (5) Business Days or, if during the continuance of a Dominion Event, a grace period of one (1) Business Day) or (iii) Section 8; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)           Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $50,000,000 or (y) in the payment of any Guarantee Obligation in excess of $50,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its Stated Maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default shall not have been remedied or waived by or on behalf of such holder or holders (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder); or

(f)            If (i) any Borrower or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Borrower or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within sixty (60) days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)            (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any portion of the ABL Priority Collateral in excess of $20,000,000 (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of twenty (20) days;

(j)            Any Loan Party shall assert in writing that any of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)           A Change of Control shall have occurred.

9.2           Remedies Upon an Event of Default.  (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)        Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.3           Borrower’s Right to Cure.  (a) Notwithstanding anything to the contrary otherwise contained in Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four (4) Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.1.  If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)           The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of determining any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or any available basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any extension of credit hereunder, if an Event of Default under the covenant set forth in Subsection 8.1 has occurred and is continuing, (x) during the ten (10) Business Day period during which a Specified Equity Contribution may be made, or (y) on the date on which a Borrowing Base Certificate is delivered and on which a Specified Equity Contribution may be made (in each case as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

SECTION 10

The Agents and the Other Representatives

10.1         Appointment.  (a) Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b)        Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)         Except solely to the extent of the Parent Borrower’s rights to consent pursuant to and subject to the conditions in Subsection 10.9 and except for Subsections 10.8(a), (b), (c) and (e) and 10.13, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

10.2         The Administrative Agent and Affiliates.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Action by an Agent.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4         Exculpatory Provisions.  (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)        No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 11.1) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

(c)         No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)        Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

10.5         Acknowledgement and Representations by Lenders.  Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrowers and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender and each Issuing Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

10.6         Indemnity; Reimbursement by Lenders.  (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent(or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Subsections 2.4(c) and 2.4(d) or L/C Obligations under Subsection 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender).  The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)        Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)         All amounts due under this Subsection 10.6 shall be payable not later than 3 Business Days after demand therefor.  The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7         Right to Request and Act on Instructions; Reliance.  (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders or Supermajority Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders or Supermajority Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8         Collateral Matters.   (a) Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents and the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents and the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or enter into other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Parent Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The

Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent.  The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)        The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (iv) constituting Term Loan Priority Collateral upon the “Discharge of Term Loan Collateral Obligations” (as defined in the ABL/Term Loan Intercreditor Agreement) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14.  Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c)         The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17.  Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)        No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)         The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9         Successor Agent.  Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Lenders, the Issuing Lenders and the Parent Borrower.  If the Administrative Agent or the Collateral Agent shall be removed by the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Parent Borrower; provided that such approval by the Parent Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a combined consolidated capital and surplus of at least $5,000,000,000.  Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation as such Agent, the provisions of this Subsection 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Subsection 10.9, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal (and all unpaid fees accrued for the account of the resigning Issuing Lender shall be paid in full upon its resignation or removal) and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation or removal (and all outstanding Swingline Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swingline Lender with respect to all Letters of Credit issued by it, and all Swingline Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

10.10       Swingline Lender.  The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.11       Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within thirty (30) days after demand therefor.  A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11.  The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.12       Other Representatives.  None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.  Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13       Appointment of Borrower Representatives.  Each Borrower hereby designates the Parent Borrower as its Borrower Representative.  The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  The Borrower Representative hereby accepts such appointment.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.14       Application of Proceeds.  The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows:  subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows:  first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay interest on and then principal of Swingline Loans then outstanding, third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay (on a ratable basis) (A) interest on and then principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the maximum amount of the exposure thereunder as notified from time to time by the Cash Management Party to the Administrative Agent pursuant to the definition of “Cash Management Reserves” and (ii) Designated Hedging Agreements up to the maximum amount of the MTM value thereunder as notified from time to time by the Hedging Party (or, if applicable, an alternative MTM value notified by the Parent Borrower pursuant to a Dealer Polling) to the Administrative Agent pursuant to the definition of “Designated Hedging Reserves”, in each case which are secured under the Security Documents or otherwise, sixth, to pay obligations under Cash Management Arrangements (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(i) above) and Permitted Hedging Arrangements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(ii) above) permitted hereunder and secured by the Guarantee and Collateral Agreement and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus.  To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”.  To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages.  This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

SECTION 11

Miscellaneous

11.1         Amendments and Waivers.  (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)            (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) (except as provided in Subsection 11.1(d)) increase the amount or extend the expiration date of any Lender’s Commitment or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by Holdings or the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders; provided that, as further provided in Subsection 11.1(d), the definition of “Required Lenders” and “Supermajority Lenders” may be amended in connection with any amendment pursuant to Subsections 2.6, 2.7 or 2.8 to include appropriately the Lenders participating in such incremental facility, refinancing, or extension in any required vote or action of the Required Lenders or the Supermajority Lenders, as applicable;

(iii)          release all or substantially all of the Guarantors under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)          require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi)          amend, modify or waive any provision of Subsections 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii)         amend, modify or waive any provision of the Swingline Note (if any) or Subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to Subsection 2.4(d);

(viii)        amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each directly and adversely affected Lender;

(ix)           increase the advance rates set forth in the definition of “Borrowing Base,” or make any change to the definitions of “Borrowing Base” (by adding additional categories or components thereof), “AMR Service Eligible Accounts”, “EmCare General Adjusted Eligible Accounts”, “EmCare General Eligible

Accounts”, “Eligible Accounts”, “Eligible Inventory” or “Other Eligible Accounts” that would have the effect of increasing the amount of the Borrowing Base in each case without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with Subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(x)            amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsections 4.4(d), 4.8(a), 4.16(g), 10.14 or 11.7 hereof, in each case without the consent of all the Lenders; provided that, as more fully set forth in Subsection 11.1(d), these sections may be amended or modified in connection with any amendment, supplement or joinder pursuant to Subsections 2.6, 2.7 or 2.8 to reflect the priorities as permitted by, and contemplated by, such Subsections with the consent of the Administrative Agent and the Lenders participating in such incremental facility, refinancing, or extension, provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $7,500,000 in any Fiscal Year without the consent of any Lender.

(b)        Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)         Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of Subsection 11.1(a).

(d)        Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, (ii) in accordance with Subsection 2.6 to incorporate the terms of any Incremental ABL Term Loans and Incremental Revolving Commitments, (iii) by a Refinancing Amendment in accordance with Subsection 2.7 and (iv) in accordance with Subsection 2.8 to effectuate an Extension and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Commitments in connection therewith, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in Subsections 2.6, 2.7 or 2.8, as applicable) required, including, without limitation, as provided in Subsections 4.4(h) and 4.16(g).

(e)         Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)         Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g)        If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty.  In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2         Notices.  (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower (including in its capacity	Emergency Medical Services Corporation
as Borrower Representative)	6200 S. Syracuse Way
Suite 200
Greenwood Village, Colorado 80110
Attention: General Counsel
Facsimile: (303) 495-1800
Telephone: (303) 495-1254

and

Attention: Chief Financial Officer
Facsimile: (303) 495-1800
Telephone: (303) 495-1200

and

1717 Main Street
Suite 5200
Dallas, Texas 75201
Attention: Treasurer
Facsimile: (214) 712-2731
Telephone: (214) 712-2475
With copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Jeffrey E. Ross, Esq.
Facsimile: (212) 521-7465
Telephone: (212) 909-6000

The Administrative Agent/the Collateral	Deutsche Bank AG New York Branch
Agent:	60 Wall Street
New York, New York 10005
Attention: Carin Keegan
Facsimile: (212) 797-5690

Telephone: (212) 250-6083

With copies to:	White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Alan Rockwell
Facsimile: (212) 354-8113
Telephone: (212) 819-7888

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)        Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer of a Loan Party.

(c)         Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tif”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)        Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 2 or Section 3, respectively if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Section 2 or Section 3, respectively, by electronic communication.  The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5         Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of White & Case LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof), each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Restricted Subsidiaries or any of the property of the Parent Borrower or any of its Restricted Subsidiaries, of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any Other Representative, any other Agent, any Issuing Lender or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of such Agent (and any sub-agent thereof), such Other Representative, such Issuing Lender or any such Lender (or any Related Party of such Agent, Other Representative, Issuing Lender or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by such Agent, Other Representative, Issuing Lender or Lender (or any Related Party of such Agent, Other Representative, Issuing Lender or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve any Lead Arranger or Agent in its capacity as such and claims arising out of or in connection with or by reason of any act or omission of any Loan Party or any of its Affiliates.  No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Subsection 11.5 shall be payable not later than thirty (30) days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Parent Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and (c) above, the Parent Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Subsection 8.2, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Subsection 11.6.

(b)        (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender, to any natural person or to Holdings, the Parent Borrower or any of their respective Subsidiaries) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement

(including its Commitment and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment (x) to a Lender or (y) if an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing, to any other Person; and

(B)           the Administrative Agent (such consent not to be unreasonably withheld).

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii)          Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and

bound by its continuing obligations under Subsection 11.16).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6.

(iv)          The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)         On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this Subsection 11.6(b).  Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service.  Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein.  The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)         (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or its Subsidiaries (other than Permitted Affiliated Assignees)) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and

(E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h) (other than subclauses (i) and (iii) thereof) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant.  Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(ii)           No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)        Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)         No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)         Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Subsection 11.6(f) within thirty (30) Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)        If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1.  Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to Subsection 4.12.  By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)           (i)            Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender that is not an Affiliated Debt Fund:

(1)           such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit R hereto (an “Affiliated Lender Assignment and Assumption”);

(2)           at the time of such assignment after giving affect to such assignment, the aggregate principal amount of all ABL Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all ABL Term Loans outstanding under this Agreement;

(3)           any such assignment shall not be permitted so long as an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing;

(4)           any such ABL Term Loans acquired by an Affiliated Lender may, with the consent of the Parent Borrower, be contributed to the Parent Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Parent Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any ABL Term Loans so acquired by the Parent Borrower shall be retired and cancelled promptly upon the acquisition thereof; and

(5)         such assignment may only relate to or be in respect of ABL Term Loans and no Commitments (or related Obligations) in respect of the Revolving Credit Facility or the FILO Tranche may be assigned to any Affiliated Lender or any Affiliated Debt Fund.

(ii)           Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Parent Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iii)          Notwithstanding anything in Subsection 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated

Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of ABL Term Loans to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or (y) is of the type described in Subsections 11.1(a)(i) through (x) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).

(iv)          Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption Agreement shall provide a confirmation that, if any of Holdings, the Parent Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its ABL Term Loans (“Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the ABL Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above, so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Parent Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Parent Borrower or such Restricted Subsidiary, as applicable.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of ABL Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).

(i)            Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all ABL Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the ABL Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Subsection 11.1.

11.7         Adjustments; Set-off; Calculations; Computations.  (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8,  4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 8.6(b), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  Notwithstanding anything to the contrary in any Loan Document, any Secured Party and its Affiliates (and each Participant of any Lender or any of its Affiliates) that is a Government Accounts Receivable Bank shall not have the right and hereby expressly waives any rights it might otherwise have, to set-off or appropriate and apply any or all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Secured Party or its Affiliates (and each Participant of any Lender or any of its Affiliates) or any branch or agency thereof in a Government Receivables Deposit Account (but no other deposit account or any subsequent deposit accounts to which the proceeds of Restricted Government Accounts may be transferred) to or for the credit or the account of any Borrower or any Guarantor, in each case to the extent necessary for the Loan Parties to remain in compliance with Medicare, Medicaid, TRICARE, CHAMPVA or any other similar or replacement laws, rules or regulations of a Governmental Authority as amended or re-enacted from time to time.

11.8         Judgment.  (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)        If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)         The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13       Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction.

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14       Acknowledgements.  Each Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15       Waiver of Jury Trial.  EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.  (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental

Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)        Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17       Incremental Indebtedness; Additional Indebtedness.  In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18       USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

11.19       Electronic Execution of Assignments and Certain Other Documents.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21       Joint and Several Liability; Postponement of Subrogation.  (a) The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.

(b)        Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect.  In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.22       Designated Cash Management Agreements and Designated Hedging Agreements.  (a) The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x) a Cash Management Arrangement is to be a “Designated Cash Management Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.14, or (y) an Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement is to be a “Designated Hedging Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.14, provided that no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Term Loan Priority Collateral (and any request under this Subsection 11.22 will be deemed to be a representation by the Parent Borrower to such effect), and provided, further, that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the Discharge of ABL Obligations.  Any such designation notice shall include the information required under the definition of “Cash Management Reserves” or “Designated Hedging Reserves”, as applicable.

(b)        Notwithstanding any such designation of a Cash Management Arrangement as a Designated Cash Management Agreement or an Interest Rate Protection Agreement, Hedging Agreement or other Permitted Hedging Arrangement as a Designated Hedging Agreement, no provider or holder of any such Designated Cash Management Agreement or Designated Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider under such agreements, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of the Collateral or any Subsidiary Guarantors.

(c)         The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Designated Cash Management Arrangement or Designated Hedging Agreement, and shall be entitled in all cases to rely on the applicable Cash Management Party, Hedging Party or the Parent Borrower (in the case of any Dealer Polling), as the case may be, in each case party to such agreement for the calculation thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PARENT BORROWER:

CDRT MERGER SUB, INC.

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President and Secretary

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

AGENT AND LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Director

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as Lender

By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

Bank of America, N.A.,
as Lender

By:	/s/ Daniel K. Clancy
	Name:	Daniel K. Clancy
	Title:	Senior Vice President

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:	/s/ Ramin Pourfar
	Name:	Ramin Pourfar
	Title:	Authorized Signatory

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Daniel Gioia
	Name:	Daniel Gioia
	Title:	Authorized Signatory

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

UBS Loan Finance LLC, as Lender

By:	/s/ Irja R. Osta
	Name:	Irja R. Osta
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

Siemens Financial Services, Inc.,
as Lender

By:	/s/ Anthony Casciano
	Name:	Anthony Casciano
	Title:	Senior Vice President

By:	/s/ David Kantes
	Name:	David Kantes
	Title:	Chief Risk Officer

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

CITIBANK, N.A.,
as Lender

By:	/s/ Shane V. Azzara
	Name:	Shane V. Azzara
	Title:	Director

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

Natixis,
as Lender

By:	/s/ Frank H. Madden, Jr.
	Name:	Frank H. Madden, Jr.
	Title:	Managing Director

By:	/s/ Tefta Ghilaga
	Name:	Tefta Ghilaga
	Title:	Director

[SIGNATURE PAGE ABL CREDIT AGREEMENT]

SCHEDULE A

Commitments and Addresses

Lender	Commitment
Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005	$47,500,000
Barclays Bank PLC 745 Seventh Avenue New York, NY 10019	$47,500,000
Bank of America, N.A. One Bryant Park New York, NY 10036	$47,500,000
Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, NY 10036	$47,500,000
Royal Bank of Canada One Liberty Plaza New York, NY 10006	$47,500,000
UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901	$47,500,000
Siemens Financial Services, Inc. 170 Wood Avenue South Iselin, NJ 08830	$30,000,000
Citibank, N.A. 390 Greenwich Street New York, NY 10013	$17,500,000
Natixis 9 West 57th Street 35th Floor New York, NY 10019	$17,500,000
Total:	$350,000,000

1

SCHEDULE 1.1(a)

Assumed Indebtedness

1.               Promissory notes

(a)          Unsecured Subordinated Promissory Note, dated July 1, 2006, by Eagle Acquisition Subsidiary, Inc. and Air Ambulance Specialists, Inc. in favor of Janet Borrego, in original aggregate principal amount of $452,158, of which $27,607 was outstanding at March 31, 2011.

(b)         Unsecured Subordinated Promissory Note, dated July 1, 2006, by Eagle Acquisition Subsidiary, Inc. and Air Ambulance Specialists, Inc. in favor of George Borrego, in original aggregate principal amount of $333,169, of which $20,342.00 was outstanding at March 31, 2011.

(c)          Unsecured Subordinated Promissory Note, dated July 1, 2006, by Eagle Acquisition Subsidiary, Inc. and Air Ambulance Specialists, Inc. in favor of Kimarie M. Jones, in original aggregate principal amount of $333,169, of which $20,342 was outstanding at March 31, 2011

(d)         Payment obligation in original aggregate principal amount of $970,115 (of which $623,265 was outstanding at March 31, 2011) pursuant to the Asset Acquisition Agreement, dated as of October 6, 1992, by and among Patient Transport, Inc., Wooster Coaches. Inc., Montachusett Ambulance, Inc., Nancy Leasing, Inc., Craig Leasing, Inc., each of the shareholders of the foregoing, ASA Management Services and Zam Cul Enterprises, Inc.

(e)          Promissory Note, dated August 7, 2009, by Templeton Readings, LLC in favor of Keystone Teleradiology, LLC, in original aggregate principal amount of $250,000, of which $31,250 was outstanding at March 31, 2011.

2.               Swaps

(a)          ISDA Master Agreement and Schedule between J. Aron & Company (“Aron”) and EMS Management LLC (“EMS”), dated as of June 30, 2009, as amended by the Amendment Letter dated May 23, 2011 (the “Aron ISDA Master Agreement”).

(b)         Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of February 5, 2010.

(c)          Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of February 5, 2010.

(d)         Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of May 14, 2010.

(e)         Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of May 21, 2010.

(f)            Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of May 21, 2010.

(g)         Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of May 21, 2010.

2

(h)         Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of May 25, 2010.

(i)             Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of June 29, 2010.

(j)             Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of June 29, 2010.

(k)          Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of June 30, 2010.

(l)             Energy Swap Transaction (reference number) entered into between Aron and EMS with a Trade Date of July 1, 2010.

3.               Guarantees

(a)          Guarantee, dated 2009, by AMR Holdco, Inc. of all obligations and liabilities of EMS under the Aron ISDA Master Agreement.

(b)         Guarantee, dated 2009, by EmCare Holdco, Inc. of all obligations and liabilities of EMS under the Aron ISDA Master Agreement.

4.               Financing Leases

(a)          Letter agreement, dated March 26, 2008, between William Spencer Company and American Medical Response West in connection with certain leasehold improvements.

(b)        Equipment lease, dated October 29, 2008, between EverRad, LLC and T&C Computer.

(c)          Commercial Lease Agreement Open End, dated May 27, 2009, between USA Financial Services, LLC and American Medical Response Ambulance Service, Inc. (as successor by assignment to Lifeguard Ambulance Service of Texas, LLC).

5.               Earn-out obligations under the following agreements:

(a)          Amended and Restated Option Agreement, dated effective as of April 29, 2010, by and among Dr. Harold Bolnick, Texas EM-I Medical Services, P.A., and each of the other parties set forth on the signature pages thereto.

(b)         Stock Purchase Agreement, dated as of June 3, 2006 and amended as of June 30, 2006, among Air Ambulance Specialists, Inc., Donald A. Jones, George Borrego, Kimarie M. Jones and Janet Borrego, and Eagle Acquisition Subsidiary, Inc.

(c)          Unit Purchase Agreement, dated November 9, 2009, by and among Expansion Management Services, L.P., Apex Acquisition LLC, EmCare, Inc. (for the limited purpose of Section 13.16 thereof) and Pinnacle Consultants Limited Partnership (for the limited purpose of Section 8.14 thereof).

3

(d)         Membership Interest Purchase Agreement, dated as of December 1, 2010, by and among Connecticut EM-I Medical Services, P.C., each of the Sellers party thereto, Milford Anesthesia Associates, P.C. and Jeffrey Wagner, M.D., as the Seller Representative.

(e)          Stock Purchase Agreement, dated as of June 30, 2010, by and among Sun Devil Acquisition LLC, David J. Samuels, Eric Wilke, M.D., Ingenuity Matrix, Inc., Traditions Emergency Medicine, P.A., and Keith Butler, M.D.

(f)            Securities Purchase Agreement, dated as of January 10, 2011, by and among Dr. William N. Hartenbach, EmCare, Inc. and Florida Sunshine Anesthesia Providers, P.A.

6.              Letters of Credit

(a)          Letter of credit issued by Royal Bank of Canada in favor of ACE American Insurance Company and/or Indemnity Insurance Company of North America, in aggregate amount not to exceed $27,231,609.

(b)         Letter of credit issued by Royal Bank of Canada in favor of Continental Casualty Company and/or CAN Claim Plus, Inc., in the amount of $150,771.

(c)          Letter of credit issued by Royal Bank of Canada in favor of The Travelers Indemnity Company, in the amount of $25,000.

(d)         Letter of credit issued by The Milford Bank on behalf of Milford Anesthesia Associates, P.C. in the amount of $100,000.

4

SCHEDULE 1.1(b)

Disposition of Certain Assets

Real Property:

1.               The property of American Medical Response West located at 212 Campus Way, Modesto, CA 95350.

2.               The property of Mission Care of Illinois, LLC located at 25 Royal Heights Center, Belleville, IL 62226.

3.               The property of AMR of Brocton, LLC located at 45 Industrial Blvd., Brockton, MA 02301.

4.               The property of American Medical Response Ambulance Service, Inc. located at 2603 Inwood Road, Dallas, TX 75235.

Other Assets:

None.

5

SCHEDULE 1.1(c)

Existing Financing Leases

Item 4 on Schedule 1.1(a) is incorporated herein by reference.

6

SCHEDULE 1.1(d)

Existing Letters of Credit

Beneficiary	Date Issued	Date Renewed	Expiration Date	Current Amount ($)
City of Arlington	02/10/05	02/01/11	02/01/12	1,750,000.00
Kaiser Foundation Health Plan	03/10/05	02/01/11	02/01/12	268,528.57
City of Akron	03/10/05	02/01/11	02/01/12	500,000.00
County of Sonoma	03/10/05	02/01/11	02/01/12	1,500,000.00
City of Spokane Fire Department	03/10/05	02/01/11	02/01/12	2,000,000.00
City of Seattle	03/10/05	02/01/11	02/01/12	2,000,000.00
Pacific Employers Insurance Co	03/10/05	02/01/11	02/01/12	16,000,000.00
Pacific Employers Insurance Co	03/10/05	02/01/11	02/01/12	10,000,000.00
Multnomah County Emergency	09/23/05	09/01/10	09/01/11	2,750,000.00
San Joaquin County EMS Agency	04/27/06	05/01/10	05/01/12	1,000,000.00
County of Clackamas, Oregon	05/05/06	02/01/11	02/01/12	1,500,000.00
Vista Insurance Plan, Inc.	08/30/07	08/21/10	08/21/11	68,000.00
American Alternative Insurance Corp.	11/29/07	12/31/10	12/31/11	400,000.00
El Paso County Emergency Services Agency	12/24/08	12/24/10	12/24/11	3,000,000.00
Laramie County EMS Joint Powers Board	05/15/09	02/01/11	02/01/12	400,000.00
City of Amarillo	01/15/10	01/05/11	01/15/12	625,000.00
Ambulance Service Board, Representing Specified Municipalities in Spokane County	06/24/10	n/a	06/17/11	2,000,000.00
County of Monterey	07/15/10	n/a	07/15/11	1,500,000.00
National Union Fire Insurance Co.	05/06/11	n/a	05/06/12	150,000.00
	Total			47,411,528.57

7

SCHEDULE 1.1(e)

Fiscal Periods

Monthly Fiscal Periods end on the last day of the applicable calendar month.

8

SCHEDULE 1.1(f)

Existing Investments

1.               Global Medical Response of India Limited, a Mauritian corporation and wholly-owned subsidiary of Global Medical Response, Inc., has invested approximately $2.1 million for an approximately 9.5% equity interest (on a fully diluted basis) in Dial 1298 Ambulance, an ambulance company doing business in India.

2.               Global Emergency Medical Services Limited participates in a joint venture in Trinidad & Tobago, owning a 25.5% equity interest (on a fully diluted basis) in Global Medical Response of Trinidad & Tobago, Ltd., a Trinidad and Tobago corporation.

3.               Promissory Note dated April 4, 2001, by St. Paul ERDocs, P.A. in favor of Healthcare Administrative Services, Inc., in aggregate principal amount not to exceed $600,000.

4.               On December 13, 2010, EMS Management LLC funded the acquisition of Milford Anesthesia Associates, L.L.C. by Connecticut EM-I Medical Services, P.C., an Affiliated Medical Group, pursuant to a Promissory Note in a principal amount not to exceed $78,744,776.

5.               On January 10, 2011, EMS Management LLC funded the acquisition of North Pinellas Anesthesia Associates, P.A. by Florida Sunshine Anesthesia Providers, P.A., an Affiliated Medical Group, pursuant to a Promissory Note in the principal amount of $500,000.

6.               Promissory Note, effective as of June 30, 2010, by Texas Anesthesia Specialists, P.A. in favor of EMS Management LLC, in principal amount of up to $3,000,000, in connection the June 30, 2010 acquisition by Texas Anesthesia Specialists, P.A. of the interests in Fredericksburg Anesthesia Consultants, PLLC.

9

SCHEDULE 4.16

Related Corporation DDAs

10

SCHEDULE 5.1

Financial Condition

None.

11

SCHEDULE 5.2

Material Adverse Effect Disclosure

None.

12

SCHEDULE 5.3

Good Standing Disclosure

The following Loan Parties may not be in good standing in their respective jurisdictions of organization (and it is not expected that a failure by such Loan Parties to so be in good standing on the Closing Date would have a Material Adverse Effect):  Adam Transportation Service, Inc., Associated Ambulance Service, Inc., Five Counties Ambulance Service, Inc., Park Ambulance Service Inc. and Sunrise Handicap Transport Corp.

13

SCHEDULE 5.4

Consents Required

1.               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until the Company and Holdings each file a notification and report form under the HSR Act with the Federal Trade Commission (the “FTC”), and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated.  The notification and report forms under the HSR Act were filed with the FTC and DOJ on February 28, 2011 and the FTC granted early termination of the HSR waiting period on March 7, 2011.

2.               Due to the indirect change of ownership of EMCA Insurance Company, Ltd., the Company’s indirect subsidiary and captive insurance company, the Merger may not be completed without approval by EMCA Insurance Company, Ltd.’s domestic insurance regulator, the Cayman Islands Monetary Authority.  Application for such approval was filed on February 24, 2011.  The Cayman Islands Monetary Authority granted approval on March 1, 2011.

14

SCHEDULE 5.6

Litigation

Eleven purported shareholder class actions relating to the transactions contemplated by the merger agreement have been filed in state court in Delaware and federal and state courts in Colorado against various combinations of the Company, the members of our board of directors, CD&R, Parent, Merger Sub, Onex, Goldman, Sachs & Co., Bank of America Corporation and BofA Merrill Lynch, which we refer to as the Actions.  The Actions consist of the following: Seven actions were filed in the Delaware Court of Chancery beginning on February 22, 2011, which have since been consolidated into one action entitled In re Emergency Medical Services Corporation Shareholder Litigation, Consolidated C.A. No. 6248-VCS.  The Court of Chancery’s order requires the plaintiffs in this consolidated action to designate an operative complaint for the consolidated action by March 28, 2011.  Two actions, entitled Scott A. Halliday v. Emergency Medical Services Corporation, et al., Case No. 2011CV316 (filed on February 15, 2011), and Alma C. Howell v. William Sanger, et. al., Case No. 2011CV488 (filed on March 1, 2011), were filed in the District Court, Arapahoe County, Colorado.  Two other actions, entitled Michael Wooten v. Emergency Medical Services Corporation, et al., Case No. 2011CV412 (filed on February 17, 2011), and Neal Greenberg v. Emergency Medical Services Corporation, et. al., Case No. 11-CV-00496 (filed on February 28, 2011), were filed in the U.S. District Court for the District of Colorado.  The Actions generally allege that the directors of the Company and/or Onex breached their fiduciary duties by, among other things: approving the transactions contemplated by the Merger Agreement, which allegedly were financially unfair to the Company and its public stockholders; agreeing to provisions in the merger agreement that will allegedly prevent the board from considering other offers; permitting the unitholders agreement and failing to require a provision in the merger agreement requiring that a majority of the public stockholders approve the transactions contemplated by the merger agreement; and/or making allegedly materially inadequate disclosures.  The Actions further allege that certain defendants aided and abetted these breaches.  In addition, the two actions filed in the U.S. District Court for the District of Colorado contain individual claims brought under Section 14(a) and Section 20(a) of the Exchange Act pertaining to the purported dissemination of allegedly misleading proxy materials.  The Actions seek unspecified damages and equitable relief, including an injunction halting the transaction or rescission of the transaction as applicable.

On May 9, 2011, the plaintiffs in the consolidated Delaware action filed a notice with the Delaware Court of Chancery withdrawing the motion for a preliminary injunction they had filed on April 21, 2011; there is now no pending motion for a preliminary injunction in any of the actions.

15

SCHEDULE 5.8

Real Property

None.

16

SCHEDULE 5.9

Intellectual Property Claims

None.

17

SCHEDULE 5.15

Subsidiaries

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
A1 Leasing, Inc.	Regional Emergency Services, L.P.	Florida	100%
Abbott Ambulance, Inc.	Mission Care of Missouri, LLC	Missouri	100%
Access 2 Care, LLC	Mission Care Services, LLC	Missouri	100%
Adam Transportation Service, Inc.	American Medical Response, Inc.	New York	100%
Affilion, Inc.	Sun Devil Acquisition LLC	Delaware	100%
Air Ambulance Specialists, Inc.	American Medical Response, Inc.	Colorado	100%
Ambulance Acquisition, Inc.	American Medical Response, Inc.	Delaware	100%
American Emergency Physicians Management, Inc.	EmCare of California, Inc.	California	100%
American Investment Enterprises, Inc.	Mercy, Inc.	Nevada	100%
American Medical Pathways, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Delaware Valley, LLC	American Medical Response Mid-Atlantic, Inc.	Delaware	100%
American Medical Response Holdings, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Management, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response Mid-Atlantic, Inc.	American Medical Response, Inc.	Pennsylvania	100%
American Medical Response Northwest, Inc.	American Medical Response, Inc.	Oregon	100%
American Medical Response of Canada Inc.	American Medical Response, Inc.	Canada	100%
American Medical Response of Colorado, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Connecticut, Incorporated	American Medical Response, Inc.	Connecticut	100%
American Medical Response of Georgia, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Illinois, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Inland Empire	American Medical Response, Inc.	California	100%
American Medical Response of Massachusetts, Inc.	American Medical Response, Inc.	Massachusetts	100%

18

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
American Medical Response of North Carolina, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Oklahoma, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of South Carolina, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Southern California	American Medical Response Ambulance Service, Inc.	California	100%
American Medical Response of Tennessee, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response of Texas, Inc.	American Medical Response, Inc.	Delaware	100%
American Medical Response West	American Medical Response, Inc.	California	100%
American Medical Response, Inc.	AMR HoldCo, Inc.	Delaware	100%
AMR Brockton, L.L.C.	American Medical Response of Massachusetts, Inc.	Delaware	100%
AMR HoldCo, Inc.	Emergency Medical Services L.P.	Delaware	100%
Apex Acquisition LLC	EmCare, Inc.	Delaware	100%
Arizona Oasis Acquisition, Inc.	American Medical Response, Inc.	Delaware	100%
Associated Ambulance Service, Inc.	American Medical Response, Inc.	New York	100%
Atlantic Ambulance Services Acquisition, Inc.	American Medical Response, Inc.	Delaware	100%
Atlantic/Key West Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Atlantic/Palm Beach Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
BestPractices, Inc.	Holiday Acquisition Company, Inc.	Virginia	100%
Blythe Ambulance Service	Springs Ambulance Service, Inc.	California	100%
Broward Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Clinical Partners Management Company, LLC	EmCare, Inc.	Texas	100%
Desert Valley Medical Transport, Inc.	American Medical Response of Inland Empire	California	100%
EHR Management Co.	EmCare, Inc.	Delaware	100%
EMCA Insurance Company, Ltd.	EmCare Holdings, Inc.	Cayman Islands	100%
EmCare Anesthesia Providers, Inc.	EmCare, Inc.	Delaware	100%
EmCare HoldCo, Inc.	Emergency Medical Services L.P.	Delaware	100%
EmCare Holdings Inc.	EmCare HoldCo, Inc.	Delaware	100%
EmCare of California, Inc.	EmCare, Inc.	California	100%
EmCare Physician Providers, Inc.	EmCare, Inc.	Missouri	100%

19

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
EmCare Physician Services, Inc.	EmCare, Inc.	Delaware	100%
EmCare, Inc.	EmCare Holdings Inc.	Delaware	100%
Emergency Medical Services Corporation	CDRT Acquisition Corporation	Delaware	100%
Emergency Medical Services L.P.	Emergency Medical Services Corporation / EMS Executive Investco LLC	Delaware	97% / 3%
Emergency Medicine Education Systems, Inc.	EmCare, Inc.	Texas	100%
EMS Executive Investco LLC	Emergency Medical Services Corporation	Delaware	100%
EMS Management LLC	AMR HoldCo, Inc. / EmCare HoldCo, Inc.	Delaware	50% / 50%
EMS Offshore Medical Services, LLC	American Medical Response, Inc.	Delaware	100%
EverRad, LLC	Templeton Readings, LLC	Florida	100%
Five Counties Ambulance Service, Inc.	American Medical Response, Inc.	New York	100%
Florida Emergency Partners, Inc.	American Medical Response, Inc.	Texas	100%
Fountain Ambulance Service, Inc.	Hank’s Acquisition Corp.	Alabama	100%
Global Emergency Medical Services Limited	Global Medical Response of Barbados Limited	Trinidad	100%
Global Medical Response, Inc.	American Medical Response, Inc.	Delaware	100%
Global Medical Response of Barbados Limited	Global Medical Response, Inc.	Barbados	100%
Global Medical Response of India Limited	Appleby Trust (Mauritius) Limited as trustee of Radec Purpose Trust, on behalf of Global Medical Response, Inc.	Mauritius	100%
Gold Coast Ambulance Service	V.I.P. Professional Services, Inc.	California	100%
Hank’s Acquisition Corp.	American Medical Response, Inc.	Alabama	100%
Healthcare Administrative Services, Inc.	EmCare, Inc.	Delaware	100%
Hemet Valley Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	California	100%
Herren Enterprises, Inc.	American Medical Response Ambulance Service, Inc.	California	100%
Holiday Acquisition Company, Inc.	EmCare, Inc.	Colorado	100%
International Life Support, Inc.	American Medical Response of Colorado, Inc.	Hawaii	100%
Kutz Ambulance Service, Inc.	American Medical Response, Inc.	Wisconsin	100%

20

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
LifeCare Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	Illinois	100%
LifeFleet Southeast, Inc.	American Medical Response, Inc.	Florida	100%
MedAssociates, LLC	EmCare, Inc.	Texas	100%
Medevac Medical Response, Inc.	American Medical Response, Inc.	Missouri	100%
Medevac MidAmerica, Inc.	American Medical Response, Inc.	Missouri	100%
Medic One Ambulance Services, Inc.	American Medical Response, Inc.	Delaware	100%
Medic One of Cobb, Inc.	American Medical Response Ambulance Service, Inc.	Georgia	100%
Medi-Car Ambulance Service, Inc.	Medi-Car Systems, Inc.	Florida	100%
Medi-Car Systems, Inc.	American Medical Response, Inc.	Florida	100%
MedicWest Ambulance, Inc.	MedicWest Holdings, Inc.	Nevada	100%
MedicWest Holdings, Inc.	Nevada Red Rock Ambulance, Inc.	Delaware	100%
MedLife Emergency Medical Service, Inc.	Hank’s Acquisition Corp.	Alabama	100%
Mercy Ambulance of Evansville, Inc.	Paramed, Inc.	Indiana	100%
Mercy Life Care	American Medical Response Ambulance Service, Inc.	California	100%
Mercy, Inc.	American Medical Response Ambulance Service, Inc.	Nevada	100%
Metro Ambulance Service (Rural), Inc.	American Medical Response, Inc.	Delaware	100%
Metro Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
Metro Ambulance Services, Inc.	American Medical Response, Inc.	Georgia	100%
Metropolitan Ambulance Service	American Medical Response West	California	100%
Midwest Ambulance Management Company	American Medical Response, Inc.	Delaware	100%
Mission Care of Illinois, LLC	Mission Care Services, LLC	Illinois	100%
Mission Care of Missouri, LLC	Mission Care Services, LLC	Missouri	100%
Mission Care Services, LLC	American Medical Response, Inc.	Missouri	100%
Mobile Medic Ambulance Service, Inc.	American Medical Response, Inc.	Delaware	100%
MSO Newco, LLC	Apex Acquisition LLC	Delaware	100%
Nevada Red Rock Ambulance, Inc.	Nevada Red Rock Holdings, Inc.	Delaware	100%
Nevada Red Rock Holdings, Inc.	American Medical Response, Inc.	Delaware	100%
Northwood Anesthesia Associates, L.L.C.	EmCare, Inc.	Florida	100%
Paramed, Inc.	American Medical Response, Inc.	Michigan	100%

21

Name of Entity	Legal Ownership	Jurisdiction of Organization	Ownership Interest
Park Ambulance Service Inc.	American Medical Response, Inc.	New York	100%
Physician Account Management, Inc.	EmCare Physician Providers, Inc.	Florida	100%
Physicians & Surgeons Ambulance Service, Inc.	American Medical Response, Inc.	Ohio	100%
Pinnacle Consultants Mid-Atlantic, L.L.C.	Apex Acquisition LLC	Delaware	100%
ProvidaCare, L.L.C.	American Medical Pathways, Inc.	Texas	100%
Provider Account Management, Inc.	EmCare Physician Services, Inc.	Delaware	100%
Puckett Ambulance Service, Inc.	American Medical Response Ambulance Service, Inc.	Georgia	100%
Radiology Staffing Solutions, Inc.	EmCare, Inc.	Delaware	100%
Radstaffing Management Solutions, Inc.	EmCare, Inc.	Delaware	100%
Randle Eastern Ambulance Service, Inc.	American Medical Response, Inc.	Florida	100%
Regional Emergency Services, L.P.	Florida Emergency Partners, Inc. / American Medical Response Management, Inc.	Delaware	1% / 99%
Reimbursement Technologies, Inc.	EmCare, Inc.	Pennsylvania	100%
River Medical Incorporated	Arizona Oasis Acquisition, Inc.	Arizona	100%
Seawall Acquisition, LLC	American Medical Response, Inc.	Delaware	100%
Seminole County Ambulance, Inc.	American Medical Response, Inc.	Delaware	100%
Springs Ambulance Service, Inc.	American Medical Response, Inc.	California	100%
STAT Healthcare, Inc.	American Medical Response, Inc.	Delaware	100%
Sun Devil Acquisition LLC	EmCare, Inc.	Delaware	100%
Sunrise Handicap Transport Corp.	American Medical Response, Inc.	New York	100%
TEK Ambulance, Inc.	American Medical Response Ambulance Service, Inc.	Illinois	100%
Templeton Readings, LLC	EmCare, Inc.	Maryland	100%
Tidewater Ambulance Service, Inc.	Paramed, Inc.	Virginia	100%
Troup County Emergency Medical Services, Inc.	American Medical Response of Georgia, Inc.	Georgia	100%
V.I.P. Professional Services, Inc.	Seawall Acquisition, LLC	California	100%

22

SCHEDULE 5.17

Environmental Matters

None.

23

SCHEDULE 5.20

Insurance(1)

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Casualty
General Liability	EMSC		03/31/10 – 03/31/12	ACE American Ins. Co	$2,750,000 Deductible xs $250,000 SIR	$2,750,000 per occurrence / $10,000,000 general aggregate
Automobile Liability All States	EMSC		03/31/10 – 03/31/12	ACE American Ins. Co	$2,000,000	$5,000,000
Automobile Liability NY Only	EMSC		01/01/10 – 01/01/12	ACE American Ins. Co		$50,000
Excess Automobile Liability	EMSC		03/31/10 – 03/31/12	National Union Fire Insurance Co of Pittsburgh, PA (Chartis)		$25,000,000 xs $5,000,000 (AOS) $25,000,000 xs $2,000,000 (Foreign AL)
Workers Compensation All Other States	EMSC		03/31/10 – 03/31/12	Indemnity Insurance Co. of N.A.	$1,000,000	Statutory / $1,000,000
Workers Compensation Wisconsin	EMSC		03/31/10 – 03/31/12	ACE American Ins. Co	$1,000,000	Statutory / $1,000,000
Workers Compensation AZ, CA, MA	EMSC		03/31/10 – 03/31/12	ACE American Ins. Co	$1,000,000	Statutory / $1,000,000
Workers Compensation Excess OH & WA	EMSC		03/31/10 – 03/31/12	ACE American Ins. Co	$1,000,000	Statutory / $1,000,000

(1)                                  This Schedule 5.20 sets forth a complete and correct listing of all insurance that is maintained by the Loan Parties and material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole as of the Closing Date, as well as certain insurance policies of the Loan Parties that are not material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole as of the Closing Date.

24

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Healthcare Professional Liability (AMR) / Excess Umbrella Liability	EMSC		03/31/10 – 03/31/12	Lexington Ins. Co.	$3,000,000 PL SIR	$20,000,000 Healthcare Professional Limit (claims made) / $25,000,000 Umbrella xs of scheduled underlying (occurrence)

Fiduciary Liability	EMSC		12/01/10 – 12/01/11	Federal Insurance Company	$75,000	$10,000,000
Excess Fiduciary	EMSC		12/01/10 – 12/01/11	US. Specialty Insurance Company	n/a	$10,000,000 xs $10,000,000
Crime Insurance	EMSC		12/01/10 – 12/01/11	National Union Fire Insurance Co of Pittsburgh, PA (Chartis)	$100,000	$10,000,000
Excess Crime Insurance	EMSC		12/01/10 – 12/01/11	Federal Insurance Company	n/a	$10,000,000 xs $10,000,000
Special Risk	EMSC		12/01/10 – 12/01/11	National Union Fire Insurance Co of Pittsburgh, PA (Chartis)	n/a	$5,000,000
Directors & Officers Liability Primary, Side A, B, C	EMSC		12/01/10 – 12/01/11	Federal Insurance Company	$0 / $500,000 / $750,000	$10,000,000 / $25,000 Securityholder Derivative Sub-limit
Directors & Officers Liability (First Excess)	EMSC		12/01/10 – 12/01/11	Zurich American Insurance Company	n/a	$10,000,000 xs $10,000,000

25

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Directors & Officers Liability (Second Excess)	EMSC		12/01/10 – 12/01/11	US. Specialty Insurance Company	n/a	$5,000,000 xs $20,000,000
Directors & Officers Liability (Third Excess)	EMSC		12/01/10 – 12/01/11	Axis Insurance Company	n/a	$10,000,000 xs $25,000,000
Directors & Officers Liability (Fourth Excess)	EMSC		12/01/10 – 12/01/11	Travelers Casualty & Surety Co. of America	n/a	$5,000,000 xs $35,000,000
Directors & Officers Liability Side A (Fifth Excess)	EMSC		12/01/10 – 12/01/11	ACE American Ins. Co	n/a	$10,000,000 xs $40,000,000
Errors & Omissions Professional Liability	EMSC		07/19/10 – 07/19/11	Executive Risk (Chubb)	$50,000	$5,000,000
Excess Liability Primary (Onex)	Onex Corporation		11/15/10 – 11/15/11	Federal Insurance Company	n/a	$10,000,000 xs $25,000,000 (Chartis Umbrella policy)
Excess Liability 1st Excess (Onex)	Onex Corporation		11/15/10 – 11/15/11	American Guarantee & Liability Insurance Co. (Zurich)	n/a	$15,000,000 xs $35,000,000
Excess Liability 2nd Excess (Onex)	Onex Corporation		11/15/10 – 11/15/11	ACE INA Insurance Co.	n/a	$25,000,000 xs $55,000,000
Excess Liability 3rd Excess (Onex)	Onex Corporation		11/15/10 – 11/15/11	Liberty Mutual Ins. Co.	n/a	$25,000,000 xs $80,000,000
Property
Property Insurance / Boiler & Machinery Primary + TRIA	EMSC		07/31/10 – 07/31/11	Beazley Insurance Company, Inc.	$25,000 / $100,000 Earth Movement / $50,000 Flood	$25,000,000

26

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Property DIC Earthquake (First Excess)	EMSC		07/31/10 – 07/31/11	Mount Hawley/Aspen Specialty	5% of total insured values at 911 locations, subject to $100,000 minimum	$10,000,000 xs $5,000,000 (Beazley Insurance Co.)
International
Foreign Policy — Commercial Package	AMR		10/01/09 – 03/11/11	ACE American Ins. Co	$2,500 Property Business Income / $2,500 Laptops / $1,000 per occurrence Employee Dishonesty

$1,000,000 per occurrence GL (no coverage provided for Products/Completed Ops) / $2,000,000 each accident Contingent Auto Liability / $25,000 per accident & per policy period Hired Auto Physical Damage / $1,000,000 per occurrence & aggregate Employee Benefits Liability (claims made) / $5,000 per occurrence Employee Dishonesty / $50,000 personal property an unnamed locations

Automobile Liability Mexico Primary	AMR		05/20/11 – 05/20/12	AXA Sergus S.A. de C.V.		$100,000 Combined single limit property damage / Bodily injury / $5,000 Medical Expense / $100,000 Legal Assistance
Excess Automobile Liability Mexico Primary	AMR		05/20/11 – 05/20/12	AXA Sergus S.A. de C.V.	n/a	$150,000 xs $100,000

27

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
Non-Owned Aviation	EMSC		07/29/10 – 07/29/11	Federal Insurance Co.	n/a	$50,000,000
Pollution Legal Liability & Remediation Legal Liability	EMSC		04/26/10 – 05/01/11	Greenwich Insurance Co (XL)	$50,000	$1,000,000 per occurrence / $2,000,000 aggregate
Public and Products Liability	GMRTT		06/25/10 – 09/30/11	QBE Syndicates	n/a

Public Liability $6,300,000 any one claim and in the aggregate for each annual period commencing 9/30/09 / Employer’s Liability $6,300,000 each annual period commencing 9/30/09 / Third Party Motor Liability $1,500,000 any one person BI; $2,500,000 any one accident for BI; $750,000 any one person for property damage; $1,500,000 any one claim for property damage

EmCare
EmCare Medical Professional Liability AOS	EMSC		03/31/11 – 03/31/12	Continental Casualty		$1,000,000 per incident / $3,000,000 aggregate $1,000,000 per incident Corporate Entity / $10,000,000 Corporate Entity aggregate / $10,000,000 combined aggregate

28

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
EmCare Medical Professional Liability Florida	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$250,000 per incident / $750,000 aggregate
EmCare Medical Professional Liability Indiana	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$250,000 per incident / $750,000 aggregate
EmCare Medical Professional Liability Kansas	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$200,000 per incident / $600,000 aggregate
EmCare Professional Liability Louisiana	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$100,000 per incident / $300,000 aggregate
EmCare Professional Liability New York	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$1,300,000 per incident / $3,900,000 aggregate
EmCare Professional Liability Pennsylvania	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$500,000 per incident / $1,500,000 aggregate
EmCare Professional Liability Wisconsin	EmCare, Inc.		03/31/11 – 03/31/12	Continental Casualty		$1,000,000 per incident / $3,000,000 aggregate
EmCare Workers Compensation/Employers Liability	EmCare, Inc.		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	California EM-I Medical Services, A Medical Corp		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Maryland Provo-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	National Primary Care Network PA		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000

29

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
EmCare Workers Compensation/Employers Liability	Illinois/Indiana EM-I Medical Services SC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Hawaii EM-I Medical Services Inc		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Wabash EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Inpatient Services of Idaho PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Iowa EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Massachusetts EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Nevada EM-I Silver/Homansky Medical Services, Professional Corp		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Arizona EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	New Jersey/Pennsylvania EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000

30

Coverage	Insured	Policy Number	Term	Insurer	Deductibles / SIR	Limits
EmCare Workers Compensation/Employers Liability	North Carolina EM-I Medical Services PC		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
EmCare Workers Compensation/Employers Liability	Texas EM-I Medical Services PA		09/01/10 – 09/01/11	Sentry Insurance	$250,000	Statutory / $1,000,000
*Does not include surplus lines taxes & fees

31

SCHEDULE 7.2

Website Address for Electronic Financial Reporting

http://ir.emsc.net

32

SCHEDULE 7.12

Post-Closing Collateral Requirements

Not later than the thirtieth (30th) day after the Closing Date, the Loan Parties shall have filed any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement.

Not later than the ninetieth (90th) day after the Closing Date, the Loan Parties shall have entered into the Blocked Account Agreements.

Not later than the thirtieth (30th) day after the Closing Date, the Loan Parties shall have delivered to the Administrative Agent endorsements to casualty insurance policies as required by Subsection 7.5.

33

SCHEDULE 8.11

Affiliate Transactions

None.

34

SCHEDULE 8.13(d)

Closing Date Existing Indebtedness

General

Schedule 1.1(a) is incorporated herein by reference.

Bonds

EmCare, Inc. Surety Bonds. For the surety bonds described below, the Entity/Principal name on the bond does not necessarily reflect the complete legal name of the entity.

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
AC Provider Services of Florida, LLC	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	9/22/2011
Gator Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	12/1/2011
Pelican Coast Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	11/8/2011
Reimbursement Technologies, Inc.	STATE OF TEXAS	THIRD PARTY DEBT COLLECTOR BOND	10,000	1/1/2011
Reimbursement Technologies, Inc.	STATE OF MARYLAND	LICENSE SURETY BOND, LICENSE #04-2299	5,000	12/31/2011
Reimbursement Technologies, Inc.	COMMONWEALTH OF MA	FINANCIAL GUARANTEE, LICENSE TO COLLECT MONIES	10,000	5/24/2011
Harder Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	4/23/2011
Hammock Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	4/23/2011
Best Care Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	4/28/2011
Broderick ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER	50,000	5/12/2011

35

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
		BOND
Leeland ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Oceanwind ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Sterthaus ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Watercanal ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Hillmoor ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
City Circle ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Shorecoast ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Sailfish ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Corinth Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	1/14/2011
Thales Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/10/2011
Gulfstream Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/11/2011
Quality Drive Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/11/2011
Cobblestone Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/20/2011
Stadion Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/28/2011
FC Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	2/11/2011
Southernmost Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER	50,000	3/12/2011

36

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
		BOND
Calusa Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	3/15/2011
Harper Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	4/28/2011
Braden ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Carlton ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Caladium ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Maritime ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Berner ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Kemwall Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	6/9/2011
Alpata Inpatient Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	6/9/2011
Sailfish ER Svcs Partnership	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/10/2011
Pride Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	6/30/2011
Turtle Run Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	6/30/2011
Palm Harbor Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	7/25/2011
Sabel Palm Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	8/14/2011
Key Vaca Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	12/6/2011
Oakfield Drive Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER	50,000	5/26/2011

37

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
		BOND
Ship Port Psychiatry Services	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	3/30/2011
Terra Cia Emergency Physicians	STATE OF FLORIDA	MEDICAID PROVIDER BOND	50,000	5/12/2011

American Medical Response, Inc. Surety Bonds. For the surety bonds described below, the Entity/Principal name on the bond does not necessarily reflect the complete legal name of the entity.

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
American Medical Response of No. California, Inc.	Santa Barbara, County of	Performance	$1,000,000	01/01/11
American Medical Response of So. Florida, Inc.	Palm Beach, County of	Performance	$1,000,000	01/01/11
Randle-Eastern (Ft. Lauderdale)	Miami-Dade, County of	Performance Contract 68A	$250,000	03/17/11
Randle-Eastern (Ft. Lauderdale)	Miami-Dade, County of	Performance Contract 68B	$100,000	03/17/11
American Medical Response of TX, Inc.	Milam, County of	Performance	$100,000	01/01/11
Laidlaw Trprt dba American Medical Response-Wichita Falls	Wichita Falls, City of	Performance	$500,000	11/20/11
American Medical Response of No. California, Inc.	Sacramento Metropolitan Fire District	Performance	$1,000,000	06/30/11
American Medical Response Northwest, Inc.	Washington, State of (WC)	Performance	$1,827,000	n/a
American Medical Response of San Diego, Inc.	Grossmont Hospital	ALS & BLS	$675,000	05/01/11
International Life Support, Inc.	Honolulu International Airport	Customs Bond	$10,000	03/01/12
Laidlaw Medical Transportation Inc dba American Medical Response	Belgrade Rural Fire District	Performance	$100,000	03/09/12
Tacoma-Pierce County	Lakehaven Utility	Lease Bond	$9,600	04/01/11

38

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
American Medical Response of NwP (SRM), Inc.	California, State of (WC)	Performance	$220,000	12/29/11
American Medical Response of Massachusetts, Inc.	Massachusetts, State of	Turnpike	$55,000	04/27/11
NCTI - West Coast	Nevada, State of (Commission on Postsecondary Education)	Performance	$220,000	05/01/11
Laidlaw Trprt dba American Medical Response-Duncan, OK	Duncan Regional Hospital	Performance	$250,000	05/23/11
American Medical Response of Southern CA, Inc.	Los Angeles, County of, Zone 1	Performance	$500,000	05/31/11
American Medical Response of Southern CA, Inc.	Los Angeles, County of, Zone 5	Performance	$500,000	05/31/11
American Medical Response of Southern CA, Inc.	Los Angeles, County of, Zone 2	Performance	$500,000	05/31/11
Laidlaw Medical Transportation Inc dba American Medical Response	Chula Vista, City of	Performance	$300,000	06/01/11
Access2CARE, LLC	Pennsylvania Public Utility Commission	License/Permit	$10,000	11/16/11
American Medical Response Northwest, Inc.	Clark, County of (Washington) EMS District #2	Performance	$1,750,000	10/20/11
American Medical Response of New Mexico, Inc.	Otero, County of	Performance	$250,000	07/01/11
American Medical Response of No. California, Inc.	Contra Costa, County of	Performance	$500,000	07/01/11
American Medical Response of CT, Inc.	Orange, CT Town of	Performance	$174,234	07/01/11
American Medical Response of CT, Inc.	Windsor Vol. Amb. (ALS)	Performance	$37,500	06/30/11
American Medical Response of CT, Inc.	Windsor Vol. Amb. (Back-Up)	Performance	$37,500	06/30/11
Medic West Ambulance, Inc.	Las Vegas, City of	Performance	$100,000	07/13/11
American Medical Response of Massachusetts, Inc.	Wellesley, Town of	Performance	$250,000	07/01/11
American Medical Response of Massachusetts, Inc.	Middleborough, Town of (Continuous)	Performance	$1,000,000	07/01/11

39

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
American Medical Response of No. California, Inc.	Santa Clara, County of	Performance	$5,000,000	07/01/11
American Medical Response of Massachusetts, Inc.	Waltham, City of	Performance	$100,000	07/01/11
American Medical Response of San Antonio, Texas, Inc.	Dona Ana County, New Mexico	Performance	$1,000,000	07/01/11
American Medical Response of Massachusetts, Inc.	East Longmeadow & Hampden, Towns of	Performance	$49,000	07/01/11
Medic West Ambulance, Inc.	Clark, County of (Nevada)	Performance	$500,000	07/13/11
Medic West Ambulance, Inc.	North Las Vegas, City of	Performance	$500,000	07/13/11
Laidlaw Trprt dba American Medical Response-Greenville, TX	Hunt Memorial Hospital	Performance	$300,000	08/01/11
American Medical Response of Austin, TX, Inc.	Austin, City of	Performance	$10,000	08/01/11
American Medical Response West (a California Corporation)	Santa Cruz, County of	Performance	$500,000	09/01/11
IHM Health Studies Center	Missouri, State of	Non-Contract Bond	$25,000	09/11/11
Mercy, Inc. dba American Medical Response	Clark, County of (Nevada)	Performance	$500,000	10/01/11
American Medical Response of Massachusetts, Inc.	Springfield, City of	Performance	$300,000	10/01/11
Abbott Ambulance, Inc.	St. Louis, City of	Performance	$225,000	10/01/11
American Medical Response of Massachusetts, Inc.	Town of Framingham, MA	Performance	$250,000	10/01/11
Mercy, Inc. dba American Medical Response	North Las Vegas, City of	Performance	$50,000	10/04/11
American Medical Response of Montana, Inc.	Billings, City of	Performance	$250,000	11/01/11
American Medical Response of Arlington, Inc.	Texas, State of (DoH)	License/Permit	$50,000	11/01/11
American Medical Response of Colorado, Inc.	Longmont, City of	Performance	$250,000	11/01/11

40

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
American Medical Response Ambulance Inc,	Collin County, TX	Performance	$250,000	11/01/11
American Medical Response	Mountain-Valley EMS Agency	Performance	$1,000,000	11/01/11
American Medical Response West (a California Corporation)	Alameda, County of	Performance	$1,000,000	10/31/11
American Medical Response of Massachusetts, Inc.	Brockton, MA City of	Performance	$100,000	11/01/11
Medic West Ambulance, Inc.	Nevada, State of (Commission on Postsecondary Education)	Performance	$40,000	11/16/11
Mercy, Inc. dba American Medical Response	Las Vegas, City of	Performance	$1,000,000	12/01/11
American Medical Response West dba American Medical Response	Sierra-Sacramento Valley	Performance	$1,000,000	12/08/11
American Medical Response - Sacramento	Sierra-Sacramento Valley	Performance	$1,000,000	12/16/11
Mobile Medic Ambulance Service Inc. dba American Medical Response- South Mississippi	Mississippi, State of - Gulfport	License/Permit	$30,000	12/31/10
Mobile Medic Ambulance Service Inc. dba American Medical Response- South Mississippi	Mississippi, State of - Gulfport	Vehicle Inspection	$5,000	1/1/12
Mobile Medic Ambulance Service Inc. dba American Medical Response- South Mississippi	Mississippi, State of - Gulfport	Vehicle Inspection	$5,000	1/1/12
Mobile Medic Ambulance Service Inc. dba American Medical Response- South Mississippi	Mississippi, State of - Gulfport	License/Permit	$5,000	12/31/11
American Medical Response West- A California Corp	The County of San Mateo	Performance	$500,000	12/31/11
American Medical Response of CT, Inc.	Woodbridge, Town of	Performance	$222,512	12/31/11
American Medical Response West (a California Corporation)	San Mateo, County of (ALS)	Performance	$500,000	12/31/11
American Medical Response - No.	San Mateo, County of (BLS)	Performance	$25,000	12/31/11

41

Entity/Principal Name on Bond	Obligee	Description	Bond Amount	Expiration
California
American Medical Response of South Dakota, Inc.	Stanley & Hughes, Counties of	Performance	$300,000	01/01/12
American Medical Response of Montana, Inc.	Bozeman, City of	Performance	$250,000	01/01/12
American Medical Response Inc	Counties of Stanley and Hughes and the Cities of Pierre and Ft. Pierre	Performance	$300,000	01/01/12
Access2Care, LLC	Commonwealth of Virginia		$25,000	01/01/11
American Medical Response of CT, Inc.	Hartford, City of	Performance	$100,000	01/31/11
MedicWest Ambulance Inc dba MedicWest Ambulance Health Science Center	the State of Nevada, Commission on Postsecondary Education	Performance	$40,000	11/16/11
American Medical Response Northwest, Inc.	Oregon Court of Appeals	Appeal	$3,835,000	12/14/11
American Medical Response, Inc	State of Nebraska	Performance	$500,000	08/23/11
Atlantic/Palm Beach Ambulance, Inc dba American Medical Response	Boca West Master Association, Inc	Performance	$528,629	08/04/11
Access2 Care	Amerigroup Maryland, Inc d/b/a Amerigroup Community Care	Performance	$25,000	08/01/11
American Medical Response Ambulance Service Inc	Spokane Valley Fire Department	Financial Guarantee	$10,000	07/12/11
American Medical Response West	County of San Benito	Performance	$500,000	07/01/11
American Medical Response Ambulance Services dba Amarillo Med	City of Amarillo	Performance	$625,000	01/01/11
American Medical Response Ambulance Services , Inc	City of National City	Performance	$250,000	01/01/11

42

SCHEDULE 8.14(b)

Existing Liens(2)

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
American Investment Enterprises, Inc.	NV SOS	American Medical Response , Inc.	Equipment	10/22/02	2002028011-1	4/24/07	2007012974-3
American Medical Response Northwest, Inc.	OR SOS	Les Schwab Tire Centers of Portland, Inc.	All goods purchased from Secured Party	8/5/09	8330514
American Medical Response of Colorado, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22643876	4/24/07	20071526101
American Medical Response of Connecticut, Incorporated	CT SOS	American Medical Response, Inc.	Equipment	10/21/02	0002166270	4/25/07	0002451964
American Medical Response of Inland Empire	CA SOS	American Medical Response, Inc.	Equipment	10/21/02	02-29560623	4/24/07	07-71113106
American Medical Response of Massachusetts, Inc.	MA Secretary of the Common-wealth	American Medical Response, Inc.	Equipment	10/22/02	200215721620	4/24/07	200756340850
American Medical Response of South Carolina, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644353	4/24/07	20071526267
American Medical Response of Southern California	CA SOS	American Medical Response, Inc.	Equipment	10/21/02	0229560765	4/24/07	0771113109
American Medical Response of Texas, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644312	4/24/07	20071526119
American Medical Response West	CA SOS	American Medical Response, Inc.	Equipment	10/21/02	02-29560759	4/24/07	07-71113111
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	10/15/01	11400212	10/5/06	63460417

(2)                                  Does not include “all assets” liens in favor of Bank of America, N.A., as collateral agent under the Company’s existing credit facility, which will be terminated on the Closing Date.

43

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
American Medical Response, Inc.	DE SOS	General Electronic Capital Corporation	Equipment	11/5/01	11594485	8/30/02; 10/25/06	22251654 (AM); 63726080
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	12/7/01	20100697	10/25/06	63726106
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	1/4/02	20279111	10/25/06	63726122
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	2/15/02	20612766	10/25/06	63726130
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	3/11/02	20832174	10/25/06	63726155
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	4/4/02	20845630	10/25/06	63726171
American Medical Response, Inc.	DE SOS	Transamerica Equipment Financial Services Corporation	Equipment	7/23/02	21813850	4/24/07	20071526044
American Medical Response, Inc.	DE SOS	Transamerica Equipment Financial Services Corporation	Equipment	7/23/02	21813926	4/24/07	20071526051
American Medical Response, Inc.	DE SOS	Transamerica Equipment Financial Services Corporation	Equipment	8/30/02	22206112	4/17/07	20071417939
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	8/30/02	2241689	4/24/07	20071526069
American Medical Response, Inc.	DE SOS	General Electric Capital Corporation	Equipment	10/15/02	22671646	4/24/07	20071526093
American Medical Response, Inc.	DE SOS	GreatAmerica Leasing Corporation	Equipment	9/28/06	63361151
American Medical Response, Inc.	DE SOS	Dolphin Capital Corporation	Equipment	7/3/07	73058988

44

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Associated Ambulance Service, Inc.	NY DOS	American Medical Response, Inc.	Equipment	10/21/02	238180	4/24/07	200704245425679
Atlantic/Key West Ambulance, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644270	4/24/07	20071526135
Atlantic/Palm Beach Ambulance Inc.	DE SOS	American Medical Response	Equipment	10/21/02	22644296	4/24/07	20071526168
BestPractices, Inc.	VA State Corporations Commission	Mitel Leasing Inc.	Equipment	7/6/10	100706 3932-5
Broward Ambulance, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644064	4/24/07	20071526184
Desert Valley Medical Transport, Inc.	CA SOS	American Medical Response, Inc.	Equipment	10/21/02	0229560618	4/24/07	07-71113113
Everrad, LLC	FL Secured Transaction Registry	Town & Country Leasing LLC	Leased Goods	8/22/07	200706348204
International Life Support, Inc.	HI Bureau of Conveyances	American Medical Response, Inc.	Equipment	10/22/02	2002-188164	4/25/07	2007-074154
LifeFleet Southeast, Inc.	FL Secured Transaction Registry	American Medical Response, Inc.	Equipment	10/22/02	200202463867	4/24/07	200705376107
Medevac Medical Response, Inc.	MO SOS	American Medical Response, Inc.	Equipment	10/22/02	20020116546J	4/24/07	20070047413K
Medevac MidAmerica, Inc.	MO SOS	American Medical Response, Inc.	Equipment	10/22/02	20020116477A	4/24/07	20070047414M
Metro Ambulance Service (Rural), Inc	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644163	4/24/07	20071526200
Mobile Medic Ambulance Service, Inc.	DE SOS	American Medical Response, Inc.	Equipment	10/21/02	22644023	4/24/07	20071526218

45

Debtor	Jurisdiction	Secured Party / Other Obligee	Collateral / Amount	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Paramed, Inc.	MI SOS	American Medical Response, Inc.	Equipment	10/22/02	2002002944-8	4/25/07	2007065932-8
Physicians & Surgeons Ambulance Service, Inc.	OH SOS	American Medical Response, Inc.	Equipment	10/21/02	OH00055570244	4/24/07	20071140218
Randle Eastern Ambulance Service, Inc.	FL Secured Transaction Registry	American Medical Response, Inc.	Equipment	10/22/02	200202463875	4/24/07	200705376093
Sunrise Handicap Transport Corp.	NY DOS	American Medical Response, Inc.	Equipment	10/21/02	238179	4/24/07	200704245425693

Item 4 on Schedule 1.1(a) is incorporated herein by reference.

46

EXHIBIT A-1
to
CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[                            , 2011]

FOR VALUE RECEIVED, the undersigned, EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”) [and the Subsidiary Borrowers (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”)], hereby unconditionally promises to pay to [               ] (the “Lender”), and its successors and assigns, at the office of DEUTSCHE BANK AG NEW YORK BRANCH, located at 60 Wall Street, New York, New York 10005, Attn:  [                    ], in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent] Borrower[s] further agree[s] to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”),  among CDRT Merger Sub, Inc., a Delaware corporation, that is to be merged with and into the Parent Borrower, the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Lender), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof.  Each holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EMERGENCY MEDICAL SERVICES
CORPORATION
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

2

EXHIBIT A-2
to
CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

New York, New York

[                            , 2011]

FOR VALUE RECEIVED, the undersigned, EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), [and the Subsidiary Borrowers (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”)], hereby unconditionally promises to pay to DEUTSCHE BANK AG NEW YORK BRANCH, (the “Swingline Lender”) and its successors and assigns, located at 60 Wall Street, New York, NY 10005, Attn:  [                  ], in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the undersigned pursuant to Subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent] Borrowers further agree[s] to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swingline Note is the Swingline Note referred to in, and is subject in all respects to, the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRT Merger Sub, Inc., a Delaware corporation that is to be merged with and into the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (including the Swingline Lender) (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swingline Note in respect thereof.  The holder hereof, by its acceptance of this Swingline Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EMERGENCY MEDICAL SERVICES
CORPORATION
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

2

EXHIBIT B
to
CREDIT AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

CDRT ACQUISITION CORPORATION,

EMERGENCY MEDICAL SERVICES CORPORATION,

and certain of its Subsidiaries,

in favor of

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

Dated as of May 25, 2011

SECTION 1 Defined Terms		6

1.1	Definitions	6
1.2	Other Definitional Provisions	16

SECTION 2 Guarantee		16

2.1	Guarantee	16
2.2	Right of Contribution	17
2.3	No Subrogation	18
2.4	Amendments, etc. with Respect to the Obligations	18
2.5	Guarantee Absolute and Unconditional	19
2.6	Reinstatement	20
2.7	Payments	20

SECTION 3 Grant of Security Interest		21

3.1	Grant	21
3.2	Pledged Collateral	22
3.3	Certain Limited Exceptions	22
3.4	Intercreditor Relations	25

SECTION 4 Representations and Warranties		26

4.1	Representations and Warranties of Each Guarantor	26
4.2	Representations and Warranties of Each Grantor	26
4.3	Representations and Warranties of Each Pledgor	30

SECTION 5 Covenants		31

5.1	Covenants of Each Guarantor	31
5.2	Covenants of Each Grantor	31
5.3	Covenants of Each Pledgor	36
5.4	Covenants of Holdings	38

SECTION 6 Remedial Provisions		39

6.1	Certain Matters Relating to Accounts	39
6.2	Communications with Obligors; Grantors Remain Liable	41
6.3	Pledged Stock	42
6.4	Proceeds to Be Turned Over to the Collateral Agent	43
6.5	Application of Proceeds	43
6.6	Code and Other Remedies	43
6.7	Registration Rights	44
6.8	Waiver; Deficiency	45
6.9	Enforcement Limitation	45

SECTION 7 The Collateral Agent		46

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	46
7.2	Duty of Collateral Agent	48
7.3	Financing Statements	48
7.4	Authority of Collateral Agent	48
7.5	Right of Inspection	49

SECTION 8 Non-Lender Secured Parties		49

8.1	Rights to Collateral	49
8.2	Appointment of Agent	50
8.3	Waiver of Claims	51
8.4	Designation of Non-Lender Secured Parties	51

SECTION 9 Miscellaneous		51

9.1	Amendments in Writing	51
9.2	Notices	52
9.3	No Waiver by Course of Conduct; Cumulative Remedies	52
9.4	Enforcement Expenses; Indemnification	52
9.5	Successors and Assigns	53
9.6	Set-Off	53
9.7	Counterparts	53
9.8	Severability	54
9.9	Section Headings	54
9.10	Integration	54
9.11	GOVERNING LAW	54
9.12	Submission to Jurisdiction; Waivers	54
9.13	Acknowledgments	55
9.14	WAIVER OF JURY TRIAL	55
9.15	Additional Granting Parties	56
9.16	Releases	56
9.17	Judgment	57

SCHEDULES

Schedule 1	—	Notice Addresses of Granting Parties
Schedule 2	—	Pledged Securities
Schedule 3	—	Perfection Matters
Schedule 4	—	Jurisdiction of Organization
Schedule 5	—	Intellectual Property
Schedule 6	—	Commercial Tort Claims
Schedule 7	—	Letter-of-Credit Rights
Schedule 8	—	Holdings Contracts

3

ANNEXES

Annex 1	—	Acknowledgement and Consent of Issuers who are not Granting Parties
Annex 2	—	Assumption Agreement
Annex 3	—	Supplemental Agreement

4

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 25, 2011, made by CDRT ACQUISITION CORPORATION, a Delaware corporation (“Holdings”), EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), and certain Subsidiaries of the Parent Borrower (the “Subsidiary Borrowers” and together with the Parent Borrower, collectively the “Borrowers”) and certain other Subsidiaries of the Parent Borrower that are signatories hereto, in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H :

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among CDRT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation that is to be merged with and into the Parent Borrower, the Parent Borrower, the Subsidiary Borrowers, the Collateral Agent, the Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes Holdings, the Parent Borrower, the Subsidiary Borrowers, the Parent Borrower’s other Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof (all of the foregoing collectively, the “Granting Parties”);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Granting Parties in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under, such agreement or successor agreements, the

5

“Term Loan Credit Agreement”), among Merger Sub, the Parent Borrower, Deutsche Bank AG New York Branch, as collateral agent and as administrative agent (in such capacities, the “Term Loan Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit (the “Term Loans”) to Parent Borrower upon the terms and subject to the conditions set forth therein

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Term Loan Collateral Agreement”), among Holdings, the Parent Borrower, certain Subsidiaries of the Parent Borrower and the Term Loan Agent, the Parent Borrower and such Subsidiaries have granted a first priority (as defined in the Term Loan Credit Agreement) Lien to the Term Loan Agent for the benefit of the Term Loan Secured Parties (as defined herein) on the Term Loan Priority Collateral (as defined herein) and a second priority Lien for the benefit of the Term Loan Secured Parties on the ABL Priority Collateral (as defined herein) (subject in each case to Permitted Liens);

WHEREAS, the Collateral Agent and the Term Loan Agent have entered into an ABL Intercreditor Agreement, acknowledged by Holdings, the Parent Borrower and the Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1), the “ABL/Term Loan Intercreditor Agreement”); and

WHEREAS, the Collateral Agent and one or more Additional Agents may in the future enter into a Junior Lien Intercreditor Agreement substantially in the form attached to the Credit Agreement as Exhibit P, and acknowledged by the Borrowers and the other Granting Parties (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1), the “Junior Lien Intercreditor Agreement”), and one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Granting Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1

Defined Terms

1.1           Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined:  Cash Proceeds, Chattel Paper, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts, Security Entitlements, Software, Supporting Obligations and Tangible Chattel Paper.

6

(b)                   The following terms shall have the following meanings:

“ABL Priority Collateral”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement”:  as defined in the recitals hereto.

“Accounts”:  all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the Credit Agreement) and Accounts Receivable of such Grantor.

“Accounts Receivable”:  any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional ABL Agent”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Collateral Documents”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Obligations”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional ABL Secured Parties”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Agent”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Secured Parties”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Agent”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Collateral Documents”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Term Obligations”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Adjusted Net Worth”:  of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding under the Term Loan Facility, the Senior Notes or any Assumed Indebtedness) on such date.

7

“Administrative Agent”:  as defined in the preamble hereto.

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”:  as defined in Subsection 9.8.

“Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (b) was a Lender or an Affiliate of a Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4 (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bankruptcy Case”:  (i) Holdings or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Borrower Obligations”:  with respect to any Borrower, the collective reference to  all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all

8

other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Bank Products Affiliate or Hedging Affiliate, any Guarantee Obligation of Holdings or any of its Subsidiaries as to which any Secured Party is a beneficiary, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement or Permitted Hedging Arrangement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the Credit Agreement or any other Loan Document).

“Borrowers”:  as defined in the preamble hereto.

“Code”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”:  as defined in Section 3; provided that, for purposes of Subsection 6.5, Section 8 and Subsection 9.16(b), “Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“Collateral Account Bank”:  a bank which at all times is a Lender or an affiliate thereof as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”:  as defined in the preamble hereto.

“Collateral Proceeds Account”:  a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) the Term Collateral Representative and the ABL Collateral Representative (each as defined in the ABL/Term Loan Intercreditor Agreement), (ii) if the Junior Lien Intercreditor Agreement is executed, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $3,000,000.

9

“Contracts”:  with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, and all rights of such Grantor thereunder, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”:  with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, any material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”:  with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Agreement”:  as defined in the recitals hereto.

“Credit Facility”:  as defined in the ABL/Term Loan Intercreditor Agreement.

“Deposit Account”:  any “deposit account” as such term is defined in the Code (as in effect on the date hereof), now or hereafter maintained by any Grantor, and, in any event, shall include, but shall not be limited to all Blocked Accounts, Loan Party DDAs and Loan Party Concentration Accounts.

“Excluded Assets”:  as defined in Subsection 3.3.

“Excluded Vehicles”: at any time, Vehicles with a model year older than 10 years at the time of determination, including all tires and appurtenances thereto.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, trademark applications, trade names, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

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“Government Accounts Receivable”:  any right to payment for goods sold or services rendered for Restricted Government Accounts.

“Government Receivables Deposit Account”:  any Deposit Account containing or receiving Government Accounts Receivable deposited or transferred by Governmental Authorities.

“Granting Parties”:  as defined in the recitals hereto.

“Grantor”:  Holdings, the Borrowers, the Parent Borrower’s other Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof.

“Guarantor Obligations”:  with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Bank Products Affiliate or Hedging Affiliate, any Guarantee Obligation of Holdings or any of its Subsidiaries as to which any Secured Party is a beneficiary, or any other document made, delivered or given in connection therewith of such Guarantor, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Other Representatives or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding).

“Guarantors”:  the collective reference to each Granting Party, other than the Borrowers.

“Hedging Affiliate”: any Person who (a) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (b) was an Agent, a Lender or an Affiliate of a Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Parent Borrower in accordance with Subsection 8.4 (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility).

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement (each as defined in the ABL/Term Loan Intercreditor Agreement) or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity,  equity values or creditworthiness (including, without limitation, any option with respect to any of

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the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Holdings”:  as defined in the preamble hereto.

“Instruments”:  as defined in Article 9 of the Code but excluding Pledged Securities.

“Intellectual Property”:  with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”:  with respect to any Grantor, any promissory note in a principal amount in excess of $3,000,000 evidencing loans made by such Grantor to Holdings, the Parent Borrower or any of its Restricted Subsidiaries.

“Intercreditor Agreements”:  (a) the ABL/Term Loan Intercreditor Agreement, (b) the Junior Lien Intercreditor Agreement (upon and during the effectiveness thereof) and (c) any Other Intercreditor Agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Borrowers and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1) (upon and during the effectiveness thereof).

“Inventory”:  with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the Credit Agreement) of such Grantor.

“Investment Property”:   the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code as in effect in the State of New York on the date hereof (other than Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock and other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”:  the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by Subsection 8.2 of the Credit Agreement).

“Junior Lien Intercreditor Agreement”:  as defined in the recitals hereto.

“Lender”:  as defined in the preamble hereto.

“Management Loans”: Indebtedness (including any extension, renewal or refinancing thereof) outstanding at any time incurred by any Management Investors in connection with any purchases by them of Capital Stock of any Parent Entity or Holdings, which Indebtedness is entitled to the benefit of any Management Guarantee of the Parent Borrower or any of its Restricted Subsidiaries.

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“Merger Sub”: as defined in the recitals hereto.

“Non-Lender Secured Parties”:  the collective reference to all Bank Products Affiliates and Hedging Affiliates and any person who, at the time of entering into any Management Loan secured hereby, was a Lender or an affiliate of any Lender, and their respective successors, assigns and transferees.

“Obligations”:  (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each other Guarantor, its Guarantor Obligations.

“Parent Borrower”:  as defined in the preamble hereto.

“Patent Licenses”:  with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”:  with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”:  as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”:  with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”:  the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”:  with respect to any Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock required to be pledged by such Pledgor pursuant to Subsection 7.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this

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Agreement is in effect; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for U.S. tax purposes) of any Foreign Subsidiary, (ii) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) Capital Stock of any Captive Insurance Subsidiary, (v) EMS Executive Investco LLC, and (vi) without duplication, any Excluded Assets.

“Pledgor”:  Holdings (with respect to the Pledged Stock of the Parent Borrower and all other Pledged Collateral of Holdings), the Borrowers (with respect to Pledged Stock of the entities listed on Schedule 2 held by the applicable Borrower and all other Pledged Collateral of such applicable Borrower) and each other Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”:  as defined in Subsection 3.3(a).

“Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders (including, without limitation, the Issuing Lenders and the Swingline Lender), (iii) the Non-Lender Secured Parties and (iv) the respective successors and assigns and the permitted transferees and endorsees of each of the foregoing.

“Security Collateral”:  with respect to any Granting Party, means, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”:  as defined in Subsection 4.2.2.

“Subsidiary Borrowers”:  as defined in the preamble hereto.

“Term Loan Agent”:  as defined in the recitals hereto and as further defined in the Credit Agreement.

“Term Loan Collateral Agreement”:  as defined in the recitals hereto and as further defined in the Credit Agreement.

“Term Loan Credit Agreement”: as defined in the recitals hereto and as further defined in the Credit Agreement.

“Term Loan Priority Collateral”:  as defined in the ABL/Term Loan Intercreditor Agreement.

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“Term Loan Secured Parties”:  the “Secured Parties” as defined in the Term Loan Collateral Agreement.

“Term Loans”:  as defined in the recitals hereto and as further defined in the Credit Agreement.

“Trade Secret Licenses”:  with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”:  with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”:  with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the material license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”:  with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant or enforcement of a security interest in such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein or in the resulting registration), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other

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payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Vehicles”:  all vehicles (other than Excluded Vehicles) that are owned by a Grantor, including cars, trucks, trailers, ambulances and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2           Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified.  The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)                   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                   Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)                   All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

SECTION 2

Guarantee

2.1           Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.

(b)                   Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Subsection 2.2 be

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included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c)                   Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)                   The guarantee contained in this Section 2 shall remain in full force and effect until the earlier to occur of (i) the first date on which all the Loans, any Reimbursement Obligations, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than Holdings, the Parent Borrower or a Restricted Subsidiary of either) that is permitted under the Credit Agreement or (iii) the designation of such Guarantor as a Borrower or an Unrestricted Subsidiary.

(e)                   No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earlier to occur of (i) the first date on which all the Loans, any Reimbursement Obligations, and all other Borrower Obligations then due and owing, are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments are terminated, (ii) the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than Holdings, the Parent Borrower or a Subsidiary of either) that is permitted under the Credit Agreement or (iii) the designation of such Guarantor as a Borrower or an Unrestricted Subsidiary.

2.2           Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject

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to the terms and conditions of Subsection 2.3.  The provisions of this Subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3           No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Borrowers on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (or shall not have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (and shall not have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4           Amendments, etc. with Respect to the Obligations.  To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lenders(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower

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Obligations may be sold, exchanged, waived, surrendered or released.  None of the Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5           Guarantee Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to any of the Borrower Obligations.  Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following:  (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation:  (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or

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their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6           Reinstatement.  The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7           Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Subsection 11.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with Subsection 11.2 of the Credit Agreement.

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SECTION 3

Grant of Security Interest

3.1           Grant.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Subsection 3.3.  The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Subsection 3.3:

(a)           all Accounts;

(b)           all Money (including all cash);

(c)           all Cash Equivalents;

(d)           all Chattel Paper;

(e)           all Contracts;

(f)            all Deposit Accounts;

(g)           all Documents;

(h)           all Equipment;

(i)            all General Intangibles (including all Software);

(j)            all Instruments;

(k)           all Intellectual Property;

(l)            all Inventory;

(m)          all Investment Property;

(n)           all Letter-of-Credit Rights;

(o)           all Fixtures;

(p)           all Vehicles;

(q)           all Supporting Obligations;

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(r)            all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with Subsection 5.2.12);

(s)           all books and records relating to the foregoing (including without limitation all books, customer lists, and records, whether tangible or electronic, which contain any information or data relating to any of the foregoing);

(t)            the Collateral Proceeds Account; and

(u)           to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, Collateral shall not include any Pledged Collateral, or any property or assets described in the proviso to the definition of Pledged Stock.

3.2           Pledged Collateral.  Each Granting Party that is a Pledgor, hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Subsection 3.3.

3.3           Certain Limited Exceptions.  No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)           any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holdings, a Subsidiary of Holdings or the Parent Borrower or an Affiliate of any of the foregoing,(collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b)           any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) (A) is subject to a Lien described in Subsection 8.14(d) or (e) (with respect to a Lien described in Subsection 8.14(d)) of the Credit Agreement or (B) is subject to a Lien described in clause (h) with respect to Purchase Money Obligations and Capitalized Lease Obligations or (o) (with respect to such Liens described in clause (h)) of the definition of “Permitted

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Liens” in the Term Loan Credit Agreement or (y) (A) is subject to any Lien in described in Subsection 8.14(q) of the Credit Agreement or (B) is subject to any Lien in respect of Hedging Obligations (as defined in the Term Loan Credit Agreement) permitted by Subsection 8.6 of the Term Loan Credit Agreement as a “Permitted Lien” pursuant to clause (h) of the definition thereof in the Term Loan Credit Agreement (but in each case only for so long as such Liens are in place), and such Equipment or other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions or to any Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Interest Rate Agreements, Currency Agreements or Commodities Agreements or (2) any other agreements, instruments or documents related to any Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (B);

(c)           any property (and/or related rights and/or assets) that (A) would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction permitted under Subsection 8.5 of the Credit Agreement or clause (x) of the definition of “Asset Disposition” in the Term Loan Credit Agreement, or (B) is subject to any Liens permitted under Subsection 8.14 of the Credit Agreement or Subsection 8.6 of the Term Loan Credit Agreement which relates to property subject to any such Sale and Leaseback Transaction or general intangibles related thereto (but only for so long as such Liens are in place), provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;

(d)           Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(e)           Capital Stock that constitutes de minimis shares of a Foreign Subsidiary held by any Granting Party as a nominee or in a similar capacity;

(f)            any Money, cash, checks, other negotiable instruments, funds and other evidence of payment held in any Deposit Account of the Parent Borrower or any of its Subsidiaries in the nature of a security deposit with respect to obligations for the benefit of the Parent Borrower or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations;

(g)           the Merger Agreement and any rights therein or arising thereunder (except any proceeds of the Merger Agreement);

(h)           any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

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(i)            any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $5,000,000 individually;

(j)            (x) any assets subject to certificate of title (other than Vehicles) and (y) any Vehicles owned by a Grantor that are subject to an agreement with a Governmental Authority that validly prohibits the creation of a security interest or lien thereon or which would be breached or give any party the right to terminate it as a result of creation of a security interest or lien, including, without limitation, any restrictions related to any Municipal Contract Liens;

(k)           Letter of Credit Rights and Commercial Tort Claims individually with a value of less than $3,000,000;

(l)            assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holdings or any of its Subsidiaries as reasonably determined in writing by the Parent Borrower, the Administrative Agent and, to the extent such assets would otherwise constitute ABL Priority Collateral, the Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(m)          those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses) (in each case, after giving effect to the applicable anti-assignment provisions of the Code, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Code notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences as reasonably determined in writing by the Parent Borrower and consented to by the Collateral Agent (such consent not to be unreasonably withheld or delayed) (it being understood that the Lenders shall not require the Parent Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

(n)           any assets specifically requiring perfection through control agreements (including cash, deposit accounts or other bank or securities accounts) other than Loan Party DDAs, Loan Party Concentration Accounts, the Core Concentration Account and Blocked Accounts (in each case only to the extent required pursuant to Subsection 4.16 of the Credit Agreement, provided that no Loan Party shall be required to enter into a control agreement covering any Government Receivables Deposit Accounts);

(o)           Foreign Intellectual Property;

(p)           any aircraft, airframes, aircraft engines or helicopters, or any Equipment or other assets constituting a part thereof;

(q)           any Excluded Vehicles;

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(r)            any property that would not otherwise be ABL Priority Collateral and is an Excluded Asset (as such term is defined in the Term Loan Collateral Agreement); and

(s)           any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of the holders of Additional Term Obligations incurred in the form of notes (or the holders of any notes that restructure, refund, replace or refinance the Term Loans or such Additional Term Obligations) results in the Company being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

For the avoidance of doubt, if any Grantor receives any payment or other amount under the Merger Agreement, such payment or other amount shall constitute Collateral when and if actually received by such Grantor, to the extent set forth in Subsection 3.1.

For purposes of this Subsection 3.3, the terms “Commodities Agreements”, “Currency Agreements”, “Hedging Obligations”, and “Interest Rate Agreements” shall have the meanings given to such terms in the ABL/Term Loan Intercreditor Agreement.

3.4           Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Subsections 3.1 and 3.2 shall (a) with respect to all Security Collateral other than Security Collateral constituting ABL Priority Collateral, (x) prior to the Discharge of Term Loan Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), be subject and subordinate to the Liens granted to the Term Loan Agent for the benefit of the Term Loan Secured Parties to secure the Term Loan Facility Obligations pursuant to the Term Loan Collateral Agreement and (y) prior to the Discharge of Additional Term Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), be subject and subordinate to the Liens granted to any Additional Term Agent for the benefit of the holders of the Additional Term Obligations to secure the Additional Term Obligations pursuant to any Additional Term Collateral Documents as and to the extent provided for therein, and (b) with respect to all Security Collateral, prior to the Discharge of Additional ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), be pari passu and equal in priority to the Liens granted to any Additional ABL Agent for the benefit of the holders of the applicable Additional ABL Obligations to secure such Additional ABL Obligations pursuant to the applicable Additional ABL Collateral Documents (except, in the case of this clause (b), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).  The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent, the Term Loan Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.  Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements.  In the event of any conflict between the terms of any Intercreditor Agreement and

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this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Term Loan Agent and any Additional Agent, in the case of the ABL/Term Loan Intercreditor Agreement, (ii) the Collateral Agent and Additional ABL Agent, in the case of the Junior Lien Intercreditor Agreement, and (iii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement.  In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.  Notwithstanding any other provision hereof, (x) for so long as Term Loan Facility Obligations or any Additional Term Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral constituting Term Loan Priority Collateral shall be satisfied by causing such Term Loan Priority Collateral to be delivered to the Term Loan Agent or the applicable Term Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) for so long as any Additional ABL Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the applicable Collateral Representative or any Additional ABL Agent to be held in accordance with the applicable Intercreditor Agreement.

SECTION 4

Representations and Warranties

4.1           Representations and Warranties of Each Guarantor.  To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2           Representations and Warranties of Each Grantor.  To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions and subject to Subsection 6.9:

4.2.1        Title; No Other Liens.  Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including, without limitation, Subsection 8.14 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens.  As of the Closing Date, except as set forth on Schedule 3, (x) in the case of the ABL Priority Collateral, no

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currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s ABL Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia and (y) in the case of the Term Loan Priority Collateral, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Term Loan Priority Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement (including, without limitation, Subsection 8.14 thereof) or any other Loan Document or for which termination statements will be delivered on the Closing Date.

4.2.2        Perfected First Priority Liens. (a)  This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights’ generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (ii) with respect to Restricted Government Accounts and Government Accounts Receivable, as may be limited by applicable state or federal laws, rules and regulations.

(b)                   Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents upon the earlier of such Filing or the delivery to and continuing possession by the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Administrative Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable Intercreditor Agreement of all Deposit Accounts, Blocked Accounts, the Collateral Proceeds Account, Electronic Chattel Paper and Letter of Credit Rights a security interest in which is perfected by “control”(in the case of Deposit Accounts and Blocked Accounts to the extent required under Subsection 4.16 of the Credit Agreement) and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement, the taking of the actions required by Subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Permitted Liens (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all

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other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent, the Administrative Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent (in accordance with the applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as to enforcement, (x) as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights’ generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (y) with respect to Restricted Government Accounts and Government Accounts Receivable, as may be limited by applicable state or federal laws, rules and regulations.  As used in this Subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Specified Assets”: the following property and assets of such Grantor:

(1)           Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance of intellectual property security agreements in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)           Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States

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Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)           Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)           Goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)           Fixtures, Vehicles, any other assets subject to certificates of title and Money; and Cash Equivalents (except to the extent maintained in a Blocked Account and other than Cash Equivalents constituting Investment Property to the extent a security interest is perfected by the filing of a financing statement under the Uniform Commercial Code);

(6)           Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Blocked Account; and,

(7)           Uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3     Jurisdiction of Organization.  On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4.

4.2.4       Farm Products.  None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5       Accounts Receivable.  The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP.  Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor.  Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6       Patents, Copyrights and Trademarks.  Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without

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limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such Grantor in its own name as of the date hereof, in each case, that is solely United States Intellectual Property.

4.3           Representations and Warranties of Each Pledgor.  To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.3.1       Except as provided in Subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2       [Reserved].

4.3.3       Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Permitted Liens.

4.3.4       Upon the delivery to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the Term Loan Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights’ generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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4.3.5       Upon the earlier of (x) (to the extent a security interest in uncertificated securities may be perfected by the filing of a financing statement) the filing of the financing statements listed on Schedule 3 or pursuant to Subsection 7.9 of the Credit Agreement and (y) the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with the applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the Term Loan Agent, the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights’ generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.6       Letter-of-Credit Rights.  Schedule 7 lists all Letter-of-Credit Rights not constituting Excluded Assets owned by any Grantor on the date hereof.

SECTION 5

Covenants

5.1           Covenants of Each Guarantor.  Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations, and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) as to any Guarantor, the date upon which all the Capital Stock of such Guarantor shall have been sold or otherwise disposed of (to a Person other than Holdings, the Parent Borrower or any Restricted Subsidiary) in accordance with the terms of the Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2           Covenants of Each Grantor.  Subject to Subsection 6.9, each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations, and all other Obligations then due and owing shall have been paid

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in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than Holdings, the Parent Borrower or any Restricted Subsidiary) in accordance with the terms of the Credit Agreement or (iii) as to any Grantor, the designation of such Grantor as an Unrestricted Subsidiary:

5.2.1       Delivery of Instruments and Chattel Paper.  If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties.  In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement.  Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2       [Reserved].

5.2.3       Payment of Obligations.  Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except that no such tax, assessment, charge, levy or claim need be paid, discharged or satisfied if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4       Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in Subsection 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

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(b)                   Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s ABL Priority Collateral and such other reports in connection with such Grantor’s ABL Priority Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)                   At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any Grantor will be required to (u) assign any rights in Restricted Government Accounts or Government Accounts Receivable in violation of applicable state or federal laws, rules and regulations, (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes to the Collateral Agent (or another Person as required under the ABL/Term Loan Intercreditor Agreement), (x) take any action in order to perfect any security interests in cash, deposit accounts or securities accounts constituting Excluded Assets (except to the extent consisting of proceeds perfected by the filing of a financing statement under the Code), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)                   The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5       Changes in Name, Jurisdiction of Organization, etc.  Such Grantor will give prompt written notice to the Collateral Agent of any change in its name or jurisdiction of organization (whether by merger of otherwise) (and in any event within thirty (30) days of such change); provided that, promptly thereafter such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the Collateral Agent shall either promptly

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file such additional financing statements or approve the filing of such additional financing statements by such Grantor.  Upon any such approval such Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the Collateral Agent.

5.2.6       Notices.  Such Grantor will advise the Collateral Agent and the Administrative Agent promptly, in reasonable detail, of:

(a)                   any Lien (other than security interests created hereby or Permitted Liens) on any of such Grantor’s ABL Priority Collateral which would materially adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b)                   the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests in the ABL Priority Collateral created hereby.

5.2.7       Pledged Stock.  In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.

5.2.8       Accounts Receivable. (a) With respect to Accounts Receivable constituting ABL Priority Collateral, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any such Account Receivable, provided that notwithstanding any of the above, such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications shall be permitted if (A) they occur in the ordinary course of business (it being acknowledged that each Grantor in the ordinary course of its business compromises and settles Accounts Receivable for significantly less than the full amount thereof and routinely gives significant credits or discounts), (B) they are otherwise permitted by the Loan Documents, or (C) they would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting ABL Priority Collateral taken as a whole.

(b)                   Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable constituting ABL Priority Collateral that disputes the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9       Maintenance of Records. (a) Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral,

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including, without limitation, a record of all payments received and all credits granted with respect to such Collateral; provided that with respect to the Term Loan Priority Collateral, the satisfactory maintenance of such records shall be determined in good faith by such Grantor or the Parent Borrower.

(b)                   In the case of ABL Priority Collateral, such Grantor shall mark the records referred to in the preceding clause (a) to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10             Acquisition of Intellectual Property.  Within ninety (90) days after the end of each calendar year, such Grantor will notify the Collateral Agent of any acquisition by such Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office).

5.2.11             [Reserved].

5.2.12             Commercial Tort Actions.  All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 6 hereto.  If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.2.13             Deposit Accounts; Etc.  Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of Subsection 4.16 of the Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

5.2.14             Protection of Trademarks.  Such Grantor shall, with respect to any Trademarks that are material to the business of such Grantor, use commercially reasonable efforts not to cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure

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that licensees of such Trademarks use such consistent standards of quality, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.15             Protection of Intellectual Property.  Subject to and except as permitted by the Term Loan Credit Agreement, such Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of Grantor may lapse, expire, or become abandoned, or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.16             Assignment of Letter of Credit Rights.  In the case of any Letter-of-Credit Rights of any Grantor not constituting Excluded Assets acquired following the Closing Date and constituting ABL Priority Collateral, such Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the Code.

5.3           Covenants of Each Pledgor.  Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the Loans, any Reimbursement Obligations, and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than Holdings, the Parent Borrower or any Restricted Subsidiary) as permitted under the terms of the Credit Agreement or (iii) the designation of such Pledgor as an Unrestricted Subsidiary:

5.3.1               Additional Shares.  If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), or the Term Loan Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, or the Term Loan Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, or the Term Loan Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the

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Obligations (subject to Subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary pursuant to this Agreement).  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, or the Term Loan Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement to be held by the Collateral Agent, or the Term Loan Agent, any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held by the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement.  If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2       [Reserved].

5.3.3       Pledged Notes.  Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to Subsection 9.15) deliver to the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement.  Furthermore, within ten (10) Business Days after any Pledgor obtains a Pledged Note, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, endorsed to the

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Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement.

5.3.4       Maintenance of Security Interest.

(a)                   Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever.  At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor provided that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any Pledgor will be required to (u) assign any rights in Restricted Government Accounts or Government Accounts Receivable in violation of applicable state or federal laws, rules and regulations, (v) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (w) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by Subsection 4.16 of the Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes to the Collateral Agent (or another Person as required under the ABL/Term Loan Intercreditor Agreement), (x) take any action in order to perfect any security interests in cash, deposit accounts or securities accounts constituting Excluded Assets (except to the extent consisting of proceeds perfected by the filing of a financing statement under the Code), (y) deliver landlord lien waivers, estoppels or collateral access letters or (z) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)                   The Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.4           Covenants of Holdings.  Holdings covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Loans, any Reimbursement Obligations, and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated, Holdings shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than (i) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to, or

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on behalf of, any of its Subsidiaries, (ii) the acquisition and ownership of the Capital Stock of any of its Subsidiaries and the exercise of rights and performance of obligations in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of (A) the Transaction Documents, this Agreement, any other Loan Documents, any Term Documents and Additional Documents (as defined in the ABL/Term Loan Intercreditor Agreement) and any other agreement listed on Schedule 8 to which it is a party, as any such agreements may be amended, supplemented, waived or otherwise modified from time to time, or replaced, renewed or extended from time to time in a manner not materially adverse to the Lenders; and any guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted pursuant to the Loan Documents; in each case as amended, supplemented waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, (B) contracts and agreements with officers, directors and employees of it or any Subsidiary thereof relating to their employment or directorships, (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, including but not limited to in respect of the Management Subscription Agreements, (iv) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, (v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (vii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (viii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (ix) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (x) making loans to or other Investments in, or incurrence of Indebtedness from, its Subsidiaries as and to the extent not prohibited by the Credit Agreement, (xi) the merger or consolidation into any Parent Entity; provided that if Holdings is not the surviving entity, such Parent Entity undertakes the obligations of Holdings under the Loan Documents and (xii) other activities incidental or related to the foregoing.  This Subsection 5.4 shall not be construed to limit the incurrence of Indebtedness by Holding to any Person (subject to the preceding clause (x)).

SECTION 6

Remedial Provisions

6.1           Certain Matters Relating to Accounts. (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, subject to any applicable Intercreditor Agreement, the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.  At any time and from time to time after the

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occurrence and during the continuance of an Event of Default, subject to any applicable Intercreditor Agreement, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)                   The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral and the Collateral Agent may curtail or terminate said authority at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement.  If required by the Collateral Agent at any time, without limiting the Collateral Agent’s rights under Subsection 4.16 of the Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor.  All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided.  At any time when an Event of Default specified in Subsection 9.1(a) of the Credit Agreement has occurred and is continuing, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in Subsection 6.5.  So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Subsection 6.1(d).

(c)                   At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d)           So long as no Event of Default has occurred and is continuing, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on

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deposit in each Grantor’s Collateral Proceeds Account to a Blocked Account of such Grantor, maintained in compliance with the provisions of Subsection 4.16 of the Credit Agreement.  In the event that an Event of Default has occurred and is continuing, subject to any applicable Intercreditor Agreement, the Collateral Agent and the Grantors agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account of each Grantor be established at the Collateral Agent or at another institution reasonably acceptable to the Collateral Agent.  Subject to Subsection 4.16 of the Credit Agreement, each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Blocked Accounts, and to maintain such balances in its Blocked Accounts, as it shall deem to be necessary or desirable.

6.2           Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, communicate with obligors under the Accounts Receivable (other than Government Accounts Receivable prior to assignment thereof established by or pursuant to the order of a court of competent jurisdiction) constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)                   Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Subsection 9.1(a) of the Credit Agreement, subject to any applicable Intercreditor Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral, and with respect to Restricted Government Accounts only if an assignment thereof has been established by the order of a court of competent jurisdiction) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                   Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

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6.3           Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of Subsection 5.3.1) and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Pledged Stock.

(b)                   If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors (i) the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as provided in the Credit Agreement consistent with Subsection 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent or the respective nominee thereof, and the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable or acting through its respective nominee, if applicable, in accordance with the terms of each applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, may reasonably determine), all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Subsection 6.6 other than in accordance with Subsection 6.6.

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(c)                   Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4           Proceeds to Be Turned Over to the Collateral Agent.  In addition to the rights of the Collateral Agent specified in Subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, or the Term Loan Agent and the other Term Loan Secured Parties or any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement), or the applicable Collateral Representative, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, or the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement, in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the Term Loan Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required).  All Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control.  All Proceeds of Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Subsection 6.5.

6.5           Application of Proceeds.  It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, subject to each applicable Intercreditor Agreement, shall be applied by the Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in Subsection 10.14 of the Credit Agreement.

6.6           Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by

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applicable law, all rights and remedies of a secured party under the Code and under any other applicable law and in equity.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  To the extent permitted by law, the Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released.  Each Granting Party further agrees, at the Collateral Agent’s request (subject to the Intercreditor Agreements), to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in Subsection 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Granting Party.  To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7           Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Subsection 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the

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provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                   Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                   Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law.  Such Pledgor further agrees that a breach of any of the covenants contained in this Subsection 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Subsection 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants [except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement].

6.8           Waiver; Deficiency.  Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans, Reimbursement Obligations constituting Obligations of such Granting Party and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

6.9           Enforcement Limitation.  Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, in the absence of a court order by a court of

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competent jurisdiction, neither the Collateral Agent nor the Administrative Agent nor any Secured Party shall have a right to directly collect, direct the transfer of, or otherwise enforce against any applicable Governmental Authority with respect to Restricted Government Accounts or Government Accounts Receivable owing by such Governmental Authority and pledged as Collateral hereunder.

SECTION 7

The Collateral Agent

7.1           Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Granting Party hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, subject to the limitation on enforcement set forth in Subsection 6.9, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement.  Without limiting the generality of the foregoing and subject to the limitation on enforcement set forth in Subsection 6.9, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement), (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (with respect to Restricted Government Accounts only after assignment thereof has been established by or pursuant to the order of a court of competent jurisdiction):

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)           in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or

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Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby consents to the non-exclusive royalty free use by the Collateral Agent of any Copyright, Patent or Trademark owned by such Grantor included in the Collateral for the purposes of disposing of any ABL Priority Collateral;

(iii)          pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)          (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)                   The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Revolving Credit Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the Collateral Agent on demand.

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(c)                   Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2           Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  None of the Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof.  The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

7.3           Financing Statements.  Pursuant to any applicable law, each Granting Party authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Granting Party authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent, including, without limitation, the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements.  The Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4           Authority of Collateral Agent.  Each Granting Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Granting Parties, the Collateral

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Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5           Right of Inspection.  Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. It being understood that with respect to any Confidential Healthcare Information encountered during such access, unless required by law, the Collateral Agent and its representatives shall not require or perform any act that would cause any Grantor to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement).

SECTION 8

Non-Lender Secured Parties

8.1           Rights to Collateral.  (a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement) or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holdings or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an

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equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)                   Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment.  Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction.  The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral.  Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holdings or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)                   Notwithstanding any provision of this Subsection 8.1, the Non-Lender Secured Parties shall be entitled subject to each applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties.  Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements on its behalf.

(d)                   Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2           Appointment of Agent.  Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral.  It is understood and agreed that the appointment of the Collateral Agent as the agent

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and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable.  It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3           Waiver of Claims.  To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.  To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holdings, any Subsidiary of Holdings, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

8.4           Designation of Non-Lender Secured Parties.  The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” hereunder by written notice to the Collateral Agent.  Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower; provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of such Grantor under the applicable Hedging Agreement or Bank Products Agreement (as the case may be) have not been designated as Term Loan Facility Obligations, Additional Term Obligations or Additional ABL Obligations.

SECTION 9

Miscellaneous

9.1           Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) notwithstanding anything to the contrary in Subsection 11.1 of the Credit Agreement, no such waiver and no such amendment or modification shall amend, modify or waive the definition of “Secured Party” or Subsection 6.5 if such waiver, amendment, or modification would adversely

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affect a Secured Party without the written consent of each such affected Secured Party.  For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Collateral Agent in accordance with this Subsection 9.1.

9.2           Notices.  All notices, requests and demands to or upon the Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in Subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Granting Party shall be addressed to such Granting Party at its notice address set forth on Schedule 1, unless and until such Granting Party shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Subsection 11.2 of the Credit Agreement.

9.3           No Waiver by Course of Conduct; Cumulative Remedies.  None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4           Enforcement Expenses; Indemnification.  (a) Each Granting Party jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such Granting Party under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Granting Party and the other Loan Documents to which such Granting Party is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent.

(b)                   Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect

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to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to Subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)                   The agreements in this Subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except as permitted by the Credit Agreement.

9.6           Set-Off.  Each Granting Party hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Granting Party or any other Granting Party, any such notice being expressly waived by each Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Subsection 9.1(a) of the Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Granting Party hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account or any Government Receivables Deposit Accounts (prior to assignment of the relevant Government Accounts Receivable or the Government Receivables Deposit Account established by or pursuant to the order of a court of competent jurisdiction)), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Granting Party , or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect.  The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Granting Party promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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9.8           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9           Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10         Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12         Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 9.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any Person,

54

or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)                   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address specified in Subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Parent Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d)                   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)                   without in any way qualifying the obligations (including any indemnity obligations) of any Granting Party under the Loan Documents, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 9.12 any consequential or punitive damages.

9.13         Acknowledgments.  Each Granting Party hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)           none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Granting Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Granting Parties, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Granting Parties and the Secured Parties.

9.14         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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9.15         Additional Granting Parties.  Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Subsection 7.9(b) or (c) of the Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 2 hereto.  Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to Subsection 7.9(b) or (c) of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement substantially in the form of Annex 3 hereto.

9.16         Releases.  (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), all Security Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties.  At the request and sole expense of any Granting Party following any such termination, the Collateral Agent shall deliver to such Granting Party (without recourse and without any representation or warranty) any Security Collateral held by the Collateral Agent hereunder, and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements and certificates and instructions for terminating the Liens on the Vehicles), and do or cause to be done all other acts, as any Granting Party shall reasonably request to evidence such termination.

(b)                   In connection with any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released.  In connection with the sale or other disposition of all of the Capital Stock of any Granting Party (other than to Holdings, the Parent Borrower or any Restricted Subsidiary) or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such Granting Party from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Granting Party or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, execute and deliver to the Parent Borrower or the relevant Granting Party (without recourse and without any representation or warranty), at the sole cost and expense of such Granting Party, any Security Collateral of such relevant Granting Party held by the Collateral Agent that is being released, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Granting Party, execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements and certificates and instructions for terminating Liens on Vehicles, if applicable), and do or cause to

56

be done all other acts, as the Parent Borrower or such Granting Party shall reasonably request (x) to evidence or effect the release of such Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)                   Upon the designation of any Granting Party as an Unrestricted Subsidiary in accordance with the provisions of the Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall, terminate, all without delivery of any instrument or performance of any act by any party, and the Collateral Agent shall, upon the request of the Parent Borrower or such Granting Party, deliver to the Parent Borrower or such Granting Party (without recourse and without any representation or warranty) any Security Collateral of such Granting Party held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or such Granting Party (at the sole cost and expense of the Parent Borrower or such Granting Party) all releases, instruments or other documents (including without limitation UCC termination statements and certificates and instructions for terminating Liens on Vehicles, if applicable) and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as the Parent Borrower or such Granting Party may reasonably request.

(d)                   Upon (i) any Security Collateral being or becoming an Excluded Asset or (ii) as to any Security Collateral constituting Term Priority Collateral, the Discharge of Term Loan Obligations (as such term is defined in the ABL/Term Loan Intercreditor Agreement), the Lien pursuant to this Agreement on such Security Collateral shall be automatically released.  At the request and sole expense of any Granting Party, the Collateral Agent shall deliver such Security Collateral (if held by the Collateral Agent) to such Granting Party and execute, acknowledge and deliver to such Granting Party such releases, instruments or other documents (including without limitation UCC termination statements and certificates and instructions for terminating Liens on Vehicles, if applicable), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

(e)                   So long as no Event of Default has occurred and is continuing, the Collateral Agent shall at the direction of any applicable Granting Party return to such Granting Party any proceeds or other property received by it during any Event of Default pursuant to either Subsection 5.3.1 or 6.4 and not otherwise applied in accordance with Subsection 6.5.

(f)            The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) this Subsection 9.16.

9.17         Judgment.  (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could

57

purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)                   The obligations of any Granting Party in respect of this Agreement to the Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the judgment currency, the Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Granting Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Collateral Agent, the Collateral Agent agrees to remit to the Parent Borrower, such excess.  This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

[Remainder of page left blank intentionally; Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PARENT BORROWER:

EMERGENCY MEDICAL SERVICES CORPORATION

By:
Name:
Title:

GUARANTORS:

CDRT ACQUISITION CORPORATION

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

[SIGNATURE PAGES TO ABL GUARANTY AND COLLATERAL AGREEMENT]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SIGNATURE PAGES TO ABL GUARANTY AND COLLATERAL AGREEMENT]

Acknowledged and Agreed to as of the date hereof by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGES TO ABL GUARANTY AND COLLATERAL AGREEMENT]

ANNEX 1

ACKNOWLEDGEMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of May 25, 2011 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Credit Agreement referred to therein, as the case may be), made by Emergency Medical Services Corporation and the other Granting Parties party thereto in favor of Deutsche Bank AG New York Branch, as Collateral Agent and Administrative Agent.  The undersigned agrees for the benefit of the Collateral Agent, the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Subsection 5.3.1 of the Agreement.

The terms of Subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
	Name:	[ ]
	Title:	[ ]

Address for Notices:

[ ]

* This consent is necessary only with respect to any Issuer which is not also a Granting Party.

ANNEX 2

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of  [                 ], 201[  ], made by [                                                        ], a [                            ] corporation (the “Additional Granting Party”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement).  All capitalized terms not defined herein shall have the meaning ascribed to them in such the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, CDRT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation that was merged with and into Emergency Medical Services Corporation, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders thereunder and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, and the other parties party thereto are parties to a Credit Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, CDRT Acquisition Corporation, a Delaware corporation (“Holdings”), the Parent Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the ratable benefit of the Secured Parties;

WHEREAS, the Additional Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other Granting Party; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other Granting Parties (including the Additional Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other Granting Parties (including the Additional Granting Party) are engaged in related businesses, and each such Granting Party (including the Additional Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Credit Agreement requires the Additional Granting Party to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.             Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Granting Party, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](1) and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Guarantor] [, Grantor and Pledgor] [and Grantor] [and Pledgor](2) thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [                      ] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information.  The Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],(3) contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.  Each Additional Granting Party hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Subsection 3.1 of the Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement].

2.             GOVERNING LAW.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(1)        Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(2)        Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

(3)        Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

3

ANNEX 3

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [                      ], 201[  ], made by [                                                   ], a [                      ] corporation (the “Additional Pledgor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined in the Guarantee and Collateral Agreement).  All capitalized terms not defined herein shall have the meaning ascribed to them in such the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, CDRT Merger Sub, Inc., a Delaware corporation that was merged with and into Emergency Medical Services Corporation, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders thereunder and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, and the other parties party thereto are parties to a Credit Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, CDRT Acquisition Corporation, a Delaware corporation (“Holdings”), the Parent Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.             Guarantee and Collateral Agreement.  By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in Subsection 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and

Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1 hereto and will be bound by all terms, conditions and duties applicable to a Pledgor under the Guarantee and Collateral Agreement, as a Pledgor thereunder.  The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.  The Additional Pledgor hereby represents and warrants that each of the representations and warranties of such Additional Pledgor, in its capacity as a Pledgor, contained in Subsection 4.3 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplemental Agreement) as if made on and as of such date.  The Additional Pledgor hereby undertakes each of the covenants, in its capacity as a Pledgor, contained in Subsection 5.3 of the Guarantee and Collateral Agreement.  The Additional Pledgor hereby grants, as and to the same extent as provided in the Guarantee and Collateral Agreement, to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the Pledged Collateral of such Additional Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, except as provided in Subsection 3.3 of the Guarantee and Collateral Agreement. The Additional Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplemental Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.             GOVERNING LAW.  THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent and Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

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EXHIBIT C
to
CREDIT AGREEMENT

FORM OF MORTGAGE

(1) This instrument was prepared in consultation with
counsel in the state in which the Premises is
located by the attorney named below and after
recording, please return to:

White & Case LLP

1155 Avenue of the Americas

New York, New York  10036

Attention:  Leila Rachlin, Esq.

1111779-2152

STATE OF

COUNTY OF

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (as amended, modified or supplemented from time to time, the “Mortgage”) is made and entered into as of the [   ] day of [                     ], 201[  ], by [                                             , a                                  ], with an address as of the date hereof at [                              ], Attention: [                        ] (the “Mortgagor”), for the benefit of DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), in its capacity as Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below), with an address as of the date hereof at [                               ], Attention: [                        ] (in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain Credit Agreement, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among CDRT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation that is to be merged with and into Emergency Medical Services Corporation, a Delaware corporation (upon and at any time after consummation of the Merger, the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively the

(1)           Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

 “Borrowers”), the several banks and other financial institutions from time to time party thereto (as further defined in Subsection 1.1 of the Credit Agreement, the “Lenders”), the Swingline Lender, the Issuing Lender, the Collateral Agent, the Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes CDRT Acquisition Corporation, a Delaware corporation (“Holdings”), the Parent Borrower, the Subsidiary Borrowers, the Parent Borrower’s other Subsidiaries and the Mortgagor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrowers and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, Holdings and the Borrowers have entered into that Guarantee and Collateral Agreement (as amended, amended and restated, modified, renewed or replaced from time to time, the “Guarantee and Collateral Agreement”) in favor of DBNY, as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, pursuant to that certain Credit Agreement, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the indebtedness under such agreement or successor agreements, the “Term Loan Credit Agreement”), among Merger Sub, the Parent Borrower, DBNY, as collateral agent and as administrative agent (in such capacities, the “Term Loan Agent”), and the other parties party thereto, the Lenders party thereto have severally agreed to make extensions of credit (the “Term Loans”) to the Parent Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Term Loan Collateral Agreement”), among Holdings, the Parent Borrower, certain Subsidiaries of the Parent Borrower and the Term Loan Agent, the Parent Borrower and such Subsidiaries have granted a first priority Lien to the Term Loan Agent for the benefit of the Term Loan Secured Parties (as defined in the ABL/Term Loan Intercreditor

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Agreement) on the Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement defined below) and a second priority Lien for the benefit of the Term Loan Secured Parties on the ABL Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement) (subject in each case to Permitted Liens);

WHEREAS, the Collateral Agent and the Term Loan Agent have entered into an Intercreditor Agreement, acknowledged by Holdings, the Parent Borrower and the Granting Parties, dated as of May 25, 2011 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Subsection 9.1 of the Guarantee and Collateral Agreement), the “ABL/Term Loan Intercreditor Agreement”);

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

(a)           All that tract or parcel of land and other real property interests in [                       ] County, [                       ], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights;

(b)           All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”), all materials, equipment, apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in or located on and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”.  As used in this Mortgage, the term “Premises” shall mean all, or, where the context permits or requires, any portion of the above or any interest therein); and

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(c)           Subject to the terms of the Guarantee and Collateral Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

And, as additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing.  Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided,

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however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1           Obligations.  The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrowers pursuant to the terms of the Credit Agreement.  This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations.  [The maximum amount of the Obligations secured hereby will not exceed $                     , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby.](2)

1.2           Future Advances.  This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances thereof that may subsequently be made to the Mortgagor, the Borrowers or any other Loan Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof).  The lien of such future advances and re-advances shall relate back to the date of this Mortgage.  Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Borrowers or the Guarantors (as defined in the Guarantee and Collateral Agreement), repaid by the Borrowers or the Guarantors and re-advanced to or for the benefit of the Borrowers or the Guarantors from time to time subject to the terms of the Credit Agreement.  The Mortgagor agrees that if the outstanding balance of any Obligation or revolving credit or letter of credit accommodation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties.  This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (entered into with any Bank Products Affiliate or Hedging Affiliate) after any such zero balance until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party in respect of the provision of cash management services) then due and owing shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable Issuing Lenders) (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or

(2)  To be included in states that impose mortgage recording tax and subject to applicable laws.

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released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1           Title to Property.  The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

2.2           Taxes and Fees; Maintenance of Premises.  The Mortgagor agrees to comply with Subsections 7.3, 7.5(a)(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3           Reimbursement.  The Mortgagor agrees to comply with Subsection 7.5(b)(iii) of the Credit Agreement in accordance with and to the extent provided therein.

2.4           Additional Documents.  The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in Subsection 7.9(d) of the Credit Agreement.

2.5           Restrictions on Sale or Encumbrance.  The Mortgagor agrees to comply with Subsections 8.2, 8.5, 8.8, 8.11, 8.13 and 8.14 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6           Fees and Expenses.  The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7           Insurance.

(a)           Types Required.  The Mortgagor shall maintain insurance for the Premises as set forth in Subsections 7.5(a)(ii) through 7.5(a)(vi) and Subsection 7.5(b)(i) of the Credit Agreement to the extent applicable.

(b)           Insurance Generally.  The Mortgagor agrees to comply with Subsection 7.5(b)(ii) of the Credit Agreement in accordance with and to the extent provided therein.

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(c)           Use of Proceeds.  Insurance proceeds shall be applied or disbursed as set forth in Subsection 7.5 of the Credit Agreement to the extent and as applicable.

2.8           Eminent Domain.  All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Subsection 7.5 of the Credit Agreement to the extent and as applicable.

2.9           Releases and Waivers.  The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10         Compliance with Law.  The Mortgagor agrees to comply with Subsections 7.4 and 7.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.11         Inspection.  The Mortgagor agrees to comply with Subsection 7.6 of the Credit Agreement in accordance with and to the extent provided therein.

2.12         Security Agreement.

(a)           This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures.  The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located.  A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)           The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove.  Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c)           This Mortgage will be filed in the real property records.

(d)           As of the date hereof, the Mortgagor is a [                        ] organized under the laws of the State of [                       ], and the Mortgagor’s organizational identification number is [                        ].

2.13         Mortgage Recording Tax.  The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

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ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1           Acceleration of Obligations; Foreclosure.  Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement.  Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law.  The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2           Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and the ABL/Term Loan Intercreditor Agreement (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1           Rights Upon an Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the ABL/Term Loan Intercreditor Agreement: (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee were equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or

8

desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.  At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor.  The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash.  In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law.  With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.  The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2           Appointment of Receiver.  Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the

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Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period.  Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage.  Notwithstanding the appointment of any receiver, trustee or other custodian, subject to the ABL/Term Loan Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3           Waivers.  No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default.  All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4           Delivery of Possession After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5           Marshalling.  The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6           Protection of Premises.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

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EXHIBIT C
to
CREDIT AGREEMENT

ARTICLE VI

General Conditions

6.1           Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.  The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement.  The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents.  The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2           Notices.  All notices, requests and other communications shall be given in accordance with Subsection 11.2 of the Credit Agreement.

6.3           Severability.  If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4           Headings.  The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5           Intercreditor Agreements.

(a)           Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the applicable Intercreditor Agreements (as defined in the Guarantee and Collateral Agreement).  The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, the Term Loan Agent and any Additional Agent (as defined in the ABL/Term Loan Intercreditor Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.

(b)           Subject to the provisions of the ABL/Term Loan Intercreditor Agreement, the lien of the Mortgage and security interest granted hereunder are expressly subject and subordinate to the lien and security interest granted (i) to the Term Loan Agent pursuant to the Term Loan Documents (including that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of the date hereof, executed and delivered by the

Mortgagor to the Term Loan Agent for the benefit of the Term Loan Secured Parties) and (ii) to any Additional Term Agent pursuant to any Additional Term Documents (as such terms are defined in the ABL/Term Loan Intercreditor Agreement).

6.6           Conflicting Terms.

(a)           In the event of any conflict between the terms of this Mortgage and any of the Intercreditor Agreements, (i) the terms of the ABL/Term Loan Intercreditor Agreement shall govern and control any conflict between the Mortgagee, the Term Loan Agent and/or any Additional Agent, (ii) the terms of the Junior Lien Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any Additional ABL Agent (as defined in the ABL/Term Loan Intercreditor Agreement) and (iii) the terms of any Other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage.  In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)           In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7           Governing Law.  This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8           Application of the Foreclosure Law.  If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9           Written Agreement.  This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Subsection 11.1 of the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the ABL/Term Loan Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to the ABL/Term Loan Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10         Waiver of Jury Trial.  Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

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6.11         Request for Notice.  The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12         Counterparts.  This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13         Release.  If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises.  The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14         [Last Dollars Secured; Priority.  This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](3)

6.15         State Specific Provisions.  In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)           [                               ]

(b)           [                               ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(3)  To be included in mortgages for states with a mortgage recording tax, to the extent required.

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IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR](4)

(4)           Local counsel to confirm signature page and notary block which are acceptable for recording in the jurisdiction.

Exhibit A

Legal Description

(See Attached)

EXHIBIT D
to
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned or, if the undersigned is not a Lender, to the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, pursuant to the Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers  (as defined therein and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) and DEUTSCHE BANK AG, NEW YORK BRANCH, as swingline lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

1.                                       If the undersigned is a Lender, the undersigned is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) registered in its name, and if the undersigned is not a Lender, the undersigned is a beneficiary or member of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes;

2.                                       If the undersigned is a Lender, the income from the Loan(s) held by the undersigned, and if the undersigned is not a Lender, the income from the Loan(s) held by the Lender of which the undersigned is a beneficiary or member, is not effectively connected with the conduct of a trade or business within the United States;

3.                                       The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”));

4.                                       The undersigned is not a 10-percent shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code; and

5.                                       The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrowers and the Administrative Agent in writing within thirty days of such change and (2) the undersigned shall furnish the Borrowers and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers to the undersigned, or in either of the two calendar years preceding such payment.

[NAME OF LENDER OR BENEFICIARY OR MEMBER OF LENDER]

By:
Name:
Title:

[Address]

Dated:                    , 2011

2

EXHIBIT E
to
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB, INC., a Delaware corporation that was merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”),  DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.  Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                                      (the “Assignor”) and                                    (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of its Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(1)

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

4.             The effective date of this Assignment and Acceptance shall be [                      ], [              ] (the “Transfer Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

(1)  Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

2

6.             From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15, and 11.5 thereof.

7.             Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.             This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

SCHEDULE 1
to
EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Re:  Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB, INC., a Delaware corporation that was merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Name of Assignor:  Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders		Amount of Commitment/Loans under Credit Facility Assigned

		%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:		Consented To:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent		[EMERGENCY MEDICAL SERVICES CORPORATION

By:		By:
	Name:	Name:
	Title:	Title:](2)

By:		DEUTSCHE BANK AG NEW YORK BRANCH,
	Name:	as Administrative Agent
Title:

By:
Name:
Title:

By:
Name:
Title:

(2)  Insert only as required by Section 11.6 of the Credit Agreement.

2

EXHIBIT F
to
CREDIT AGREEMENT

FORM OF SWINGLINE LOAN PARTICIPATION CERTIFICATE

[                             ], 2011

[Name of Lender]

Ladies and Gentlemen:

Pursuant to Subsection 2.4 of the Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB,  INC., a Delaware corporation that was merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender (in such capacity, the “Swingline Lender”), the undersigned hereby acknowledges receipt from you on the date hereof of DOLLARS ($) as payment for a participating interest in the following Swingline Loan:

Date of Swingline Loan:

Principal Amount of Swingline Loan:

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G
to
CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[              , 2011]

Reference is hereby made to (i) that certain asset-based credit agreement dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time the “ABL Credit Agreement”), by and among CDRT Merger Sub, Inc., a Delaware corporation that is to be merged with and into EMSC (as defined below) ( “Parent Borrower”), [[                      ] a [                      ] [corporation][limited liability company][(the “General Partner”, the general partner of [                                            ]] (the “Company”)], the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time party thereto, Deutsche Bank AG New York Branch, as an issuing lender, as administrative agent for the Lenders under the ABL Credit Agreement, as collateral agent for the Secured Parties (as defined under the ABL Credit Agreement), and as swingline lender, (ii) that certain term loan credit agreement (the “Term Loan Credit Agreement”), by and among the Parent Borrower, Emergency Medical Services Corporation, a Delaware corporation, (“EMSC”), the several banks and other financial institutions from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent for the Lenders under the Term Loan Credit Agreement and as collateral agent for the Secured Parties (as defined under the Term Loan Credit Agreement), and (iii) that certain Purchase Agreement, dated [                      ], among [EMSC]/[the Company] and Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets, UBS Securities LLC, Citigroup Global Markets Inc. and Natixis Securities North America Inc. as initial purchasers (the “Purchase Agreement”), providing for, among other things, the issuance of [        ]% Senior Unsecured Notes due 2019 (the “Notes”) by EMSC (the ABL Credit Agreement, the Term Loan Credit Agreement and the Purchase Agreement, together with the other “Loan Documents” (as defined in the ABL Credit Agreement), the other “Loan Documents” (as defined in the Term Loan Credit Agreement) and the other Note Documents (as defined in the Purchase Agreement) delivered by or on the date hereof by [                        ] (the “Company”)] [EMSC] in connection with the ABL Credit Agreement, the Term Loan Credit Agreement, or the Purchase Agreement, as applicable, the “Transaction Documents”).

The undersigned, [                        ], [                        ] of the [Company] [General Partner], certifies solely on behalf of the Company, in [his][her] capacity as [                      ] and not individually, as follows:

(a)           Attached hereto as Annex 1 is a true, correct and complete copy of the [certificate of incorporation][certificate of formation] [certificate of limited liability partnership] of the Company, as amended through the date hereof (the “[Charter]”), as certified by the Secretary of State of the State of [                      ].  The Charter is in full force and effect on the date hereof, has not been cancelled and no amendment to the Charter is pending or proposed.

(b)           To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the dissolution or liquidation of the Company and no such proceedings are threatened or contemplated.

(c)           Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement] [partnership agreement] of the Company (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof.  Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof.

(d)           Attached hereto as Annex 3 is a correct and complete copy of the [unanimous] written consents of the [Board of Directors][Members][Managing Member] [General Partner] of the Company (the [“Board”][“Members”][“Managing Member”]), dated [                     ,         ] (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of the ABL Credit Agreement, the Term Loan Credit Agreement, and the issuance of the Notes.  The Resolutions (i) were duly adopted by the [Board][Members][Managing Member][General Partner] and have not been amended, modified, superseded or revoked in any respect, (ii) are in full force and effect on the date hereof, (iii) are the only proceedings of the [Board][Members][Managing Member][General Partner] relating to or affecting the Transaction Documents and the matters referred to therein and (iv) have been filed with the minutes of the proceedings of the [Board][Members][Managing Member][General Partner] in accordance with the Operating Agreement.  [As of [                        ], there were no vacancies or unfilled newly-created directorships on the Board.]

(e)           Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of [the Company][the Managing Member of the Company] [the General Partner] holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of [the Company][the Managing Member of the Company], the Transaction Documents.

(f)            Attached hereto as Annex 5 is a certificate of good standing of the Company as issued by the Secretary of State of the State of [                      ].

(g)           The Company has delivered to each of the other parties thereto a duly executed copy of each of the Transaction Documents.

Debevoise & Plimpton LLP is entitled to rely on this certificate in connection with the opinions it is delivering in connection with Subsection 6.1(f)(i) of the ABL Credit Agreement and Subsection 6(f)(i) of the Term Loan Agreement.  [[                        ] is entitled to rely on this certificate in connection with the opinions it is delivering in connection with Subsection [    ] of the Term Loan Credit Agreement.]

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, [the Company][the Managing Member of the Company] has caused this certificate to be executed on its behalf by its [            ], as of the day first set forth above.

By:
Name:
Title:

I, [                        ], am the duly elected and acting [                        ] of [the Company][the Managing Member of the Company], and do hereby certify in such capacity on behalf of [the Company][the Managing Member of the Company] and not in my individual capacity that [                        ] is the duly elected, qualified and acting [                ] of [the Company][the Managing Member of the Company] and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

IN WITNESS WHEREOF, [the Company][the Managing Member of the Company] has caused this certificate to be executed on its behalf by its [                        ], as of the date first set forth above.

By:
Name:
Title:

3

ANNEX 1
to
EXHIBIT G

CHARTER

ANNEX 2
to
EXHIBIT G

OPERATING AGREEMENT

ANNEX 3
to
EXHIBIT G

[UNANIMOUS WRITTEN CONSENT]

ANNEX 4
to
EXHIBIT G

INCUMBENCY

NAME	OFFICE	SIGNATURE

ANNEX 5
to
EXHIBIT G

CERTIFICATE OF GOOD STANDING

EXHIBIT H
to
CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

CDRT MERGER SUB, INC.

Pursuant to Subsection 6.1(g) of the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among CDRT MERGER SUB, INC., a Delaware corporation that is to be merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties, and as swingline lender, the undersigned hereby certifies, on behalf of the Parent Borrower, that:

1.             On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, (i) the condition in Subsection 7.2(a) of the Merger Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) has been satisfied and (ii) the Specified Representations are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

2.             On the date hereof, all conditions set forth in Subsection 6.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to Subsection 6.1(a) and Subsection 6.1(h)) or waived.

3.             Attached hereto as Annex I and Annex II are complete and correct copies of the Term Loan Credit Agreement and the Senior Notes Indenture, respectively.

IN WITNESS WHEREOF, the undersigned has hereunto set her name as of the date first written above.

CDRT MERGER SUB, INC.

By:
Name:
Title:

ANNEX 1
to
EXHIBIT H

TERM LOAN CREDIT AGREEMENT

ANNEX 2
to
EXHIBIT H

SENIOR NOTES INDENTURE

EXHIBIT I
to
CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date:  [         , 2011]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Emergency Medical Services Corporation, a Delaware corporation (the “Parent Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.             This certificate is furnished to the Administrative Agent and the Lenders pursuant to Subsection 6.1(p) of the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRT Merger Sub, Inc., a Delaware corporation that is to be merged with and into the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto, Deutsche Bank AG New York Branch, as an issuing lender, as administrative agent, as collateral agent for the Secured Parties, and as swingline lender.  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.             For purposes of this certificate, the terms below shall have the following definitions:

(a)           “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent Borrower and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)           “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Borrower and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)           “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Borrower and its Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)           “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower.

(e)           “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Parent Borrower and its Restricted Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)            “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Parent Borrower and its Restricted Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.             For purposes of this certificate, I, or officers of the Parent Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)           I have reviewed the financial statements (including the pro forma financial statements) referred to in Subsection 5.1 of the Credit Agreement.

(b)           I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)           As chief financial officer of the Parent Borrower, I am familiar with the financial condition of the Parent Borrower and its Restricted Subsidiaries.

2

4.             Based on and subject to the foregoing, I hereby certify on behalf of the Parent Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

EMERGENCY MEDICAL SERVICES CORPORATION

By:
Name:
	Title:	Chief Financial Officer

4

EXHIBIT J
to
CREDIT AGREEMENT

FORM OF L/C REQUEST

Dated [                                    ](3)

DEUTSCHE BANK AG NEW YORK BRANCH, as Issuing Lender and Administrative Agent, under the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRT MERGER SUB,  INC., a Delaware corporation that was merged with and into Emergency Medical Services Corporation, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Attention:
Letter of Credit Issuer:

with a copy to:

(4)

Attention:

(3)        Date of L/C Request.

(4)        Insert name and address of Issuing Lender in the case of a L/C Request to any Issuing Lender other than DEUTSCHE BANK AG NEW YORK BRANCH.

Ladies and Gentlemen:

Pursuant to Subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial L/C] [Standby Letter of Credit] (“L/C”) for the account of the undersigned on(5) (the “Date of Issuance”) in the aggregate Stated Amount of(6).  The requested L/C shall be denominated in(7)

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be of [   ](8) and such L/C will be in support of [   ](9) and will have a stated expiration date of [   ](10)

We hereby certify that:

(A)                              the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)                                no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

(5)             Date of issuance which shall be (x) a Business Day and (y) at least five days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

(6)             Insert aggregate Stated Amount (in currency specified in footnote 6).

(7)             Insert applicable Designated Foreign Currency or Dollars.

(8)             Insert name and address of beneficiary.

(9)             Insert a description of relevant obligations.

(10)       Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date (subject, if requested by the applicable Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 5th Business Day prior to the Termination Date).

2

EMERGENCY MEDICAL SERVICES CORPORATION
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

3

EXHIBIT K
to
CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

Reference is hereby made to that certain Credit Agreement, dated as of May 25, 2011 (including all annexes, exhibits and schedules thereto and as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among CDRT Merger Sub, Inc., a Delaware corporation that is to be merged with and into Emergency Medical Services Corporation, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

As of the last Business Day of the Fiscal Period ending [                 ], 20[   ] (the “Determination Date”), I, [                      ], the [                      ] of the Parent Borrower, hereby certify to the Agents in my representative capacity on behalf of the Parent Borrower and the other Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true, correct and complete as of the Determination Date and (ii) such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the [       ] day of [               ],20[   ].

EMERGENCY MEDICAL SERVICES CORPORATION,
as Borrower Representative

By:
Name:
Title:

ANNEX A

to

EXHIBIT K

BORROWING BASE

[See attached.]

EXHIBIT L
to
CREDIT AGREEMENT

FORM OF ADDITIONAL LENDER JOINDER AGREEMENT

THIS ADDITIONAL LENDER JOINDER AGREEMENT, dated as of [                    ,          ] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”) and the Administrative Agent (as defined below).

R E C I T A L S :

WHEREAS, the Borrower and the Administrative Agent are parties to the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, capitalized terms defined therein being used herein as therein defined), among CDRT Merger Sub, Inc., a Delaware corporation that was merged with and into the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, and as swingline lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Commitments by obtaining the Accordion Revolving Commitments] [borrow Accordion ABL Term Loans] by entering into one or more Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective [Accordion Revolving Commitments][Accordion ABL Term Loans] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Additional Lender hereby agrees to make its [Accordion Revolving Commitment][Accordion ABL Term Loan] on the following terms and conditions:

1.             Other Fees.  The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [    ]%.

2.             Additional Lenders.  Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.             Credit Agreement Governs.  Except as set forth in this Agreement and any related amendments to the Loan Documents, Accordion Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.             Parent Borrower’s Certifications.  By its execution of this Agreement, the undersigned officer of the Parent Borrower, to the best of his or her knowledge, hereby certifies that:

(i)            The representations and warranties made by the Parent Borrower and its Restricted Subsidiaries as set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Parent Borrower and its Restricted Subsidiaries pursuant to the Credit Agreement or any of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(ii)           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

5.             Borrower Covenant.  By its execution of this Agreement, the applicable Borrower hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.

6.             Notice.  For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

7.             Non-US Lenders.  For each Additional Lender that is a non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to Administrative Agent pursuant to Subsection 4.11(b) of the Credit Agreement.

8.             Recordation of the New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the Accordion Facility Increase made by the Additional Lender in the Register.

9.             Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.           Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

EMERGENCY MEDICAL SERVICES CORPORATION
[SUBSIDIARY BORROWERS]

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A
to
JOINDER AGREEMENT

EXHIBIT M-1
to
CREDIT AGREEMENT

FORM OF OPINION OF DEBEVOISE & PLIMPTON LLP,
SPECIAL NEW YORK COUNSEL TO THE LOAN PARTIES

EXHIBIT M-2
to
CREDIT AGREEMENT

FORM OF OPINION OF RICHARDS, LAYTON & FINGER, P.A.,
SPECIAL DELAWARE COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT M-3
to
CREDIT AGREEMENT

FORM OF OPINION OF BROWNSTEIN HYATT FARBER SCHRECK, LLP,

SPECIAL NEVADA COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT M-4
to
CREDIT AGREEMENT

FORM OF OPINION OF GREENBERG TRAURIG LLP, SPECIAL MASSACHUSETTS, CONNECTICUT, AND PENNSYLVANIA COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT M-5
to
CREDIT AGREEMENT

FORM OF OPINION OF HOLME ROBERTS & OWEN LLP, SPECIAL CALIFORNIA AND COLORADO COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT M-6
to
CREDIT AGREEMENT

FORM OF OPINION OF STOEL RIVES LLP,

SPECIAL OREGON COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT M-7
to
CREDIT AGREEMENT

FORM OF OPINION OF BRYAN CAVE LLP, SPECIAL ARIZONA AND MISSOURI
COUNSEL TO CERTAIN OF THE LOAN PARTIES

EXHIBIT N
to
CREDIT AGREEMENT

FORM OF SUBSIDIARY BORROWER JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [                   ], [2011] (this “Joinder”), by and among [ ] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), Emergency Medical Services Corporation (the “Parent Borrower”) and the Administrative Agent (as defined below).

R E C I T A L S:

WHEREAS, the Parent Borrower and the Administrative Agent are parties to the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among CDRT Merger Sub, Inc., a Delaware corporation that was merged with and into the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, and as swingline lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent Borrower may join the Facility as Subsidiary Borrowers by entering into one or more Joinders with the Parent Borrower and the Administrative Agent; [and]

WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Guarantee and Collateral Agreement,] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.](11)

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.             Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

(11)                Insert latter recital for Subsidiary Borrowers not party to the Guarantee and Collateral Agreement.

2.             Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto.  The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 and Exhibit A-2 to the Credit Agreement, as applicable, with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.

3.             The Parent Borrower confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein.  Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Subsidiary Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.             The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.             This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.             This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.             GOVERNING LAW.  THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.             Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.             This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT SUBSIDIARY BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

EMERGENCY MEDICAL SERVICES CORPORATION

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A to the Joinder

[Updates to Schedules to the Credit Agreement]

[Updates to Schedules to the Guarantee and Collateral Agreement]

EXHIBIT O
to
CREDIT AGREEMENT

INTERCREDITOR AGREEMENT

by and between

DEUTSCHE BANK AG NEW YORK BRANCH

as ABL Agent,

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Term Loan Agent

Dated as of May 25, 2011

i

(continued)

EXHIBITS

Exhibit A	—	Additional Indebtedness Designation
Exhibit B	—	Additional Indebtedness Joinder
Exhibit C	—	Joinder of ABL Credit Agreement or Term Loan Credit Agreement

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of May 25, 2011 between DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties.  Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.            Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.            Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.            As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.            Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

E.             Pursuant to the Term Loan Guarantees, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

F.             As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Credit Parties under and in connection with the Term Loan Documents, the Term Loan Credit Parties have granted to the Term Loan Agent (for the benefit of the Term Loan Secured Parties) Liens on the Collateral.

G.            Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (and as either “Additional ABL Indebtedness” or “Additional Term Indebtedness,” as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Secured Party shall thereafter constitute Additional Secured Parties (and either “Additional ABL Secured Parties” or “Additional Term Secured Parties,” as the case may be), and any Additional Agent for any such Additional Secured Parties shall thereafter constitute an Additional Agent (and either an “Additional ABL Agent” or an “Additional Term Agent,” as the case may be), for all purposes under this Agreement.

H.            Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Loan Agent (on behalf of the Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Loan Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1  UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2  Other Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Deutsche Bank AG New York Branch in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

2

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Collateral Exposure” shall mean, as to any ABL Credit Agreement or Additional ABL Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments (whether funded or unfunded) of the ABL Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility) plus (b) as to any other facility, the outstanding principal amount of ABL Obligations or Additional ABL Obligations (as applicable) thereunder.

“ABL Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit P to the Original ABL Credit Agreement as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“ABL Collateral Obligations” shall mean the ABL Obligations and any Additional ABL Obligations.

“ABL Collateral Representative” shall mean (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Collateral Secured Parties; and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Collateral Secured Parties, unless the ABL Collateral Exposure under any Additional ABL Credit Facility exceeds the ABL Collateral Exposure under such subsequent ABL Credit Agreement, and in such case (unless otherwise agreed in writing between the ABL Agent and any Additional ABL Agent or, after the Discharge of ABL Obligations, between any Additional ABL Agents), the Additional ABL Agent under such Additional ABL Credit Facility (or, if there is more than one such Additional ABL Credit Facility, the Additional ABL Credit Facility under which the greatest ABL Collateral Exposure is outstanding at the time) acting for the ABL Collateral Secured Parties.

“ABL Collateral Secured Parties” shall mean the ABL Secured Parties and any Additional ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of

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“Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Agent and any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the ABL Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was the ABL Agent or

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an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)           all Accounts (other than Accounts which constitute identifiable Proceeds of Term Loan Priority Collateral) and all General Intangibles derived from, arising from or owing under and in respect of, any Related Corporation Contract;

(2)           all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper);

(3)           (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than the Asset Sales Proceeds Account and Capital Stock of direct and indirect Subsidiaries of Holdings and all cash, checks and other property held therein or credited thereto, but in any event and regardless of the foregoing clauses, but excluding the Asset Sales Proceeds Account and identifiable Proceeds of Term Loan Priority Collateral;

(4)           all Inventory;

(5)           to the extent involving or governing any of the items referred to in the preceding clauses (1) through (4), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries

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of Holdings), Instruments (including, without limitation, Promissory Notes), Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)           to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (5), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7)           all books and Records relating to the foregoing (including without limitation all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(8)           all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of Holdings), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of Holdings), insurance proceeds and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (5) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto, or in any other Additional ABL Credit Facility then in effect (if no ABL Credit Agreement is then in effect), which Additional ABL Credit Facility is designated as applicable for purposes of this definition or in the Additional ABL Collateral Documents relating thereto.

“ABL Priority Collateral Documents” shall mean the ABL Documents and any Additional ABL Documents, as applicable.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates and all ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

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“Additional ABL Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional ABL Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional ABL Credit Facility.

“Additional ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Credit Facility Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Bank Products Provider” shall mean any Person (other than an Additional ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Collateral Documents” shall mean all “Security Documents” as defined in any Additional ABL Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional ABL Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional ABL Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional ABL Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional ABL Credit Facility Lenders” shall mean one or more holders of Additional ABL Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional ABL Credit Facilities, together with their successors, assigns and transferees, as

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well as any Person designated as an “Additional ABL Credit Facility Lender” under any ABL Credit Agreement.

“Additional ABL Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional ABL Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional ABL Document, and any other Person who becomes a guarantor under any of the Additional ABL Guarantees.

“Additional ABL Documents” shall mean any Additional ABL Credit Facilities, any Additional ABL Guarantees, any Additional ABL Collateral Documents, any Bank Products Agreements between any Additional ABL Credit Party and any Additional ABL Bank Products Affiliate or Additional ABL Bank Products Provider, any Hedging Agreements between any Additional ABL Credit Party and any Additional ABL Hedging Affiliate or Additional ABL Hedging Provider, those other ancillary agreements as to which any Additional ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional ABL Agent, in connection with any of the foregoing or any Additional ABL Credit Facility, including any intercreditor or joinder agreement among any of the Additional ABL Secured Parties or among any of the ABL Secured Parties and Additional ABL Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Guarantees” shall mean any one or more guarantees of any Additional ABL Obligations of any Additional ABL Credit Party by any other Additional ABL Credit Party in favor of any Additional ABL Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Credit Facility Lender at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Hedging Provider” shall mean any Person (other than an Additional ABL Hedging Affiliate) that has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional ABL Collateral Documents, (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

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“Additional ABL Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional ABL Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11 hereof.

“Additional ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional ABL Credit Party from time to time to any Additional ABL Agent, any Additional ABL Secured Parties or any of them, including any Additional ABL Bank Products Affiliates, Additional ABL Hedging Affiliates, Additional ABL Bank Products Provider or Additional ABL Hedging Provider, under any Additional ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional ABL Credit Party, would have accrued on any Additional ABL Obligation, whether or not a claim is allowed against such Additional ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional ABL Recovery” shall have the meaning set forth in Section 5.3(c).

“Additional ABL Secured Parties” shall mean all Additional ABL Agents, all Additional ABL Credit Facility Lenders, all Additional ABL Bank Products Affiliates, all Additional ABL Bank Products Providers, all Additional ABL Hedging Affiliates, all Additional ABL Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional ABL Secured Party” under any Additional ABL Credit Facility; and with respect to any Additional ABL Agent shall mean the Additional ABL Secured Parties represented by such Additional ABL Agent.

“Additional Agent” shall mean any Additional ABL Agent and any Additional Term Agent.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean any Additional ABL Collateral Documents and any Additional Term Collateral Documents.

“Additional Credit Facilities” shall mean any Additional ABL Credit Facilities and any Additional Term Credit Facilities.

“Additional Credit Party” shall mean any Additional ABL Credit Party and any Additional Term Credit Party.

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“Additional Documents” shall mean any Additional ABL Documents and any Additional Term Documents.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any Additional ABL Guarantees and any Additional Term Guarantees.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by

(a)           prior to the Discharge of ABL Obligations, Section 8.14 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)           prior to the Discharge of Term Loan Obligations, Section 8.2 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

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“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Lender” shall mean any Additional ABL Credit Facility Lender and any Additional Term Credit Facility Lender.

“Additional Obligations” shall mean any Additional ABL Obligations and any Additional Term Obligations.

“Additional Secured Parties” shall mean any Additional ABL Secured Parties and any Additional Term Secured Parties.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)           prior to the Discharge of ABL Obligations, Section 8.13 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)           prior to the Discharge of Term Loan Obligations, Section 8.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of  “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of

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Additional Obligations, in the applicable Additional Credit Facility then in effect.  In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Additional Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Term Credit Facility.

“Additional Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Bank Products Provider” shall mean any Person (other than an Additional Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Term Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders,

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debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Term Credit Facility Lenders” shall mean one or more holders of Additional Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Term Credit Facility Lender” under any Additional Term Credit Facility.

“Additional Term Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Term Document, and any other Person who becomes a guarantor under any of the Additional Term Guarantees.

“Additional Term Documents” shall mean any Additional Term Credit Facilities, any Additional Term Guarantees, any Additional Term Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Term Bank Products Affiliate or Additional Term Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Term Hedging Affiliate or Additional Term Hedging Provider, those other ancillary agreements as to which any Additional Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Term Agent, in connection with any of the foregoing or any Additional Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Term Secured Parties or among any of the Term Loan Secured Parties and Additional Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Guarantees” shall mean any one or more guarantees of any Additional Term Obligations of any Additional Term Credit Party by any other Additional Term Credit Party in favor of any Additional Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

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“Additional Term Hedging Provider” shall mean any Person (other than an Additional Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Term Indebtedness” shall mean any Additional Indebtedness that is designated by the Company as “Additional Term Indebtedness” in the relevant Additional Indebtedness Designation.

“Additional Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Term Credit Party from time to time to any Additional Term Agent, any Additional Term Secured Parties or any of them, including any Additional Term Bank Products Affiliates, Additional Term Hedging Affiliates, Additional Term Bank Products Provider or Additional Term Hedging Provider, under any Additional Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Term Credit Party, would have accrued on any Additional Term Obligation, whether or not a claim is allowed against such Additional Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean all Additional Term Agents, all Additional Term Credit Facility Lenders, all Additional Term Bank Products Affiliates, all Additional Term Bank Products Providers, all Additional Term Hedging Affiliates, all Additional Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Term Secured Party” under any Additional Term Credit Facility; and with respect to any Additional Term Agent shall mean the Additional Term Secured Parties represented by such Additional Term Agent.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

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“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the Term Loan Agent and any Additional Agent, as applicable.

“Alternative DIP Offer”:  shall have the meaning set forth in Subsection 6.1(c)(ii).

“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Term Loan Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Term Loan Bank Products Affiliate, any Additional ABL Bank Products Affiliate or any Additional Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate  depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except indebtedness arising from services described in items (a) through (c) of this definition) .

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any Additional ABL Bank Products Provider or any Additional Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Borrower” shall mean any of the ABL Borrowers, the Term Loan Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close.

“Capitalized Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles as in effect in the United States.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent

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ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party, any Term Loan Secured Party or any Additional Secured Party or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment), (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company)), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company)), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company, in each case provided in clauses (a), (b), (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the Term Loan Agent or any Additional Agent under any of the ABL Collateral Documents, the Term Loan Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Emergency Medical Services Corporation, a Delaware corporation, and any successor in interest thereto.

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“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” shall mean with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” shall mean the ABL Documents, the Term Loan Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Term Loan Credit Parties and any Additional Credit Parties.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any Term Loan Agent under any Term Loan Credit Agreement other than the Original Term Loan Credit Agreement, or any ABL Agent under any ABL Credit Agreement other than the Original ABL Credit Agreement, in each case that the Company designates as a Designated Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), as and to the extent so designated.  Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“DIP Offer”: shall have the meaning set forth in Subsection 6.1(c)(i).

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“Discharge of ABL Collateral Obligations” shall mean the Discharge of ABL Obligations and (if applicable) the Discharge of Additional ABL Obligations for each Additional ABL Credit Facility.

“Discharge of ABL Obligations” shall mean:

(a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) but excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional ABL Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional ABL Credit Facility, with respect to each Additional ABL Credit Facility:

(a) the payment in full in cash of the applicable Additional ABL Obligations that are outstanding and unpaid at the time all Additional ABL Indebtedness under such Additional ABL Credit Facility is paid in full in cash (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional ABL Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional ABL Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional ABL Documents at such time.

“Discharge of Additional Obligations” shall mean the Discharge of Additional ABL Obligations (if applicable) for each Additional ABL Credit Facility and the Discharge of Additional Term Obligations (if applicable) for each Additional Term Credit Facility.

“Discharge of Additional Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Term Credit Facility, with respect to each Additional Term Credit Facility:

(a) the payment in full in cash of the applicable Additional Term Obligations that are outstanding and unpaid at the time all Additional Term Indebtedness under such Additional

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Term Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Term Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Term Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional Term Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of Term Loan Obligations and (if applicable) the Discharge of Additional Term Obligations for each Additional Term Credit Facility.

“Discharge of Term Loan Obligations” shall mean:

(a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, but excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease or other disposition.

“Domestic Subsidiaries” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Term Loan Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)           the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)           the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

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(c)           the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)           the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)           the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)            the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)           the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)           the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations or any Additional ABL Obligations pursuant to the provisions of the ABL Documents or any applicable Additional ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to the ABL Agent or any applicable Additional ABL Agent), (vii) the cessation of lending pursuant to the provisions of the ABL Documents, the Term Loan Documents or any applicable Additional Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Excluded Vehicles” shall mean, at any time, Vehicles with a model year older than 10 years that are owned by a Grantor, including all tires and appurtenances thereto.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

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“Foreign Subsidiary” shall mean any Subsidiary of the Company which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code including, without limitation, with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Guarantor” shall mean any of the ABL Guarantors, the Term Loan Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Term Loan Hedging Affiliate, any Additional ABL Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any Additional ABL Hedging Provider or any Additional Term Hedging Provider, as applicable.

“Holdings” shall mean CDRT Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

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“Impairment” shall (a) with respect to the Term Loan Collateral Obligations, have the meaning set forth in Section 2.1(e), and (b) with respect to the ABL Collateral Obligations, have the meaning set forth in Section 2.1(f).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) , which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of  letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(g).

“Intervening Term Creditor” shall have the meaning set forth in Section 4.1(g).

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“Issuing Lender” shall have the meaning set forth in the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Term Credit Facility, as the context requires.

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“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent or any Additional Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of the Term Loan Collateral Documents.

“Management Guarantee” shall have the meaning assigned to such term in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect).

“Matching DIP Offer”: shall have the meaning set forth in Subsection 6.1(c)(ii).

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Original ABL Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the ABL Borrowers, Deutsche Bank AG New York Branch, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Loan Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the Term Loan Borrower, Deutsche Bank AG New York Branch, as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean the ABL Agent, the Term Loan Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Term Loan Agent and any Additional Agent.

“Patent License” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party with any other Person that is not an Affiliate or a Subsidiary of such Credit Party, in connection with any United States patent, patent application,

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or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other

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income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed DIP” shall have the meaning set forth in Subsection 6.1(c)(i).

“Purchase Money Indebtedness” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Related Corporation Contract” shall mean (a) a “Related Corporation Contract” as defined in the Original ABL Credit Agreement if the Original ABL Credit Agreement is then in effect; (b) if the Original ABL Credit Agreement is not then in effect, a “Related Corporation Contract” as defined in any subsequent ABL Credit Agreement then in effect; and (c) if neither the Original ABL Credit Agreement nor any subsequent ABL Credit Agreement is then in effect, a “Related Corporation Contract” as defined in any Additional ABL Credit Facility then in effect.

“Requisite ABL Holders” shall mean ABL Secured Parties and/or Additional ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility; provided that:

(a)           if the matter being consented to or the action being taken by the ABL Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the ABL Priority Collateral or (after the Discharge of Term Loan Collateral Obligations) all or substantially all of the Collateral, then “Requisite ABL Holders” shall mean those ABL Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents and Additional ABL Documents,

(b)           except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect the ABL Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional

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ABL Credit Facility, and (2) ABL Secured Parties holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the ABL Credit Agreement,

(c)           except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect any Additional ABL Agent or the Additional ABL Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the ABL Secured Parties or the other Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” shall mean (1) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility and (2) such Additional ABL Agent and/or Additional ABL Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the applicable Additional ABL Credit Facility or Facilities.

“Requisite Term Holders” shall mean Term Loan Secured Parties and/or Additional Term Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of any loans included in the Term Loan Collateral Obligations; provided that:

(a)           if the matter being consented to or the action being taken by the Term Loan Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Term Loan Priority Collateral or (after the Discharge of ABL Collateral Obligations) all or substantially all of the Collateral, then “Requisite Term Holders” shall mean those Term Loan Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable Term Loan Documents and Additional Term Documents,

(b)           except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect the Term Loan Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations and (2) Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Obligations and

(c)           except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect any Additional Term Agent or the Additional Term Secured Parties represented thereby in a manner different and materially adverse relative to the manner such

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matter or action affects the Term Loan Secured Parties or the other Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations and (2) such Additional Term Agent and/or Additional Term Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Additional Term Obligations.

“Right of Last Refusal”: shall have the meaning set forth in Subsection 6.1(c)(i).

“Secured Parties” shall mean the ABL Secured Parties, the Term Loan Secured Parties and the Additional Secured Parties.

“Series” shall mean (a) with respect to the Term Loan Collateral Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such) and (ii) the Additional Term Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional Term Agent (in its capacity as such for such Additional Term Secured Parties), (b) with respect to any Term Loan Collateral Obligations, each of (i) the Term Loan Obligations and (ii) the Additional Term Obligations incurred pursuant to any Additional Term Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional Term Obligations), (c) with respect to the ABL Collateral Secured Parties, each of (i) the ABL Secured Parties (in their capacities as such) and (ii) the Additional ABL Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional ABL Agent (in its capacity as such for such Additional ABL Secured Parties) and (d) with respect to any ABL Collateral Obligations, each of (i) the ABL Obligations and (ii) the Additional ABL Obligations incurred pursuant to any Additional ABL Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional ABL Obligations).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Temporary Cash Investments” shall mean any of the following:  (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any

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of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than the Designated Agent, as designated by the Company), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic

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commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the board of directors of the Company in the ordinary course of business.

“Term Loan Agent” shall mean Deutsche Bank AG New York Branch in its capacity as collateral agent under the Original Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to June 15, 2011, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company, in its capacity as a borrower under the Term Loan Credit Agreement, together with its respective successors and assigns.

“Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Term Loan Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit P-2 to the Original Term Loan Credit Agreement as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

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“Term Loan Collateral Obligations” shall mean the Term Loan Obligations and any Additional Obligations.

“Term Loan Collateral Representative” shall mean the Term Loan Agent acting for the Term Loan Collateral Secured Parties, unless the principal amount of Additional Term Obligations under any Additional Term Credit Facility exceeds the principal amount of Term Loan Obligations under the Term Loan Credit Agreement, and in such case (unless otherwise agreed in writing between the Term Loan Agent and any Additional Term Agent or after the Discharge of Term Loan Obligations, between any Additional Term Agents), the Additional Term Agent under such Additional Term Credit Facility (or, if there is more than one such Additional Term Credit Facility, the Additional Term Credit Facility under which the greatest principal amount of Additional Term Obligations is outstanding at the time) acting for the Term Loan Collateral Secured Parties.  In addition, in the event that any Additional Term Agent subordinates its security interest in any Term Loan Priority Collateral to the security interest of the ABL Agent or any Additional ABL Agent as permitted by Section 2.1(a)(6) and (8) or which otherwise has an Impairment with respect to all or substantially all of the Term Loan Priority Collateral then such Additional Term Agent shall not serve as Term Loan Collateral Representative (unless (x) the Discharge of Term Loan Obligations has occurred and (y) either such Additional Term Agent is the only Additional Term Agent or each other Additional Term Agent has similarly subordinated its security interest) and, in such event the Term Loan Collateral Representative will be selected as if the disqualified Additional Term Agent and the Additional Term Obligations represented thereby did not exist.

“Term Loan Collateral Secured Parties” shall mean the Term Loan Secured Parties and any Additional Term Secured Parties.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than the Term Loan Agent and any Designated Agent, as designated by the Company), that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

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“Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under the Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or any Term Loan Hedging Provider, any Management Guarantee and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the Term Loan Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees.

“Term Loan Hedging Affiliate” shall mean any Term Loan Credit Agreement Lender or any Affiliate of any Term Loan Credit Agreement Lender who (a) has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to June 15, 2011, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Hedging Provider” shall mean any Person (other than a Term Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms

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of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the “administrative agent” or “agent” under the Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders or any of them, any Term Loan Bank Products Affiliates, any Term Loan Hedging Affiliates, any Term Loan Bank Products Providers, any Term Loan Hedging Providers or any Management Credit Providers under any Term Loan Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Loan Priority Collateral Documents” shall mean the Term Loan Documents and any Additional Term Documents, as applicable.

“Term Loan Priority Collateral” shall mean all Collateral, other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of Holdings, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as Proceeds of any Term Loan Priority Collateral; provided, however, no Proceeds of Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Asset Sales Proceeds Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral.  As used in this definition of “Term Loan Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Additional Term Credit Facility then in effect (if the Original Term Loan Credit Agreement is not then in effect) or the Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of Term Loan Obligations, in the applicable Additional Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional Term Collateral Documents relating thereto.

“Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders, all Term Loan Bank Products Affiliates, all Term Loan Bank

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Products Providers, all Term Loan Hedging Affiliates, all Term Loan Hedging Providers, all Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” under any Term Loan Credit Agreement.

“Trade Secret Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, with any other Person who is not an Affiliate or Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein), and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements

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thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Vehicles”:  all vehicles (other than Excluded Vehicles) that are owned by a Grantor, including cars, trucks, trailers, ambulances and other vehicles covered by a certificate of title law of any state (other than Excluded Vehicles) and all tires and other appurtenances to any of the foregoing.

Section 1.3  Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

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ARTICLE 2

Lien Priority

Section 2.1  Agreement to Subordinate.  (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Term Loan Agent or the Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Agent or any Additional Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the Term Loan Agent or any Additional Agent (or the ABL Secured Parties, the Term Loan Secured Parties or any Additional Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the Term Loan Documents or any Additional Documents, (iv) whether the ABL Agent, the Term Loan Agent or any Additional Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties or any Additional Agent or any Additional Secured Parties securing any of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations and any Additional ABL Obligations) or the ABL Obligations or any Additional ABL Obligations (in the case of the Term Loan Obligations or any Additional Term Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agree that:

(1)           any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Parties that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)           any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and

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subordinate to all Liens granted to any Additional ABL Agent and any Additional ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of any Additional ABL Obligations;

(3)           any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations, and all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

(4)           any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of any Additional ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations and (y) all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

(5)           any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the Term Loan Agent and the Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Term Loan Obligations;

(6)           any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional Secured Party that secures all or any portion of the Additional ABL Obligations,  shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties and (y) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

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(7)           any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations, and all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Additional ABL Obligations;

(8)           any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to (x) all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations and (y) all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Additional ABL Obligations (except in the case of either (x) or (y) as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Secured Parties represented thereby, and (i) the ABL Agent, on behalf of itself and the ABL Secured Parties or (ii) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(9)           any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(10)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent that secures all or any portion of the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby);

(11)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion

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of the Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or any Additional ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the Term Loan Agent and Term Loan Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the Term Loan Agent and Term Loan Secured Parties with respect to such Term Loan Priority Collateral; and

(12)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that secures all or any portion of the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or Additional ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the Term Loan Agent and the Term Loan Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the Term Loan Agent and the Term Loan Secured Parties with respect to such Term Loan Priority Collateral.

(b)           Notwithstanding any failure by any ABL Secured Party, Term Loan Secured Party or Additional Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the Term Loan Secured Parties or any Additional Secured Parties:

(1)           the priority and rights as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

(2)           the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the

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Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(3)           the priority and rights as between the Term Loan Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Credit Agreement Lenders); and

(4)           the priority and rights as between any Additional Agent and the Additional Secured Parties represented thereby, on the one hand, and any other Additional Agent and the Additional Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Agents, each on behalf of itself and the Additional Secured Parties represented thereby).

(c)           The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto.  The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto, (y) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and (z) any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto.  Any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto, (y) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto and (z) any other Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, may be granted Liens upon all of the Collateral in which such Additional Agent has been granted Liens and such Additional Agent hereby consents thereto.  The subordination of Liens by the Term Loan Agent in favor of the ABL Agent and any Additional ABL Agent, by the ABL Agent in favor of the Term Loan Agent and any Additional Term Agent, by any Additional Term Agent in favor of the ABL Agent and any Additional ABL Agent, and by any Additional ABL Agent in favor of the Term Loan Agent

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and any Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent, the ABL Agent or any Additional Agent to the Liens of any other Person.  The provision of pari passu and equal priority as between Liens of the Term Loan Agent and Liens of any Additional Term Agent, or as between Liens of any Additional Term Agent and Liens of any other Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent or any Additional Term Agent to the Liens of any Person other than the ABL Agent and any Additional ABL Agent as and to the extent set forth herein, or to provide that the Liens of the Term Loan Agent or any Additional Term Agent will be pari passu or of equal priority with the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the ABL Agent and Liens of any Additional ABL Agent, or as between Liens of any Additional ABL Agent and Liens of any other Additional ABL Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the ABL Agent or any Additional ABL Agent to the Liens of any Person other than the Term Loan Agent and any Additional Term Agent as and to the extent set forth herein, or to provide that the Liens of the ABL Agent or any Additional ABL Agent will be pari passu or of equal priority with the Liens of any other Person.

(d)           Lien priority as among the ABL Obligations, the Term Loan Obligations and the Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including pursuant to the Term Loan Collateral Intercreditor Agreement and the ABL Collateral Intercreditor Agreement, in each case, if entered into in the future).

(e)           The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the Term Loan Collateral Secured Parties of each Series that the holders of Term Loan Collateral Obligations of such Series (and not the Term Loan Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Term Loan Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Term Loan Collateral Obligations), (y) any of the Term Loan Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Term Loan Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Term Loan Collateral Obligations) on a basis ranking prior to the security interest of such Series of Term Loan Collateral Obligations but junior to the security interest of any other Series of Term Loan Collateral Obligations or (ii) the existence of any Collateral for any other Series of Term Loan Collateral Obligations that is not also Collateral for the other Series of Term Loan Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Term Loan Collateral Obligations, an “Impairment” of such Series).  In the event of any Impairment with respect to any Series of Term Loan Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Term Loan Collateral Obligations, and the rights of the holders of such Series of Term Loan Collateral Obligations (including, without limitation, the right to receive distributions in respect of such Series of Term Loan Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such

40

Impairment are borne solely by the holders of the Series of such Term Loan Collateral Obligations subject to such Impairment.

(f)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the ABL Collateral Secured Parties of each Series that the holders of ABL Collateral Obligations of such Series (and not the ABL Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the ABL Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of ABL Collateral Obligations), (y) any of the ABL Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of ABL Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of ABL Collateral Obligations) on a basis ranking prior to the security interest of such Series of ABL Collateral Obligations but junior to the security interest of any other Series of ABL Collateral Obligations or (ii) the existence of any Collateral for any other Series of ABL Collateral Obligations that is not also Collateral for the other Series of ABL Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of ABL Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of ABL Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of ABL Collateral Obligations, and the rights of the holders of such Series of ABL Collateral Obligations (including, without limitation, the right to receive distributions in respect of such Series of ABL Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such ABL Collateral Obligations subject to such Impairment.

Section 2.2  Waiver of Right to Contest Liens.  (a) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral.  Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)           The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action

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to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c)           The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the ABL Priority Collateral.  Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(d)           The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Term Loan Agent and any

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Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents, with respect to the Term Loan Priority Collateral.  Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(e)           The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(f)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(j), the ABL

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Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(g)           Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral.  Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(h)           Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Loan Agent or the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured

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Party under the Term Loan Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(i)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under the Additional ABL Documents with respect to the ABL Priority Collateral.  Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(j)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent under any applicable Additional Documents with respect to the Collateral (except as may be separately otherwise

45

agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

(k)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Loan Agent and the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(l)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent or the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except, with respect to priority, as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j),

46

any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(m)          Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under the Additional Term Documents with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).

(n)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in

47

contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Additional ABL Agent or any Additional ABL Secured Parties represented by such other Additional ABL Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent under any applicable Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).  Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).

(o)           For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3  Remedies Standstill.  (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative.  Subject to Sections 2.3(b) and 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

48

(i)            file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b)           The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the date upon which the Discharge of Additional ABL Obligations shall have occurred, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative.  Subject to Sections 2.3(a) and 2.3(g) hereof, from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan

49

Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

(i)            file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of each Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Term Loan Obligations shall have occurred, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Agent and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being

50

understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative.  Subject to Sections 2.3(d) and 2.3(j) hereof, from and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Additional Term Obligations shall have occurred,

51

neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Loan Priority Collateral without the written consent of each Additional Term Agent and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative.  Subject to Sections 2.3(c) and 2.3(j) hereof, from and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of each Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in

52

accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(e)           Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the date upon which the Discharge of ABL Obligations shall have occurred, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative.  Subject to Sections 2.3(f) and 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional Term Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and,

53

subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(f)            Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the date upon which the Discharge of Additional ABL Obligations shall have occurred, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative.  Subject to Sections 2.3(e) and 2.3(g) hereof, from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional Term Secured Parties,

54

including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(g)           Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that such Additional Term Agent and such Additional Term Secured Parties will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative; provided that nothing in this sentence shall prohibit any Additional Term Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable.  The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the Term Loan Agent and the Term Loan Secured Parties will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative; provided that nothing in this sentence shall prohibit the Term Loan Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable.  Subject to Sections 2.3(a) and 2.3(b) hereof, the Term Loan

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Collateral Representative may Exercise Any Secured Creditor Remedies under the Term Loan Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.  Each Term Loan Collateral Secured Party hereby appoints the Term Loan Collateral Representative as its agent to exercise all remedies under all Term Loan Collateral Documents and Additional Term Collateral Documents. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party and any Additional Term Agent or any Additional Term Secured Party may:

(i)            file a claim or statement of interest with respect to the Term Loan Obligations or the Additional Term Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties or any Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties or the Additional Term Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(h)           Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the date upon which the Discharge of Term Loan Obligations shall have occurred, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Term Loan Priority Collateral without the written consent of the Term Loan Agent and will not knowingly take, receive or accept any Proceeds of Term Loan Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative.  Subject to Sections 2.3(i) and 2.3(j) hereof, from and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as

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applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(i)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the date upon which the Discharge of Additional Term Obligations shall have occurred, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Term Loan Priority Collateral without the written consent of each Additional Term Agent and will not knowingly take, receive or accept any Proceeds of Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative.  Subject to Sections 2.3(h) and 2.3(j) hereof, from and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(j)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that such Additional ABL Agent and such Additional ABL Secured Parties will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit any Additional ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable.  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit the ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable.  Subject to Sections 2.3(c) and 2.3(d) hereof, the ABL Collateral Representative may Exercise Any Secured Creditor Remedies under the ABL Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.  Each ABL Collateral Secured Party

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hereby appoints the ABL Collateral Representative as its agent to exercise all remedies under all ABL Collateral Documents and Additional ABL Collateral Documents. Notwithstanding anything to the contrary contained herein, any , the ABL Agent or any ABL Secured Party and any Additional ABL Agent or any Additional ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the ABL Obligations or the Additional ABL Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties or any Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties or the Additional ABL Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v)           vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Collateral Representative shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(k)           Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or any Additional Term Agent or any Additional Term Secured Party, from objecting to any proposed retention of Collateral by the Term Loan Agent or any Term Loan Secured Party in full or partial satisfaction of any Term

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Loan Obligations, (ii) the Term Loan Agent or any Term Loan Secured Party, or any Additional Term Agent or any Additional Term Secured Party or any Additional ABL Agent or any Additional ABL Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (iii) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or the Term Loan Agent or any Term Loan Secured Party, or any other Additional Term Agent or any other Additional Term Secured Party, from objecting to any proposed retention of Collateral by any Additional Term Agent or any Additional Term Secured Party in full or partial satisfaction of any Additional Term Obligations, or (iv) the Term Loan Agent or any Term Loan Secured Party, or any Additional Term Agent or any Additional Term Secured Party or the ABL Agent or any ABL Secured Party, or any other Additional ABL Agent or any other Additional ABL Secured Party, from objecting to any proposed retention of Collateral by any Additional ABL Agent or any Additional ABL Secured Party in full or partial satisfaction of any Additional ABL Obligations.

Section 2.4  Exercise of Rights.

(a)           Notice of ABL Agent’s Lien.

(i)            Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing.  In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)           Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the

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ABL Agent otherwise consents in writing.  In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)           Notice of Term Loan Agent’s Lien.

(i)            Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing.  In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

(ii)           Without limiting Section 2.3 hereof, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any such Additional ABL Secured Party with respect to any Term Loan Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing.  In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and

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clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

(c)           Notice of Additional Term Agent’s Lien.

(i)            Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii)           Without limiting Section 2.3 hereof, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or Additional ABL Secured Party with respect to any ABL Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).  In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and

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any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).

(d)           Notice of Additional ABL Agent’s Lien.

(i)            Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the date upon which the Discharge of Additional ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties.  In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the date upon which the Discharge of Additional ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

(ii)           Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of Additional ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties.  In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the date upon which the Discharge of Additional ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

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(e)           No Other Restrictions.

(i)            Except as expressly set forth in this Agreement, each of the Term Loan Agent, the Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Agent and any Additional Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof.  The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Term Loan Documents, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Term Documents, any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the Additional ABL Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Term Loan Agent’s rights hereunder or under any of the Term Loan Documents, any failure by any Additional Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Term Agent’s rights hereunder or under any of the Additional Term Documents and any failure by any Additional ABL Agent to provide any such copies to any other such Party shall not impair any of such Additional ABL Agent’s rights hereunder or under any of the Additional ABL Documents.

(ii)           Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with

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respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii)          Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(iv)          Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief

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by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Each of any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party represented thereby agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(f)            Release of Liens.

(i)            In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Priority Collateral Documents or (C) the release of the ABL Collateral Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the date upon which the Discharge of ABL Collateral Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Term Loan Obligations, and the Term Loan Agent’s and the Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable,  the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each of the Term Loan Agent and any Additional Term Agent

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agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the Term Loan Agent and any Additional Term Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).  In the event of any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, each Additional ABL Agent agrees, on behalf of the Additional ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale or release will be free and clear of its Liens on such ABL Priority Collateral securing the Additional ABL Obligations, and the Additional ABL Agent’s and the Additional ABL Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith.  Each Additional ABL Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)           In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Term Loan Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Term Loan Priority Collateral Documents or (C) the release of the Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the Requisite Term Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the date upon which the Discharge of Term Loan Collateral Obligations shall have occurred and not in connection

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with a Discharge of Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), (x) the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof) such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the Additional ABL Obligations, and such Additional ABL Agent’s and the applicable Additional ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each of the ABL Agent and each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. Each of the ABL Agent and each Additional ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).  In the event of any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, each Additional Term Agent agrees, on behalf of the Additional Term Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof), such sale or release will be free and clear of its Liens on such Term Loan Priority Collateral securing the Additional Term Obligations, and the Additional Term Agent’s and the Additional Term Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith.  Each Additional Term Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the

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Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5  No New Liens.  (a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that:

(i)            No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein.  If any Term Loan Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(ii)           No Additional Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein.  If any Additional Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation

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owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(iii)          No Additional ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein.  If any Additional ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(b)           Until the date upon which the Discharge of Term Loan Obligations shall have occurred, the parties hereto agree that:

(i)            No ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein.  If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any

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property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the Term Loan Documents)).

(ii)           No Additional Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein.  If any Additional Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Term Loan Documents)).

(iii)          No Additional ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein.  If any Additional ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback

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transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the Term Loan Documents)).

(c)           Until the date upon which the Discharge of Additional Term Obligations shall have occurred, the parties hereto agree that:

(i)            No ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein.  If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Term Documents)).

(ii)           No Term Loan Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties. If any Term Loan Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a

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sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Term Documents)).

(iii)          No Additional ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein.  If any Additional ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional Term Documents)).

(d)           Until the date upon which the Discharge of Additional ABL Obligations shall have occurred, the parties hereto agree that:

(i)            No ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this

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paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(ii)           No Term Loan Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein.  If any Term Loan Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(iii)          No Additional Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein.  If any Additional Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien.  For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been

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sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

Section 2.6  Waiver of Marshalling.  Until the Discharge of ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Additional Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, or (y) the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, as applicable).

Until the Discharge of Additional ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

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ARTICLE 3

Actions of the Parties

Section 3.1  Certain Actions Permitted.  The Term Loan Agent, the ABL Agent and any Additional Agent may make such demands or file such claims in respect of the Term Loan Obligations, the ABL Obligations or the Additional Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2  Agent for Perfection.  The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Term Loan Secured Party, and any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and each Additional Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2.  None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), or any Additional Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person.  The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and each ABL Secured Party, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and each Term Loan Secured Party, and any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and each Additional Secured Party represented thereby, as applicable, each agree to as agent for each other solely for the purpose of perfecting the security interest granted to each in Vehicles, subject to the terms and conditions of this Section 3.2.  The duties or responsibilities of the ABL Agent, the Term Loan Agent and any Additional Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Term Loan Agent, the ABL Agent or any Additional Agent, as applicable.  The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person.  The Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person.  Any Additional Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any other Additional Agent or any Additional Secured Parties represented by any other Additional

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Agent, or any other Person.  In the event that (a) the Term Loan Agent or any Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Agent or any Additional Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the Term Loan Agent, such Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Agent, or such Additional Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement.  Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Section 3.3  Sharing of Information and Access. In the event that the ABL Agent or any Additional ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents, the Additional ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, upon request of the Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof.  In the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent or any Additional ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof.  Each Credit Party, the Term Loan Agent and each Additional Term Agent hereby consent to the non-exclusive royalty free use by the ABL Agent and any Additional ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent and any Additional ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4  Insurance.  Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable,

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with respect to all insurance policies relating to Term Loan Priority Collateral.  The ABL Collateral Representative shall have the sole and exclusive right, as against the Term Loan Collateral Representative, the ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable) and any Additional ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral.  The Term Loan Collateral Representative shall have the sole and exclusive right, as against the ABL Collateral Representative, the Term Loan Agent (other than in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (other than in its capacity as Term Loan Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral.  All proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the Term Loan Collateral Representative, as the case may be, and each of the Term Loan Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5  No Additional Rights For the Credit Parties Hereunder.  Except as provided in Section 3.6, if any ABL Secured Party, Term Loan Secured Party or Additional Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, Term Loan Secured Party or Additional Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, Term Loan Secured Party or Additional Secured Party.

Section 3.6  Actions Upon Breach.  If any Term Loan Secured Party, any ABL Secured Party or any Additional Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, Term Loan Secured Party or Additional Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7  Inspection Rights.  (a) Without limiting any rights the ABL Collateral Representative or any other ABL Collateral Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Collateral Secured Parties may, at any time and whether or not the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying

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or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party or liability to any Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below.  In addition, subject to the terms hereof, the ABL Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative).  In the event that any ABL Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Collateral Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7.  If any stay or other order that prohibits the ABL Collateral Representative and other ABL Collateral Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.  During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Collateral Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Collateral Representative and the ABL Collateral Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  In no event shall the ABL Collateral Representative or the ABL Collateral Secured Parties have any liability to the Term Loan Agent and/or to the Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Collateral Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Collateral Secured Parties shall cooperate with the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

(b)           The Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Collateral Representative and the other ABL Collateral Secured Parties from exercising the ABL Permitted Access Right.

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(c)           Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Collateral Secured Party or liability to any ABL Collateral Secured Party.

ARTICLE 4

Application of Proceeds

Section 4.1  Application of Proceeds.

(a)           Revolving Nature of ABL Obligations.  The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) any ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent) or the applicable Additional Secured Parties (in the case of such Additional Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the Term Loan Obligations or any Additional Obligations, the exercise of its rights in accordance with Section 4.16 of the Original ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Obligations, or any portion thereof.

(b)           Revolving Nature of Additional Obligations.  The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) Additional Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Agent and Additional Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Obligations thereunder may be modified, extended or

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amended from time to time, and the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent), the ABL Secured Parties (in the case of the ABL Agent) or any Additional Secured Parties (in the case of any other Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Secured Party shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Obligations, or any portion thereof.

(c)           Application of Proceeds of ABL Priority Collateral.  The ABL Agent, the Term Loan Agent and any Additional Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to Section 4.1(g) and Section 2.1(f), first, to the payment of costs and expenses of the ABL Agent, the Term Loan Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations shall have occurred, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), third, to the payment of (x) the Term Loan Obligations and in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional

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Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, Additional ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Collateral Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(d)           Application of Proceeds of Term Loan Priority Collateral.  The ABL Agent, the Term Loan Agent and any Additional Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the ABL Agent, the Term Loan Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the Term Loan Obligations in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), third, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations shall have occurred, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect

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to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof (i) as between Additional Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) as between Additional Term Obligations and Additional ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, in each case with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties. Each ABL Agent, Additional ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Collateral Representative and the Term Loan Collateral Representative with such information about the ABL Collateral Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)           Limited Obligation or Liability.

(i)            In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.  In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii)           In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.  In exercising remedies, whether as a

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secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(iii)          In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Agent, on behalf of itself and the Term Loan Secured Parties).  In exercising remedies, whether as a secured creditor or otherwise, any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Agent or any Additional Secured Parties represented by such other Additional Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(f)            Turnover of Cash Collateral After Discharge.  Upon the Discharge of ABL Collateral Obligations, the ABL Collateral Representative shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative (if other than a Designated Agent) may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall deliver to the ABL Collateral Representative or shall execute

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such documents as the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  As between (i) the Term Loan Collateral Representative and (ii) the Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of Section 2.2.

(g)           Intervening Creditor.  Notwithstanding anything in Sections 4.1(c) or (d) to the contrary, (i) with respect to any Collateral for which a third party (other than a Term Loan Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Term Loan Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Term Loan Collateral Obligations (such third party an “Intervening Term Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Term Loan Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Collateral Obligations (such third party an “Intervening ABL Secured Party”), the value of any Collateral or Proceeds which are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Collateral Obligations with respect to which such Impairment exists.  In the event that any ABL Collateral Secured Party turns over any proceeds of Term Loan Priority Collateral to any Term Loan Collateral Secured Party as required by Section 4.1, such ABL Collateral Secured Party shall be subrogated to the rights of such Term Loan Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof.  In the event that any Term Loan Collateral Secured Party turns over any proceeds of ABL Priority Collateral to any ABL Collateral Secured Party as required by Section 4.1, such Term Loan Collateral Secured Party shall be subrogated to the rights of such ABL Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof.

Section 4.2  Specific Performance.  Each of the ABL Agent, the Term Loan Agent and any Additional Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Term Loan Secured Parties, and any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and any Additional Secured Parties represented thereby, hereby irrevocably waives any defense

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based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3  Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral.  In the event that prior to the Discharge of ABL Obligations, or Discharge of Additional ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral.  If the ABL Collateral Representative and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Collateral Representative and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (i) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the proviso of such definition as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”),  in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds of the Collateral are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor, and the Liens of the ABL Agent, on behalf of the ABL Secured Parties and the Liens of each Additional ABL Agent, on behalf of the Additional ABL Secured Parties on any ABL Priority Collateral in which such Grantor has an interest are released, then such ABL Priority Collateral shall also be deemed to be Disposed of in connection with such Disposition for the purposes of the preceding sentence. It is understood and agreed that any Intellectual Property shall not be subject to this Section 4.3 and shall constitute Term Loan Priority Collateral.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1  Notice of Acceptance and Other Waivers.  (a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been

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made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations.  All Term Loan Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Term Loan Agent or any Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Loan Obligations.  All Additional Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Agent or any Additional Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Obligations.

(b)           None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.  The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof,

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pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)           None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(d)           None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or

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any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)           None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to any

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Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(f)            None of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself

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and the ABL Secured Parties).  Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(g)           None of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be

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separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(h)           None of any Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Agent or any Additional Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).  If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document to which any other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).  Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).  Any Additional Agent, on behalf of itself and the Additional Secured

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Parties represented thereby, agrees that none of any other Additional Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

Section 5.2  Modifications to ABL Documents and Term Loan Documents.  (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)         otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)           Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the

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consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)         otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(c)           The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with

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respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)         otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent shall deem appropriate.

(d)           Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)          release its Lien on any Collateral or other Property;

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(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)         otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(e)           The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)         otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

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except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(f)            The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)         otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)           Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, any other Additional Agent and any Additional Secured Parties represented by such other Additional Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional

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Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents to which such other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)           subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any additional Additional Documents;

(iii)          amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)         otherwise manage and supervise the Additional Obligations as such other Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby.

(h)           The ABL Obligations, the Term Loan Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any Term Loan Document or any Additional Document) of the ABL Agent, the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties, any Additional Agent or any Additional Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, Term Loan Obligations or Additional Obligations is to constitute ABL Obligations, Term Loan Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves

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in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Loan Agent or any Additional Agent (other than any Designated Agent), as the case may be (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Loan Documents and any Additional Documents.  For the avoidance of doubt, any ABL Obligations, Term Loan Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Loan Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Loan Agent or any other Term Loan Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3  Reinstatement and Continuation of Agreement.  (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery.  If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Obligations.  No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)           If the Term Loan Agent or any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Loan Obligations (a “Term Loan Recovery”), then the Term Loan Obligations shall be reinstated to the extent of such Term Loan Recovery.  If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge,

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confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Obligations.  No priority or right of the Term Loan Agent or any Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Loan Documents, regardless of any knowledge thereof which the Term Loan Agent or any Term Loan Secured Party may have.

(c)           If any Additional ABL Agent or any Additional ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Additional ABL Obligations (an “Additional ABL Recovery”), then the Additional ABL Obligations shall be reinstated to the extent of such Additional ABL Recovery.  If this Agreement shall have been terminated prior to such Additional ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of any Additional ABL Agent, the ABL Agent, the Term Loan Agent, any Additional Term Agent, the Additional ABL Secured Parties, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of any Additional ABL Obligations, the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations.  No priority or right of any Additional ABL Agent or any Additional ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional ABL Documents, regardless of any knowledge thereof which any Additional ABL Agent or any Additional ABL Secured Party may have.

(d)           If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery.  If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the Term Loan Agent, any Additional ABL Agent, any Additional Term Secured Parties, the ABL Secured Parties, the Term Loan Secured Parties and any Additional ABL Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency

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Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of any Additional Term Obligations, the ABL Obligations, the Term Loan Obligations or any Additional ABL Obligations.  No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

ARTICLE 6

Insolvency Proceedings

Section 6.1  DIP Financing.  (a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional Agent or any Additional ABL Credit Facility Lenders shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will raise no objection, and will not support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Loan Agent securing the Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the Term Loan Agent retains its Lien on the Collateral to secure the Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and Additional ABL Secured Parties securing the Additional ABL Obligations,  on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, the Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Term Loan Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and the Term Loan Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the

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Term Loan Agent and the Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization.

(b)           If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or Additional ABL Credit Facility Lenders, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it will raise no objection, and will not support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), or any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and any Additional ABL Secured Parties securing the Additional ABL Obligations,  on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent any Additional Term Agent and any Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization.

(c)

(i)            If the Original ABL Credit Agreement is then in effect, then in the event that any Additional ABL Agent or any Additional ABL Secured Party proposes to enter into and consummate any DIP Financing (such proposed DIP Financing, the “Proposed

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DIP”), then (x) such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall provide written notice to the ABL Agent thereof, which notice shall contain the material terms and conditions of such Proposed DIP (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) (such notice, the “DIP Offer”) at least five (5) Business Days prior to the consummation of such Proposed DIP and (y) such Additional ABL Agent or Additional ABL Secured Party, as applicable, hereby unconditionally and irrevocably grants to the ABL Agent and the ABL Credit Agreement Lenders the right, but not an obligation, to enter into and consummate a DIP Financing either (A) on the terms and conditions set forth in the DIP Offer, or (B) on the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) no less advantageous to the Credit Parties than the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of the Proposed DIP specified in the DIP Offer (collectively, the “Right of Last Refusal”).

(ii)           To exercise its Right of Last Refusal, the ABL Agent or any ABL Credit Agreement Lender shall, within three (3) Business Days after receipt by the ABL Agent of the DIP Offer, deliver a written notice to the Company and each Additional ABL Agent, which shall either specify that the ABL Agent or such ABL Credit Agreement Lender is willing to provide the DIP Financing on the terms of the DIP Offer (such notice, the “Matching DIP Offer”) or provide the material terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of a DIP Financing that the ABL Agent or such ABL Credit Agreement Lender is willing to provide (such notice, the “Alternative DIP Offer”).  If the ABL Agent or any ABL Credit Agreement Lender provides a Matching DIP Offer within the time period specified in the preceding sentence, each Additional ABL Agent and Additional ABL Secured Party agrees not to provide (other than in its capacity as ABL Agent or ABL Credit Agreement Lender, if applicable), and not to support or act in concert with any other party to provide, any DIP Financing and agrees that in such event the ABL Agent or such ABL Credit Agreement Lender shall have the sole right as between the parties hereto to provide any DIP Financing.

(iii)          If the Company agrees to proceed with a Matching DIP Offer or an Alternative DIP Offer, then in each such case without limiting any of the provisions of Section 6.1(a) or (b) hereof, each Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it will raise no objection, and will not support or act in concert with any other party in raising an objection, to such DIP Financing provided pursuant to such Matching DIP Offer or Alternative DIP Offer, as the case may be, or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional ABL Agent securing the Additional ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such applicable DIP Financing), so long as (1) such Additional ABL Agent retains its Lien on the Collateral to secure the Additional ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code

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(subject only to any “super-priority” of the Liens securing such DIP Financing) and (2) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, as the case may be, such Additional ABL Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional ABL Obligations; provided that (A) such Liens in favor of the ABL Agent and any Additional ABL Agent shall be subject to the provisions of Section 6.1(d) hereof and (B) the foregoing provisions of this Section 6.1(c) shall not prevent any Additional ABL Agent or any Additional ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(d)           All Liens granted to the ABL Agent, the Term Loan Agent or any Additional Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2  Relief From Stay.  Until the Discharge of ABL Collateral Obligations has occurred, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent.  Until the Discharge of Term Loan Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent.  In addition, none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any Additional Agent (including in its capacity as Term Loan Collateral Representative or ABL Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the Term Loan Agent and each Additional Agent to be modified.

Section 6.3  No Contest.  (a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral, or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement.  Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request

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by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral, or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) or (c) hereof), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) or (c) hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement.  Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Collateral, or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(c)           The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral, or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).  The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Additional Agent or any

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Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) hereof), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).  Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Obligations, none of them shall contest (or support any other Person contesting) (a) any request by any other Additional Agent or any Additional Secured Party represented by such other Additional Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) hereof), or (b) any objection by such other Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party represented by such other Additional Agent that its interests in the Collateral (unless in contravention of Section 6.1(b) hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

Section 6.4  Asset Sales.  The Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent, any Additional ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.  The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that it will not oppose any sale consented to by the Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5  Separate Grants of Security and Separate Classification.  Each Term Loan Secured Party, the Term Loan Agent, each Additional Term Secured Party and each Additional Term Agent on the one hand and each ABL Secured Party, the ABL Agent, each Additional ABL Secured Party and each Additional ABL Agent on the other hand acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Loan Collateral Documents, the Additional Term Collateral Documents and the Additional ABL Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Loan Obligations and Additional Term Obligations are fundamentally different from the ABL Obligations and the Additional

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ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the Term Loan Secured Parties, any Additional Term Secured Parties and any Additional ABL Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, Additional ABL Obligation claims, Term Loan Obligation claims and Additional Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties and the Additional ABL Secured Parties or the Term Loan Secured Parties and the Additional Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, before any distribution is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and any other Party, on behalf of itself and the Additional Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Secured Parties.

Section 6.6  Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7  ABL Obligations Unconditional.  All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Loan Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any ABL Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any

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refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Loan Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8  Term Loan Obligations Unconditional.  All rights of the Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Term Loan Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Loan Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Loan Obligations or any guarantee thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Loan Obligations, or of any of the ABL Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9  Additional Obligations Unconditional.  All rights of any Additional Agent hereunder, and all agreements and obligations of the ABL Agent, the Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Additional Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Obligations or any guarantee thereof; or

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(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Obligations, or of any of the ABL Agent, the Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10  Adequate Protection.  Except to the extent expressly provided in Section 6.1, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the Term Loan Agent and the Term Loan Secured Parties, or (z) any Additional Agent and any Additional Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Term Loan Obligations,

(b)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(c)           in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(d)           in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term

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Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to any Lien on such collateral securing the Additional ABL Obligations,

(e)           in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations,

(f)            in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Party represented thereby, agrees that any Additional ABL Agent shall also be granted a senior Lien on such collateral as security for the Additional ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the Additional ABL Obligations,

(g)           in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Term Loan Obligations, and

(h)           in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the Additional ABL Obligations shall be subordinate to the Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL

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Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby).

ARTICLE 7

Miscellaneous

Section 7.1  Rights of Subrogation.  The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred.  Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to any Additional ABL Agent or any Additional ABL Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred.  Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, such Additional ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Term Loan Agent or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred.  Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person upon request for payment thereof.

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The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred.  Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred.  Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to any Additional ABL Agent or any Additional ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred.  Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, any Additional ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are paid by such Person upon request for payment thereof.

Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to the Term Loan Agent or any Term Loan Secured

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Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred.  Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person upon request for payment thereof.

Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred.  Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, any Additional Term Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person upon request for payment thereof.

Section 7.2  Further Assurances.  The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3  Representations.  The Term Loan Agent represents and warrants to the ABL Agent and any Additional Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties.  The ABL Agent represents and warrants to the Term Loan Agent and any Additional Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties.  Any Additional Agent represents and warrants to the Term Loan Agent, the ABL Agent and any other Additional Agent that it has

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the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Secured Parties represented thereby.

Section 7.4  Amendments.  (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Term Loan Agent, the ABL Agent and any Additional Agent.  Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Term Loan Credit Agreement”, as applicable.  No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)           In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each case without the consent of, or any action by, any Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, or the interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral.  The ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or

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consent with respect to the provisions of any Term Loan Collateral Document or any Additional Term Collateral Document as set forth in this Section 7.4(b).

(c)           In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon ), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, any Additional ABL Agent or any Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional ABL Secured Parties in the ABL Priority Collateral.  The ABL Agent shall give written notice of such amendment, waiver or consent to each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional ABL Collateral Document as set forth in this Section 7.4(c).

(d)           In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, and (y) any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral).  The Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or

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consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(d).

(e)           In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional Term Collateral Document without the consent of, or any action by, any Additional Term Agent or Additional Term Secured Party (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional Term Secured Parties in the Collateral.  The applicable Term Loan Agent shall give written notice of such amendment, waiver or consent to each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional Term Collateral Document as set forth in this Section 7.4(e).

(f)            In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral).  The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment,

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waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(f).

(g)           In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and (with respect to any other Additional Term Credit Facility) each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or (with respect to any other Additional Term Credit Facility) any other Additional Term Agent or related Additional Term Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the Term Agent, on behalf of itself and the Term Loan Secured Parties, or such other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or such other Additional Term Secured Parties, as applicable, in the Collateral.  The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each such other Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(g).

(h)           In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral.  The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such

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amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(h).

(i)            In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and (with respect to any other Additional ABL Credit Facility) each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or (with respect to any other Additional ABL Credit Facility) any other Additional ABL Agent or related Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such other Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or such other Additional ABL Secured Parties in the Collateral.  The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each such other Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(i).

Section 7.5  Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Attention: Carin Keegan
Facsimile: (212) 797-5690
Telephone: (212) 250-6083

Term Loan Agent:	Deutsche Bank AG New York Branch
60 Wall Street

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New York, NY 10005
Attention: Carin Keegan
Facsimile: (212) 797-5690
Telephone: (212) 250-6083

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6  No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7  Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of Term Loan Obligations and the Discharge of Additional Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Loan Agent, any Term Loan Secured Party, any Additional Agent or any Additional Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the Term Loan Obligations or any Additional Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Loan Agent, such ABL Secured Party, such Term Loan Secured Party, such Additional Agent or such Additional Secured Party, as the case may be, herein or otherwise.  The ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8  Governing Law:  Entire Agreement.  The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9  Counterparts.  This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

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Section 7.10  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, each Additional Agent, the Additional Secured Parties and the Company and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11  Designation of Additional Indebtedness; Joinder of Additional Agents.  (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional ABL Indebtedness or Additional Term Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)            one or more Additional Agents for one or more Additional Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement;

(ii)           at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)          the Company shall have executed and delivered to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional ABL Indebtedness or Additional Term Indebtedness, as the case may be;

(iv)          all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement; and

(v)           no Event of Default shall have occurred and be continuing.

(b)           Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness,” any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility,” any holder of such Additional Indebtedness or other applicable

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Additional Secured Party shall constitute an “Additional Secured Party,” and any Additional Agent for any such Additional Secured Party shall constitute an “Additional Agent,” (ii) any designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness,” any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Credit Facility” and an “Additional Term Credit Facility,” any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Secured Party” and an “Additional Term Secured Party,” and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent” and (iii) any designated Additional ABL Indebtedness shall constitute “Additional ABL Indebtedness,” any Additional ABL Credit Facility under which such Additional ABL Indebtedness is or may be incurred shall constitute an “Additional ABL Credit Facility,” any holder of such Additional ABL Indebtedness or other applicable Additional ABL Secured Party shall constitute an “Additional ABL Secured Party,” and any Additional ABL Agent for any such Additional ABL Secured Party shall constitute an “Additional ABL Agent,” in each case for all purposes under this Agreement.  The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date.”  Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)           In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Term Loan Agent and any Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, ABL Collateral Documents, or Additional Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12  Term Loan Collateral Representative and ABL Collateral Representative; Notice of Change.  The Term Loan Collateral Representative shall act for the Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so

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act at the direction of the Requisite Term Holders from time to time.  Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative.  Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Collateral Representative shall act for the ABL Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time.  Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative.  Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice.  Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

Section 7.13  Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Term Loan Secured Parties and any Additional Secured Parties, respectively.  Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Term Loan Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14  Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15  Severability.  If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16  Attorneys Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other

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proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17  VENUE; JURY TRIAL WAIVER.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18  Intercreditor Agreement.  This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the “ABL/Term Loan Intercreditor Agreement” referred to in the Term Loan Credit Agreement and the “ABL/Term Loan Intercreditor Agreement or ABL/Secured Notes Intercreditor Agreement” referred to in any Additional Credit Facility.  Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment to the right of any Term Loan Secured Party or any Additional Term Secured Party to receive payment or of any Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the

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Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, or any Additional ABL Secured Parties, on the one hand, and the Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19  No Warranties or Liability.  The Term Loan Agent, the ABL Agent and any Additional Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Term Loan Document or any other Additional Document.  Except as otherwise provided in this Agreement, the Term Loan Agent, the ABL Agent and any Additional Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20  Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Term Loan Document or any Additional Document, the provisions of this Agreement shall govern.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the ABL Documents or any Additional Documents.

Section 7.21  Information Concerning Financial Condition of the Credit Parties.  None of the Term Loan Agent, the ABL Agent and any Additional Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Term Loan Obligations or any Additional Obligations.  The Term Loan Agent, the ABL Agent and any Additional Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances.  In the event the Term Loan Agent, the ABL Agent or any Additional Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

[Signature pages follow]

125

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

DEUTSCHE BANK AG NEW YORK BRANCH
in its capacity as the ABL Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH
in its capacity as the Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Agent and any Additional Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[ ]

By:
Name:
Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                   , 20   , by [COMPANY](1) (the “Company”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of May 25, 2011 between DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties.(2)  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                 , 20    (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].(3)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement.  Accordingly:

Section 1.  Representations and Warranties.  The Company hereby represents and warrants to the ABL Agent, the Term Loan Agent, and any Additional Agent that:

(1)           the Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)           all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)           on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2.  Designation of Additional Indebtedness.  The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [ABL] / [Term] Indebtedness under the Intercreditor Agreement.

(1)	Revise as appropriate to refer to any permitted successor or assign.

(2)	Revise as appropriate to refer to any successor ABL Agent or Term Loan Agent and to add reference to any previously added Additional Agent.

(3)	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                    , 20   , among [COMPANY] (the “Company”), DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(4) for the ABL Secured Parties, DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)(5) for the Term Loan Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Term Loan Agent [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                    , 20    (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Secured Parties (the “Joining Additional Secured Parties”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].(6)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement.  The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness and as Additional [ABL] [Term] Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,](7) hereby agrees with the ABL Agent, the Term Loan Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,](8) hereby agrees to be bound by the terms and

(4)	Revise as appropriate to refer to any successor ABL Agent.

(5)	Revise as appropriate to refer to any successor Term Loan Agent.

(6)	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

(7)	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Secured Parties represented thereby.

(8)	Revise references throughout as appropriate to refer to the party or parties being added.

provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2.  Recognition of Claims.  (a) The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Loan Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Loan Agent, any Additional Agent or any Secured Party may be entitled or subject.  The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.  The [Joining Additional Agent (for itself and on behalf of the Joining Additional Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the Term Loan Obligations [and the existence and validity of the Additional Obligations](9) and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Loan Credit Agreement, the other ABL Documents or Term Loan Documents or the Additional Credit Facility or the Additional Documents](10), as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

(9)	Add reference to any previously added Additional Obligations as appropriate.

(10)	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

2

[Add Signatures]

3

EXHIBIT C

[ABL CREDIT AGREEMENT][TERM LOAN CREDIT AGREEMENT][ADDITIONAL CREDIT FACILITY] JOINDER

JOINDER, dated as of                           , 20   , among DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(11) for the ABL Secured Parties, DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)(12) for the Term Loan Secured Parties, [list any previously added Additional Agent] [and insert name of additional Term Loan Secured Parties, Term Loan Agent, ABL Secured Parties or ABL Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent(13), [and] the Term Loan Agent(14) [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                    , 20    (the “Joining [ABL Credit Agreement][Term Loan Credit Agreement][Additional Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, Term Loan Secured Parties or Additional Secured Parties, as applicable (the “Joining [ABL Secured Parties][Term Loan Secured Parties][Additional Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [ABL][Term Loan][Additional] Agent”)].(15)

The Joining [ABL][Term Loan][Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][Term Loan Secured Parties][Additional Secured Parties],(16) hereby agrees with the Company and the other Grantors, the [ABL][ Term Loan][Additional] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining [ABL][Term Loan][Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][Term Loan Secured

(11)	Revise as appropriate to refer to any successor ABL Agent.

(12)	Revise as appropriate to refer to any successor Term Loan Agent.

(13)	Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(14)	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.

(15)	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(16)	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

Parties][Additional Secured Parties],](17) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [Term Loan] [Additional] Agent.  As of the date hereof, the Joining [ABL Credit Agreement][Term Loan Credit Agreement][Additional Credit Facility] shall be deemed [the][a] [ABL Credit Agreement] [Term Loan Credit Agreement] [Additional Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [Term Loan] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

(17)         Revise references throughout as appropriate to refer to the party or parties being added.

2

EXHIBIT P

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                ]

as ABL Agent,

and

[                ]

as Initial Junior Priority Agent

Dated as of [          ], 20[  ]

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	20

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	20
Section 2.2	Waiver of Right to Contest Liens	23
Section 2.3	Remedies Standstill	24
Section 2.4	Exercise of Rights	25
Section 2.5	[RESERVED]	26
Section 2.6	Waiver of Marshalling	26

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	26
Section 3.2	Agent for Perfection	27
Section 3.3	Sharing of Information and Access	27
Section 3.4	Insurance	28
Section 3.5	No Additional Rights for the Credit Parties Hereunder	28
Section 3.6	Actions upon Breach	28

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	28
Section 4.2	Specific Performance	30

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	31
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	31
Section 5.3	Reinstatement and Continuation of Agreement	35

ii

Page

Exhibit C	Joinder of ABL Credit Agreement or Initial Junior Priority Credit Facility

iii

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [          ], 20[  ] between [                ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties referred to below and [                  ], in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties.  Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.            Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.            Pursuant to the ABL Guaranties, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.            Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.            Pursuant to the Initial Junior Priority Guaranties, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.             The ABL Agent (on behalf of the ABL Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

F.             Pursuant to the Base Intercreditor Agreement and this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional ABL Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

G.            Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2         Other Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean [                ](1) in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Company and any Subsidiary of the Company, each in its capacity as borrower under the ABL Credit Agreement, together with their respective successors and assigns.

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral

(1)  Insert name of ABL Collateral Agent.

2

documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (other than any Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company) that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Parties” shall mean the ABL Borrower, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guaranties, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or ABL Hedging Provider, any Management Guarantee, and those other ancillary agreements as to which the ABL Agent or any ABL Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guaranties” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the ABL Guaranties), each of the Company’s Domestic Subsidiaries that is a guarantor under

3

any of the ABL Guaranties and any other Person who becomes a guarantor under any of the ABL Guaranties.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company in accordance with the terms of the ABL Collateral Documents, as designated by the Company in accordance with the terms of one ore more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the ABL Credit Agreement Lender, any ABL Bank Products Affiliate,  ABL Hedging Affiliate, ABL Bank Products Provider or ABL Hedging Provider or any Management Credit Providers under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Secured Parties” shall mean all ABL Credit Agreement Lenders together with all ABL Bank Products Affiliates, ABL Hedging Affiliates, ABL Bank Product Providers, ABL Hedging Providers and Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, any Additional Bank Products Provider or any Additional Hedging Provider, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional

4

Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, one or more Additional Credit Facility Lenders and shall include all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers and Additional Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional Guaranties), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Documents” shall mean any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between

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any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the ABL Secured Parties and Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)           prior to the Discharge of ABL Obligations, Subsection 8.14 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

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(b)           prior to the Discharge of Initial Junior Priority Obligations, Section [  ](2) of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional ABL Indebtedness” by the Company in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Provider or Additional Hedging Provider, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding),

(2)           Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

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reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)           prior to the Discharge of ABL Obligations, Subsection 8.13 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)           prior to the Discharge of Initial Junior Priority Obligations, Section [  ](3) of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.  In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(3)                              Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

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“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Base Intercreditor Agreement” shall mean the ABL/Term Loan Intercreditor Agreement, dated as of May 25, 2011, by and among Deutsche Bank AG New York Branch, as ABL Agent, Deutsche Bank AG New York Branch, as Term Loan Agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the ABL Borrowers, the Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party (as defined under the Base Intercreditor Agreement), any Term Loan Secured Party (as defined under the Base Intercreditor Agreement) or any Additional Secured Party (as defined under the Base Intercreditor Agreement) or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if

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at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment), (or, if there is no continuing Agent (as defined under the Base Intercreditor Agreement) other than any Designated Agent, as designated by the Company)), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (as defined under the Base Intercreditor Agreement) (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company)), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company, in each case provided in clauses (a), (b), (d) and (to the extent relating to any such clause) (f) above only, maturing within twelve months after the date of acquisition.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean Emergency Medical Services Corporation, a Delaware corporation, and any successor in interest thereto.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the ABL Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable

“Credit Parties” shall mean the ABL Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

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“Designated Agent” shall mean any Party that the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated.  Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations at such time and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

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“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)           the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)           the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)           the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)           the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)           the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)            the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)           the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)           the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

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“Guarantor” shall mean any of the ABL Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement..

“Hedging Provider” shall mean any ABL Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Holdings” shall mean CDRT Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) , which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of  letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [          ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time an Initial Junior Priority Bank Products Affiliate hereunder with respect to more than one Credit Facility).

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“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of the Initial Junior Priority Collateral Documents , as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [          ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” as defined in the Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement.  Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean one or more Initial Junior Priority Credit Facility Lenders and shall include all Initial Junior Priority Bank Products Affiliates, Initial Junior Priority Hedging

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Affiliates, Initial Junior Priority Bank Products Providers and Initial Junior Priority Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guaranties, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guaranties” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [          ](4), and all other guaranties of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guaranties and any other Person who becomes a guarantor under any of the Initial Junior Priority Guaranties.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Credit Party or an Affiliate of an Initial Junior Priority Credit Party on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

(4)           Describe guarantee arrangements.

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“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, including any Initial Junior Priority Bank Products Affiliates or Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Provider or Initial Junior Priority Hedging Provider, under any Initial Junior Priority Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)           all Initial Junior Priority Obligations; and

(2)           any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the

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Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity.  The Junior Priority Representative shall initially be the Initial Junior Priority Agent.

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of the Term Loan Collateral Documents.

“Management Guarantee” shall have the meaning assigned to such term in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect).

“Original Initial Junior Priority Credit Facility” shall mean the [          ](5), dated as of [         ], among [          ], as such agreement may be amended, supplemented, restated, waived or otherwise modified from time to time.

(5)                                Describe the Initial Junior Priority Credit Facility.

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“Original ABL Credit Agreement” shall mean that certain Credit Agreement dated as of May 25, 2011, by and among the ABL Borrowers, Holdings, Deutsche Bank AG New York Branch, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean any of the ABL Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure; provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure under the applicable Series of Senior Priority Debt.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the ABL Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the ABL Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

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(1)           all ABL Obligations; and

(2)           any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the ABL Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Senior Priority Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments of the Senior Priority Creditors (as applicable) to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility) plus (b) as to any other facility, the outstanding principal amount of Senior Priority Obligations (as applicable) thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by a ABL Collateral Document to the ABL Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “ABL Collateral Representative” as defined under the Base Intercreditor Agreement.  The Senior Priority Representative shall initially be the ABL Agent.

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

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“Term Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3         Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1         Agreement to Subordinate.

(a)           Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable

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law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)             any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)            any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)           any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)          except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)           Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated

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or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)           Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.  Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein.  Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(d)           The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto.

(e)           The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(f)            Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z)

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one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(g)           The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person.  The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person.  The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(h)           So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that Holdings or any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(h) shall be subject to Section 4.1(e).

Section 2.2         Waiver of Right to Contest Liens.

(a)           Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)           The assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

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Section 2.3         Remedies Standstill.

(a)           Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the date upon which the Discharge of Senior Priority Obligations shall have occurred, such Junior Priority Agent and such Junior Priority Creditors:

(i)             will not Exercise Any Secured Creditor Remedies with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)            will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the date upon which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b)           Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable.  The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

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Section 2.4         Exercise of Rights.

(a)           No Other Restrictions.  Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1.  Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents.  Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)           Release of Liens.  Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in

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connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under Clause (C)  shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action.  In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement.  Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5         [RESERVED].

Section 2.6         Waiver of Marshalling.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1         Certain Actions Permitted.  Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations,

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(c) the Junior Priority Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2         Agent for Perfection.

(a)           Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)           None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)           [RESERVED].

(d)           Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3         Sharing of Information and Access.  In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.  In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Senior Priority Collateral, such Senior Priority Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Senior Priority Agent such books and records for inspection and duplication or provide to such Senior Priority Agent copies thereof.

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Section 3.4         Insurance.  Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral.  Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral.  Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5         No Additional Rights for the Credit Parties Hereunder.  Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6         Actions upon Breach.  If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties.  Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1         Application of Proceeds.

(a)           Revolving Nature of Certain ABL Obligations.  Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the ABL Credit Agreement may include a revolving commitment, that in the ordinary course of business the ABL Agent and ABL Credit Agreement Lenders may apply payments and make advances thereunder and (ii) the amount of ABL Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of ABL Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of ABL Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by

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the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the ABL Agent or any ABL Credit Agreement Lender commences the Exercise of Any Secured Creditor Remedies, all amounts received by any the ABL Agent or such ABL Credit Agreement Lender shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)           Revolving Nature of Certain Additional Obligations.  Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c)           Application of Proceeds of Collateral.  This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) second and 4.1(d) third of the Base Intercreditor Agreement.  The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until a Discharge of Senior Priority Obligations shall have occurred and then only after such Discharge of Senior Priority Obligations shall have occurred to the Junior Priority Obligations.

(d)           Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement.  In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(e)           Turnover of Cash Collateral After Discharge.  Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to Term Loan Priority Collateral,

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upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative (if a Junior Priority Agent other than a Designated Agent) may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2         Specific Performance.  Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1         Notice of Acceptance and Other Waivers.

(a)           All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)           None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement.  Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement.  Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2         Modifications to Senior Priority Documents and Junior Priority Documents.

(a)           Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured

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Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)         otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)           Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

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(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)         otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)           Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [          ], 20[  ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[          ], as ABL Agent, [          ], as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)           Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement,each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

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(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)         otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)           Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)            subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)           amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)          release its Lien on any Collateral or other Property;

(v)           exercise or refrain from exercising any rights against any Credit Party or any other Person;

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(vi)          retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)         otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)            The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof.  If the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3         Reinstatement and Continuation of Agreement.  If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery.  If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations.  No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

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ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1         DIP Financing.

(a)           If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time and prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, the Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)           All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2         Relief from Stay.  Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3         No Contest.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior

36

Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4         Asset Sales.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5         Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6         Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7         Senior Priority Obligations Unconditional.  All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Senior Priority Document;

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(b)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)           any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d)           the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8         Junior Priority Obligations Unconditional.  All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Junior Priority Document;

(b)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)           any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d)           the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9         Adequate Protection.  Except as expressly provided in this Agreement (including, without limitation, Section 6.1), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of additional collateral comprising

38

assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).

ARTICLE VII

MISCELLANEOUS

Section 7.1         Rights of Subrogation.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors shall have occurred.  Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2         Further Assurances.  The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3         Representations.  The ABL Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties.  The Initial Junior

39

Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors.  Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4         Amendments.

(a)           No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the ABL Agent, the Initial Junior Priority Agent and any Additional Agent.  Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable.  No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof).  Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)           In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral.  The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5         Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally

40

served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

Initial Junior Priority Agent:	[ ]
[ ]
Attention: [ ]
Facsimile: [ ]
Telephone: [ ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6         No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7         Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise.  The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

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Section 7.8         Governing Law; Entire Agreement.  The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9         Counterparts.  This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10       No Third-Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11       Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)           The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)             one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)            at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)           the Company shall have executed and delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv)          all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement; and

(v)           no Event of Default shall have occurred and be continuing.

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No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)           Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement.  The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness.  Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)           In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any ABL Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12       Senior Priority Representative; Notice of Senior Priority Representative Change.  The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time.  Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative.  Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice.   Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

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Section 7.13       ABL Collateral Representative.  Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the date upon which the Discharge of the Senior Priority Obligations shall have occurred, (x) such Junior Priority Agent shall be ineligible to act as the “ABL Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “ABL Collateral Representative” under the Base Intercreditor Agreement the Additional Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not obligations, (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite ABL Holders” under the Base Intercreditor Agreement and (z) the Additional ABL Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite ABL Holders” under the Base Intercreditor Agreement.

Section 7.14       Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively.  Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15       Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16       Severability.  If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17       Attorneys’ Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18       VENUE; JURY TRIAL WAIVER.

(a)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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(b)           EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19       Intercreditor Agreement.  This Agreement is the Junior Lien Intercreditor Agreement referred to in the ABL Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility.  Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20       No Warranties or Liability.  Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Initial Junior Priority Document or any other Additional Document.  Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21       Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern.  Notwithstanding the foregoing, in the even of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the ABL Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22       Information Concerning Financial Condition of the Credit Parties.  No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable.  Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances.  In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to

45

provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

[Signature pages follow]

46

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as ABL Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], in its capacity as Senior Priority Representative

By:
Name:
Title:

By:
Name:
Title:

[ ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[ ], in its capacity as Additional Agent

By:
Name:
Title:](6)

(6)                                Add signature block for any Additional Agents.

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

HOLDINGS

By:
Name:
Title:

BORROWER

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                          , 20     , by [COMPANY](7) (the “Company”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [          ], 20[  ], among [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, [                     ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[                     ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].(8)  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                      , 20       (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].(9)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement.  Accordingly:

Section 1.  Representations and Warranties.  The Company hereby represents and warrants to the ABL Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)           The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)           all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)           on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2.  Designation of Additional Indebtedness.  The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

(7)                                Revise as appropriate to refer to any permitted successor or assign.

(8)                              Revise as appropriate to refer to any successor Term Loan Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.

(9)           Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Ex. A-2

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                         , 20      , among [COMPANY], a Delaware corporation (“Company”), [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(10) for the ABL Secured Parties, [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)(11) for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [          ], 20[  ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                         , 20       (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].(12)

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement.  The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,](13) hereby agrees with the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,](14) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

(10)                            Revise as appropriate to refer to any successor Term Loan Agent.

(11)                            Revise as appropriate to refer to any successor Initial Junior Priority Agent.

(12)                            Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

(13)                            Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

(14)                            Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2.  Recognition of Claims.  The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject.  The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.  The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the ABL Obligations and the existence and validity of the Initial Junior Priority Obligations(15) and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Initial Junior Priority Credit Facility or other ABL Documents or Initial Junior Priority Documents,(16) as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

(15)                          Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

(16)         Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Ex. B-2

EXHIBIT C

[ABL CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of                            , 20         , among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)(17) for the ABL Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)(18) for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional ABL Secured Parties, ABL Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [              ], 20[  ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent(19), [and] the Initial Junior Priority Agent(20) [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                       , 20     (the “Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [ABL Credit Agreement][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL][Initial Junior Priority] Agent”)].(21)

The Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority](22) Secured Parties, hereby agrees with the Company and the other Grantors, the [ABL][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority] Secured Parties,](23) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL][Initial Junior Priority] Agent.  As of the date

(17)                            Revise as appropriate to refer to any successor ABL Agent.

(18)                            Revise as appropriate to refer to any successor Initial Junior Priority Agent.

(19)                            Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(20)                            Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.

(21)                            Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(22)                            Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

(23)                            Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-1

hereof, the Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

Ex. C-2

EXHIBIT Q

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(b) of the Credit Agreement, dated as of May 25, 2011 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among CDRT Merger Sub, Inc. (“Merger Sub”), a Delaware corporation that is to be merged with and into Emergency Medical Services Corporation, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other Agents party thereto from time to time.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.             I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller] of the Parent Borrower.

2.             I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as an officer of the Parent Borrower.  The matters set forth herein are true to my knowledge after reasonable inquiry.

3.             I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that (i) Holdings and the Parent Borrower and its Restricted Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them, and (ii) no Default or an Event of Default has occurred and is continuing [,except for                  ].

4.             Attached hereto as ANNEX 2 are the reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the four (4) fiscal quarters ended [                            ], and if applicable, proof of compliance with Subsection 8.1.

5.             Attached hereto as ANNEX 3 are any Loan Party DDAs and Loan Party Concentration Accounts opened or acquired by Holdings, the Parent Borrower or its Restricted Subsidiaries during the accounting period covered by the Financial Statements, which Annex includes with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank accounts(s)) maintained with such depository; and (iii) a contact person at such depository.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this                       day of                       , 20[      ].

EMERGENCY MEDICAL SERVICES CORPORATION, as Parent Borrower.

By:
Name:
Title:

2

ANNEX 1
to
Exhibit Q

[Applicable Financial Statements To Be Attached]

Compliance
Certificate

ANNEX 2
to
Exhibit Q

The information described herein is as of [                    ,         ](1) (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [           , 2011] to the Computation Date (the “Relevant Period”).

Consolidated Fixed Charge Coverage Ratio

(1)                              Insert the last day of the respective month, fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

Compliance
Certificate

ANNEX 3
to
Exhibit Q

Legal Entity Name	Depository Account Name/ Business Entity Name	Depository Name and Address	Account Number	Contact Person at Depository	Type of Account(2)

(2)                              Loan Party DDA or Loan Party Concentration Account

EXHIBIT R
to
CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB, INC., a Delaware corporation that was merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”),  DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.  Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

__________________________ (the “Assignor”) and __________________________ (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of its Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].(1) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, Holdings, the Borrower, any of its Subsidiaries, any Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, its Subsidiaries, the Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such may have against the Assignee, Holdings, its Subsidiaries, the Agents, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or the other Lenders.

3.             The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption (ii) it is an Affiliated Lender; (iii) [each of the terms and conditions set forth Section 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Assignment and Assumption;](2); (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsection 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) [agrees that it shall not be permitted to attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information;](3) (e)  appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

(1)  Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

(2)  Insert if Assignee is not an Affiliated Debt Fund.

(3)  Insert if Assignee is not an Affiliated Debt Fund.

4.             [The Assignee hereby confirms, in accordance with Subsection 11.6(h)(iv) of the Credit Agreement, that it will comply with the requirements of such subsection.](4)

5.             The effective date of this Assignment and Assumption shall be [__________], [______] (the “Transfer Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6.             Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.             From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 thereof.

8.             Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Assumption shall not be effective unless such consents shall have been obtained.

9.             This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

(4)  Insert if Assignee is not an Affiliated Debt Fund.

SCHEDULE 1
to
EXHIBIT R

ASSIGNMENT AND ASSUMPTION

Re:  Credit Agreement (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of May 25, 2011, among CDRT MERGER SUB, INC., a Delaware corporation that was merged with and into EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein and together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as an issuing lender, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), and as swingline lender.

Name of Assignor:  Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders		Amount of Commitment/Loans under Credit Facility Assigned
	________________________________	%	$	_________________________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1
to
EXHIBIT R

Accepted for recording in the Register:		Consented To:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent		[EMERGENCY MEDICAL SERVICES CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:](5)

By:		DEUTSCHE BANK AG NEW YORK BRANCH,
	Name:		as Administrative Agent
Title:
By:
Name:
Title:

By:
Name:
Title:

(5)  Insert only as required by Section 11.6 of the Credit Agreement.

2